     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                ATG GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4813                            94-3344665
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                              110 STONY POINT ROAD
                                  SECOND FLOOR
                          SANTA ROSA, CALIFORNIA 95401
                                 (707) 284-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              CLIFFORD G. RUDOLPH
                            CHIEF EXECUTIVE OFFICER
                                ATG GROUP, INC.
                              110 STONY POINT ROAD
                                  SECOND FLOOR
                          SANTA ROSA, CALIFORNIA 95401
                                 (707) 284-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              LARRY W. SONSINI, ESQ.                               THOMAS R. BROME, ESQ.
              ANDREW J. HIRSCH, ESQ.                              CRAVATH, SWAINE & MOORE
               DANIEL R. MITZ, ESQ.                                   WORLDWIDE PLAZA
               BRET M. DIMARCO, ESQ.                                 825 EIGHTH AVENUE
         WILSON SONSINI GOODRICH & ROSATI                        NEW YORK, NEW YORK 10019
             PROFESSIONAL CORPORATION                                 (212) 474-1000
                650 PAGE MILL ROAD
                PALO ALTO, CA 94304
                  (650) 493-9300

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                    PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                         AGGREGATE                              AMOUNT OF
      SECURITIES TO BE REGISTERED                   OFFERING PRICE(1)                     REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0001 par value per
  share.................................              $200,000,000                              $52,800
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2) Calculated pursuant to Rule 457(a) under the Securities Act of 1933 based on an estimate of the proposed maximum aggregate offering price.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED             , 2000
PROSPECTUS
                                                  SHARES

                             [ATG GROUP, INC. LOGO]
                                ATG GROUP, INC.
                                  COMMON STOCK
                              $         PER SHARE
                               ------------------

     We are selling          shares of our common stock. The underwriters named
in this prospectus may purchase up to                additional shares of our
common stock from us under certain circumstances.

     This is an initial public offering of our common stock. We expect the
initial public offering price to be between $          and $          per share
and we have applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "ATGG."

                               ------------------

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                              PER SHARE     TOTAL
                                                              ---------    --------
Public Offering Price                                         $            $
Underwriting Discount                                         $            $
Proceeds to ATG Group, Inc. (before expenses)                 $            $

     The underwriters are offering the shares subject to various conditions. The underwriters expect to deliver the shares to purchasers on or about
            , 2000.

                               ------------------

SALOMON SMITH BARNEY
              CREDIT SUISSE FIRST BOSTON
                              LEHMAN BROTHERS
                                           FIRST UNION SECURITIES, INC.
                                                     J.P. MORGAN & CO.

            , 2000

                               [INSIDE COVER ART]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                               ------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    2
Risk Factors................................................    7
Use of Proceeds.............................................   15
Dividend Policy.............................................   15
Capitalization..............................................   16
Dilution....................................................   17
Selected Historical Financial and Operating Information of
  ATG Group, Inc. ..........................................   18
Unaudited Pro Forma Condensed Consolidated Statement of
  Operations................................................   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   22
Business....................................................   27
Management..................................................   46
Certain Relationships and Related Transactions..............   58
Principal Stockholders......................................   60
Description of Capital Stock................................   62
Shares Eligible for Future Sale.............................   64
Underwriting................................................   66
Legal Matters...............................................   68
Experts.....................................................   68
Where You May Find Additional Information...................   68
Index to Consolidated Financial Statements..................  F-1

                            ------------------------

     We have applied to register some of our logos as trademarks.

     Until                  , 2000 (25 days after the date of this prospectus),
all dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     This summary highlights information that we believe is especially important concerning our business and the offering. As a summary, it is necessarily incomplete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially "Risk Factors" beginning on page 7 and our consolidated financial statements and the accompanying notes. Except as otherwise required by the context, references in this prospectus to "ATG", "we", "us", or "our" refer to the combined business of ATG Group, Inc. and our direct and indirect subsidiaries.

                                  OUR COMPANY

     We are a rapidly growing facilities-based integrated communications provider offering bundled Internet, broadband data and traditional voice communications services. We target markets comprised of clusters of third and fourth tier cities that we believe are underserved by the incumbent local and long distance carriers. We currently offer Internet, data and traditional voice services in eight markets. We expect to commence operations in five additional markets by the end of the year and in another 15 markets by the end of 2001. Our goal is to create a national footprint by offering services in selected markets throughout the United States by the year 2005.

     In each of our markets we strive to be the provider of choice, offering one-stop, bundled communications solutions to our customers on a single, easy to understand, monthly invoice. We focus our sales and marketing efforts on small and medium-sized business customers as we believe there is significant unmet demand from these businesses for advanced broadband communications solutions, competitive pricing and responsive local service. We employ local sales, customer service and technical support personnel in each of our markets, supported by our customized back office systems, to enable us to respond quickly to the needs of our customers. We maintain highly visible retail offices in each market and encourage existing and prospective customers to visit us and receive demonstrations of our advanced Internet, data and voice communications services.

     We design and construct capital efficient networks to allow us to enter each of our target markets quickly. This allows us to capitalize on the significant growth in national Internet usage as well as the increasing demand for locally supported and integrated communications services from small and medium-sized businesses, Internet service providers, telecommuters and other information dependent users. Our scalable and flexible network architecture allows us to build a network that connects cities within a market to a centrally located transmission and switching infrastructure. To reduce costs and to accelerate our entry into markets we often lease or buy existing fiber optic transport facilities from other carriers.

     We expect to expand our network to meet customer demand for bundled communications solutions. As of March 31, 2000, we served 15,460 customers with 57,616 facilities-based and resale access lines, including 423 DSL connections. We believe that our services, coupled with superior local customer support, will increase customer loyalty as well as provide cost effective communications solutions to our target customers. As of March 31, 2000 our facilities-based customers have signed contracts with an average term of 3.1 years and 71% of our facilities-based customers have purchased two or more of our services.

                                OUR OPPORTUNITY

     According to International Data Corporation, the market for communications services is growing rapidly in the United States. In 1999, the voice and data segments of the communications market generated approximately $230 billion in total annual revenue and is expected to grow at a rate of four to six percent annually over the next four years. Industry experts estimate that the Internet and data segments of the telecommunications market will grow from $38 billion in 1998 to $82 billion in 2002, a compounded annual growth rate of 21.1%. Much of this growth is expected to result from an increased demand for e-mail, web hosting services, e-commerce, collaborative workflow and real-time video services and applications.

                                  OUR STRATEGY

     We are pursuing an aggressive growth strategy to become the provider of choice to small and medium-sized businesses in our target markets throughout the United States, offering one-stop, bundled communications solutions. The key components of our business strategy are the following:

        - bring services to underserved markets;

        - target small and medium-sized businesses;

        - provide bundled services with a single point of contact;

        - employ a local approach to sales and customer service;

        - build capital efficient local networks;

        - leverage our state-of-the-art, scalable operating support and back office systems;

        - leverage our proven management team; and

        - accelerate growth through strategic acquisitions.

                                 OUR INVESTORS

     To date we have raised $280 million in equity financing from a group of investors that include entities affiliated with: Alta Communications, AT&T Ventures, Centennial Fund, L.P., First Union Capital Markets, J.P. Morgan Capital Corporation, Norwest Venture Partners, Telecom Partners and Texas Pacific Group.

                             CORPORATE INFORMATION

     Our principal executive offices are at 110 Stony Point Road, Second Floor, Santa Rosa, California 95401. Our telephone number is (707) 284-5000. We were incorporated in Delaware in March 1999 and our predecessor was incorporated in Delaware in July 1998.

                                  THE OFFERING

Common stock offered..........             shares

Common stock outstanding after
this offering.................             shares

Proposed Nasdaq National
Market symbol.................   "ATGG"

Use of proceeds...............   We intend to use the net proceeds of this
                                 offering primarily to fund capital
                                 expenditures, for potential acquisitions, to redeem all outstanding redeemable preferred stock, to fund working capital and operating losses and for general corporate purposes. See
                                 "Use of Proceeds."

Risk factors..................   Investing in shares of our common stock
                                 involves risk. See "Risk Factors" for a
                                 discussion of matters you should consider before investing in shares of our common stock.

     The above information is based on 114,682,857 shares outstanding as of March 31, 2000 and:

      - gives effect to the issuance and sale of 35,485,605 shares of our Series D Preferred Stock on April 13, 2000;

      - excludes 12,426,750 shares of common stock reserved for issuance under our 1998 Stock Option Plan, of which 10,426,750 shares were subject to outstanding options with a weighted average exercise price of $1.283 per share, and 2,000,000 shares were available for future grants;

      - excludes 17,202,429 shares that will be available for issuance under our 2000 Equity Incentive Plan after the completion of the offering;

      - excludes 5,800,000 shares that will be available for issuance under our 2000 Employee Stock Purchase Plan after the completion of the offering; and

      - excludes the issuance of 171,900 shares issued to acquire all of the outstanding stock of a private company in April 2000.

     The information in this prospectus, other than the financial pages and selected financial information:

      - assumes the redemption of all outstanding shares of our redeemable preferred stock and the conversion of all of our other outstanding shares of preferred stock into 109,878,471 shares of common stock upon the completion of this offering;

      - assumes that the underwriters will not exercise their option to purchase
        up to           additional shares of common stock to cover
        over-allotments; and

      - reflects the mid-point of the range of the estimated initial public
        offering price of $     per share.

     SUMMARY HISTORICAL CONSOLIDATED AND PRO FORMA FINANCIAL AND OPERATING
                                  INFORMATION

     The summary consolidated financial and operational data set forth below should be read in conjunction with our financial statements and notes to our financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations", included elsewhere in this prospectus. The statement of operations data for the period from inception (July 22, 1998) to December 31, 1998 and for the year ended December 31, 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our audited financial statements included elsewhere in this prospectus.

     The pro forma statement of operations data gives effect to our acquisition of Shared Communications as if it had occurred on January 1, 1999. The pro forma financial data set forth below may not be indicative of our financial condition or results of operations had the acquisition actually occurred on the dates assumed, nor do they purport to be indicative of our future financial position or results of operations.

                                                          PERIOD FROM INCEPTION                   PRO FORMA
                                                             (JULY 22, 1998)       YEAR ENDED     YEAR ENDED
                                                             TO DECEMBER 31,      DECEMBER 31,   DECEMBER 31,
                                                                  1998                1999           1999
                                                          ---------------------   ------------   ------------
                                                                                                 (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.................................................         $    --           $  23,358       $ 50,033
Cost of services........................................              --              16,197         33,870
                                                                 -------           ---------       --------
  Gross profit..........................................              --               7,161         16,163
Costs and expenses:
  Selling, general and administrative...................           2,498              22,571         29,823
  Depreciation and amortization.........................               5               4,622          7,997
                                                                 -------           ---------       --------
    Total costs and expenses............................           2,503              27,193         37,820
                                                                 -------           ---------       --------
Loss from operations....................................          (2,503)            (20,032)       (21,657)
Interest expense........................................              --              (3,892)        (9,386)
Interest and other income...............................             111                 801            473
                                                                 -------           ---------       --------
Net loss before taxes...................................          (2,392)            (23,123)       (30,570)
Provision for income taxes..............................              (1)                 (5)            (5)
                                                                 -------           ---------       --------
Net loss................................................          (2,393)            (23,128)       (30,575)
Dividends on preferred stock............................            (349)             (5,053)        (5,053)
                                                                 -------           ---------       --------
Net loss attributed to common stockholders..............         $(2,742)          $ (28,181)      $(35,628)
                                                                 =======           =========       ========
Basic and diluted net loss per share....................         $ (0.75)          $   (7.06)      $  (8.93)
                                                                 =======           =========       ========
Shares used in computing basic and diluted net loss per
  share.................................................           3,650               3,989          3,989
                                                                 =======           =========       ========

                                                              PERIOD FROM INCEPTION
                                                                 (JULY 22, 1998)       YEAR ENDED
                                                                 TO DECEMBER 31,      DECEMBER 31,
                                                                      1998                1999
                                                              ---------------------   ------------
                                                                         (IN THOUSANDS)
OTHER FINANCIAL DATA:
Capital expenditures........................................         $  (394)          $ (72,827)
Net cash used in operating activities.......................          (1,727)            (23,242)
Net cash used in investing activities.......................            (394)           (141,452)
Net cash provided by financing activities...................          27,015             159,891
EBITDA......................................................          (2,498)            (15,410)

     EBITDA consists of net loss excluding net interest, taxes, depreciation and amortization. We have provided EBITDA because it is a measure of financial performance commonly used for comparing companies in the telecommunications industry in terms of operating performance, leverage and ability to incur service debt. EBITDA provides an alternative measure of cash flow from operations. You should not consider EBITDA as a substitute for operating loss, as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. We may calculate EBITDA differently from other companies. For further information, see our financial statements and related notes contained elsewhere in this prospectus.

                                                                                     AS ADJUSTED
                                                              AS OF DECEMBER 31,        AS OF
                                                              -------------------    DECEMBER 31,
                                                               1998        1999          1999
                                                              -------    --------    ------------
                                                                                     (UNAUDITED)
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $24,894    $ 20,091    $
Working capital.............................................   24,233      11,028
Property and equipment, net.................................      389      80,073          80,073
Intangibles, net............................................       --      69,245
Total assets................................................   25,389     192,387
Long-term debt, net of current portion......................       --      70,204          70,204
Stockholders' equity........................................   22,623      95,833

     The as adjusted balance sheet data as of December 31, 1999 gives effect to the issuance of 39,428,498 shares of Series D Preferred Stock at a per share price of $4.44 in April 2000, the conversion of all outstanding preferred stock into common stock, the redemption of our redeemable preferred stock upon the
closing of the offering and the sale of        shares of common stock in this
offering at the initial public offering price of $     per share, the mid-point
of the range of the estimated initial public offering price, after deducting estimated underwriting discounts and commissions and offering expenses.

                                                                    AS OF
                                                                MARCH 31, 2000
                                                                --------------
                                                                 (UNAUDITED)
OPERATING DATA:
Access lines in service, including DSL connections..........        57,616
Number of class 5 voice switches deployed...................             5
Number of employees.........................................           472
Number of customers.........................................        15,460
Markets in operation........................................             8
Collocations in service.....................................            22

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. Before you invest in our common stock, you should consider carefully the risks described below, together with all of the other information included in this prospectus. If any of the risks described below were to occur, our business, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose part or all of your investment.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED HISTORY OF OPERATIONS, AND YOU THEREFORE HAVE LIMITED INFORMATION ON WHICH TO BASE YOUR INVESTMENT DECISION.

     We began providing facilities-based telecommunications services in our first market in July 1999. Substantially all of our revenue to date has been derived from the resale business of Shared Communications, which we acquired in July 1999. Many of our facilities-based services are new or have recently been introduced in new markets. Therefore, you have limited historical financial information upon which to evaluate how we may perform in the future. We cannot assure you that we will be able to compete successfully in the integrated communications provider business.

WE HAVE A HISTORY OF NEGATIVE CASH FLOW AND MAY NEVER BECOME PROFITABLE.

     While we have developed our business and expanded our networks and markets, we have incurred negative cash flow from operations of $1.7 million for the period ended December 31, 1998 and $23.2 million for the year ended December 31, 1999. Because our business plan envisions continued expansion, we expect our negative cash flow to continue for the next several years. This may materially impede our ability to pursue our business strategy.

     If we cannot achieve profitability from our operating activities, we may not be able to meet our:

     - capital expenditure requirements;

     - debt service obligations; or

     - working capital needs.

OUR FUTURE GROWTH WILL REQUIRE SIGNIFICANT CAPITAL AND IF WE DO NOT OBTAIN NEEDED FINANCING OUR ABILITY TO IMPLEMENT OUR BUSINESS STRATEGY COULD BE IMPAIRED.

     Implementation of our business plan will require significant amounts of capital. Historically, we have funded our operating losses and capital expenditures from the proceeds of equity offerings and through debt financing. Although we anticipate that our existing funds, amounts available under our credit facility and the net proceeds of this offering will allow us to fund capital expenditures, operating expenses and debt service obligations for our 16 approved markets and 12 additional average-sized markets, changes in the rate at which we enter new markets, acquisitions or other factors could require us to raise additional capital to continue expanding our business. Additional debt we may incur during the next few years to finance our expansion could require us to dedicate a substantial portion of our future cash flow from operations to the payment of the principal and interest. This could reduce the funds available for other business purposes, limit our ability to obtain additional financing and place us at a competitive disadvantage compared to competitors who have less debt than we do.

     We cannot be certain that additional financing will be available to us on acceptable terms when required, or at all. In addition, the terms of our existing bank credit facility limit our ability to incur additional debt or sell some types of preferred stock. If we do not obtain needed financing, our ability to implement our business strategy could be impaired.

OUR RELIANCE ON AND THE CONDUCT OF THE INCUMBENT LOCAL TELEPHONE COMPANIES COULD CAUSE US TO LOSE CUSTOMERS.

     We depend on facilities leased or purchased from, and interconnection agreements with, the incumbent local telephone companies in our markets. These companies are our competitors and currently dominate the provision of telecommunication services in our markets. While federal legislation regulating the telecommunications industry has enhanced competition in the local service market by requiring the incumbent local telephone companies to provide access to their networks through interconnection agreements and to offer access to portions of their network and retail services at prescribed rates to other telecommunications carriers, our failure to negotiate required lease or interconnection agreements or to continue or renew existing lease or interconnection arrangements on terms favorable to us could result in interruptions in service and, in turn, customer dissatisfaction and the loss of potential and existing customers as well as having an adverse financial impact on our business.

     We are and will continue to be dependent on facilities leased or purchased from incumbent local telephone companies to assure uninterrupted service and competitive services. Blocked calls result in customer dissatisfaction and risk the loss of business. Interconnection agreements typically have short terms and require periodic renegotiation. If the terms of any interconnection agreements are not favorable to us, our business may be adversely affected. In addition, the prices set forth in our interconnection agreements may be subject to significant rate increases at the discretion of the regulatory authority in each state in which we operate. We cannot assure you that the rates charged to us under the interconnection agreements will allow us to offer low enough usage rates to attract and retain customers.

     The pace at which we are able to add new customers and services could also be adversely affected if the incumbent local telephone companies do not provide us with necessary collocation space, intercompany network connections, installation of business access lines and the means to share information about customer accounts, service orders and repairs on a timely basis. These items are sometimes referred to as unbundled network elements. The rules governing which unbundled network elements the incumbent local telephone companies must provide and the cost methodology for providing these elements are currently under FCC and judicial review. Incumbent local telephone companies may not provide adequate service quality over the portions of the network which they control, impairing our reputation with existing customers who can choose to switch to other service providers including the incumbent local telephone company.

     Interconnection agreements are similarly subject to review and approval by various federal and state regulators. In addition, parties to the agreements may seek to have the agreements modified based upon the outcome of regulatory or judicial rulings occurring after the dates of the agreements. The outcome of these rulings could materially harm our business. In addition, aspects of interconnection agreements, including the price and economic terms of these agreements, have been subject to litigation and regulatory action. See
"Business -- Government Regulation" for a more complete description of these developments.

THE RISKS ASSOCIATED WITH OUR RAPID GROWTH STRATEGY AND ACQUISITIONS COULD HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

     Our business plan contemplates rapid expansion of our operations. Our failure to properly manage our growth could adversely effect the continued implementation of our business strategy. We cannot assure you that we can:

     - accurately assess the market opportunity in the markets we enter;

     - effectively allocate or obtain management resources;

     - expand our employee base with highly-skilled personnel;

     - implement reliable financial and management systems and controls;

     - control expenses; or

     - obtain and maintain necessary approvals in any additional jurisdiction.

     Our strategy also anticipates expansion into additional markets through strategic acquisitions. We cannot assure you that we will be able to identify suitable acquisition candidates in the future or successfully compete with other bidders for targeted acquisitions. Our inability to complete strategic acquisitions could negatively impact our planned growth and expansion into additional markets. Evaluating potential acquisitions and the acquisition process itself may divert our management's time from current operations. In addition, integrating acquired businesses into our operations can be difficult and time-consuming. We cannot assure you that:

     - we will successfully integrate the operations and personnel of acquired businesses into our operations;

     - we will not encounter unexpected difficulties in acquired markets where we have little experience;

     - the integration of acquired businesses into our business will not be more expensive or take longer than anticipated; or

     - relationships with employees or customers of the acquired businesses will not be impaired as a result of changes in management or other changes.

IF WE ARE UNABLE TO DEVELOP AND INTEGRATE OUR OPERATING SUPPORT SYSTEMS, WE MAY BE UNABLE TO EFFECTIVELY BILL OUR CLIENTS, PROVIDE GOOD CUSTOMER SERVICE OR PROVIDE TIMELY INFORMATION TO OUR MANAGEMENT.

     Sophisticated and effective back office information and processing systems are vital to our growth and our ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. Our development and implementation of these systems rely on choosing and integrating products and services offered by third party vendors to produce efficient operational solutions. We cannot assure you that the development of our systems will be successful or that they will perform as expected as we grow our customer base. We are developing our operating support system capabilities to accommodate new products and enhanced services and to allow smooth integration of acquired businesses. We cannot assure you that these integrated systems will be successfully developed or implemented on a timely basis or that they will be implemented at all. Nor can we assure you that, once implemented, they will perform as expected. Risks to our business associated with our operating support systems include:

     - our failure to adequately identify all of our information and processing needs;

     - failure by vendors to deliver their products and services in a timely and effective manner and at acceptable costs;

     - our failure to integrate new products or services effectively;

     - equipment failure related to our information and processing systems; and

     - the possibility that our systems will contain undetected software errors.

     Furthermore, as our vendors revise and upgrade their hardware, software and equipment technology, we could encounter difficulties in integrating the new technology into our business, or the new systems may not be appropriate for our business. In addition, license agreements with third party vendors may not be renewed or may be canceled.

OUR RELIANCE ON LEASED TRANSPORT FACILITIES AND OTHER THIRD PARTY PROVIDERS COULD MATERIALLY HARM OUR BUSINESS.

     We currently lease a substantial portion of our transport facilities, particularly our fiber optic lines, as well as other unbundled network elements, from third parties. We expect to continue to lease a substantial portion of our transport capacity from other carriers, some of which are our competitors.

     We are also dependent on third-party vendors for substantial amounts of fiber, conduit, computers, software, switches, routers and related components that we use to expand and upgrade our networks. Our reliance on third party vendors involves a number of risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance and cost. If any of these relationships is terminated or if a vendor fails to provide reliable services or equipment, and we are unable to reach suitable alternative arrangements quickly or on favorable terms, we may experience significant delays and additional costs in providing services to our existing and prospective customers and deploying our network in our target markets.

BECAUSE INTERNET, DSL AND COMPETITIVE LOCAL SERVICES ARE NEW AND EVOLVING, WE CANNOT PREDICT MARKET ACCEPTANCE FOR THESE SERVICES.

     The markets for Internet access, high-speed data communications, including services provided over DSL, and competitive local service are in the early stages of development. Because we offer services in these new and evolving markets and because current and future competitors are likely to introduce competing services, it is difficult for us to predict the rate at which these markets will grow. We cannot be sure that our new services will receive market acceptance or that prices and demand for these services will be sufficient to sustain profitable operations.

FAILURES OR BREACHES OF THE SECURITY OF OUR NETWORKS COULD CAUSE DELAYS OR INTERRUPTION OF SERVICE WHICH COULD CAUSE US TO LOSE CUSTOMERS.

     Our success requires that our network infrastructure provides superior reliability, capacity and security. Our networks are subject to physical damage, power loss, capacity limitations, software defects, breaches of security and other similar factors, which may cause interruptions in service or reduced capacity for our customers.

A FAILURE TO EFFECTIVELY MANAGE THE RISKS RELATED TO THE PROVISION OF INTERNET SERVICES COULD HARM OUR BUSINESS.

     In addition to our telephony and enhanced data services, we act as an Internet service provider to our customers. The Internet is comprised of many Internet service providers who operate their own networks and interconnect with each other at various peering points. We are in the process of developing peering relationships with other national Internet service providers. These relationships permit us to exchange traffic with these providers without having to pay settlement charges. Although we expect to meet the industry's current requirements for maintaining peering relationships with the national Internet service providers, these requirements may change. We cannot assure you that we will be able to expand or adapt our network infrastructure to meet the current requirements or any new requirements on a timely basis, at a commercially reasonable cost, or at all. In addition, we cannot guarantee that other national Internet service providers will maintain peering relationships with us.

     The law in the United States relating to the liability of Internet service providers for information carried on, disseminated through, or hosted on their systems is currently unsettled. Exposure to such liability could require us to expend substantial resources or discontinue certain product or service offerings. In addition, increased attention to liability issues, as a result of lawsuits, legislation and legislative proposals, could adversely affect the growth of Internet use.

OUR BUSINESS COULD BE MATERIALLY HARMED IF WE DO NOT KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES.

     The communications industry is subject to rapid and significant changes in technology, customer requirements and customer preferences. The high-speed data communications industry is in the early stages of development and technologies available for high speed data communications services are rapidly evolving. We may not be able to keep pace with technological change. If we fail to keep pace with these changes, our ability to attract new customers may be impeded and we may lose existing customers. New technologies could reduce the competitiveness of our network by reducing the cost or increasing the supply of services that compete with those we plan to offer. As a result, our most significant future competitors may be new entrants into the communications services industry.

OUR INABILITY TO RETAIN AND ATTRACT KEY MANAGEMENT AND QUALIFIED PERSONNEL COULD MATERIALLY HARM US.

     Our success depends on the continued employment of our senior management team, including our chief executive officer, Clifford G. Rudolph, and on our continued ability to attract and retain highly skilled and qualified personnel. We do not have long-term employment agreements with any of our key employees. In addition, if Mr. Rudolph ceases to be our chief executive officer, there will be an event of default under our credit facility and our lenders may declare all amounts outstanding under the credit facility immediately due and payable.

     Competition for qualified employees and personnel in the telecommunications, data and Internet industries is intense. There are a limited number of candidates with knowledge of and expertise in these industries. We cannot assure you that we will be able to hire or retain necessary personnel in the future.

                         RISKS RELATED TO OUR INDUSTRY

THE MARKETS FOR VOICE AND DATA COMMUNICATIONS SERVICES ARE HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

     The communications industry is highly competitive and one of the primary purposes of the Telecommunications Act of 1996, commonly known as the 1996 Act, is to foster further competition. In each of our markets, our principal competitors are established telecommunications companies that are substantially larger and have greater financial, technical and marketing resources than we do. These competitors have advantages over us which could impede our ability to attract new customers and cause us to lose existing customers, including:

     - long-standing relationships and brand recognition with customers;

     - financial, technical, marketing, personnel and other resources substantially greater than ours;

     - more funds to deploy telecommunications services;

     - the potential to lower prices of competitive telecommunications services; and

     - fully-deployed networks.

     We also face competition in most markets in which we operate from one or more integrated communications providers and incumbent local telephone companies operating fiber optic networks. In our enhanced data services business, we face competition from incumbent local telephone companies, long distance carriers, satellite communications providers, Internet service providers and others. In particular, the market for Internet services is extremely competitive and there are limited barriers to entry. Many of our competitors have financial, personnel and other resources significantly greater than ours.

     A continuing trend toward business combinations and alliances in the telecommunications industry may also create significant new or larger competitors for us. Significant new competitors could also enter our markets as a result of foreign carriers being allowed to compete in the U.S. market, technological advances and further deregulation and other regulatory initiatives.

     We believe that various legislative initiatives, including the 1996 Act, have removed many of the remaining legislative barriers to local exchange competition. Rules adopted to carry out the provisions of the 1996 Act, however, remain subject to pending administrative and judicial proceedings that could materially affect local exchange competition. Under pending legislative and administrative initiatives, incumbent local telephone companies may be permitted to:

     - reduce their prices because of fewer regulatory restrictions;

     - offer selective discount pricing to their customers;

     - provide advanced data networks through less-regulated separate subsidiaries that may be used for data traffic;

     - eliminate the resale of advanced services;

     - provide out-of-region long distance service; and

     - limit the network elements required to be provided to competitive carriers on an unbundled basis.

     In addition, while we are currently competing with long distance service providers including AT&T, WorldCom, Sprint and others in the long distance market, the 1996 Act permits incumbent local telephone companies to provide long distance services in the same areas where they now provide local service if certain criteria are met. Once the incumbent local telephone companies begin to provide such services, they will be in a position to offer single source local and long distance service similar to that being offered by us. For example, Bell Atlantic was recently granted approval to offer long distance services in New York. Furthermore, through acquisitions, AT&T and WorldCom have entered the local exchange services market, and other long distance carriers have announced their intention to enter the local exchange services market.

     We cannot predict the number of competitors that will emerge as a result of existing or new federal and state regulatory or legislative actions, but increased competition with respect to long distance services and local exchange services from existing and new entities could limit our market share, drive down the price of our services or otherwise harm our business.

WE ARE SUBJECT TO FEDERAL, STATE AND LOCAL REGULATION THAT COULD BE CHANGED TO OUR DETRIMENT.

     The 1996 Act provides for significant deregulation of the telecommunications industry. This statute and the related regulations remain subject to judicial review and additional rulemaking by the Federal Communications Commission, making it difficult to predict what effect the legislation will ultimately have on us.

     The regulatory status of telephone service over the Internet is also uncertain. We cannot predict the outcome of these developments. The FCC has indicated, for example, that voice telecommunications carried over the Internet between two telephone sets using the public switched network may be subject to payment of access charges, universal service support funding and taxation obligations, while voice telecommunications using computers rather than telephone sets may not be subject to such obligations. For a more thorough discussion of the regulatory issues that may affect our business, see
"Business -- Government Regulation."

THE TERMINATION, CANCELLATION OR NON-RENEWAL OF NETWORK AGREEMENTS, LICENSES AND PERMITS COULD IMPEDE OUR ABILITY TO DO BUSINESS.

     We have entered into agreements for rights-of-way, utility pole attachments, conduits and dark fiber for our fiber optic networks. Although we do not believe any of these agreements will be canceled in the near future, cancellation or non-renewal of any of these agreements could materially harm our business in the relevant city. While the 1996 Act requires utilities such as telecommunications, gas and electric providers to afford alternative carriers access to their poles and conduits at reasonable rates on non-discriminatory terms and conditions, we cannot assure you that these entities will do so under terms and conditions that we consider fair and reasonable. In addition, local governments are required to provide non-discriminatory access to public rights of way. While we have secured licenses and permits from local government authorities, we cannot assure you we will be able to maintain our existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement our business plan on acceptable terms.

                         RISKS RELATED TO THE OFFERING

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK, AND A PUBLIC MARKET MAY NOT DEVELOP OR BE SUSTAINED.

     Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering, and the market price might fall below the initial public offering price. The initial public offering price may bear no relationship to the price at which our common stock will trade upon completion of this offering. The initial public offering price will be determined based on negotiations between us and the representatives of the underwriters, based on factors that may not be indicative of future market performance. See "Underwriting."

A LIMITED NUMBER OF STOCKHOLDERS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER US AFTER THIS OFFERING AND COULD PREVENT STOCKHOLDERS FROM EFFECTING CORPORATE CHANGES.

     We anticipate that our directors and officers, and entities affiliated with
our directors, will, in the aggregate, beneficially own      % of our
outstanding common stock following the completion of this offering. These stockholders would be able to significantly influence all matters requiring approval by our stockholders, including:

     - the election of directors;

     - exercise of control over our business and policies; and

     - the approval of mergers or other business combination transactions. See "Principal and Selling Stockholders."

PROVISIONS OF OUR CHARTER DOCUMENTS MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN CORPORATE CONTROL AND HAVE A NEGATIVE IMPACT ON OUR STOCKHOLDERS.

     Provisions of our amended and restated certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be a benefit to our stockholders. See "Description of Capital Stock."

THERE MAY BE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AFTER THIS OFFERING THAT COULD CAUSE OUR STOCK PRICE TO FALL.

     Our current stockholders hold a substantial number of shares of our common stock, which they will be able to sell in the public market in the near future.
All of the        shares sold in this offering will be freely tradable. The
remaining 114,682,857 shares outstanding, based on the number of shares outstanding as of March 31, 2000, are restricted securities as defined in Rule
144 of the Securities Act of 1933.        of these shares will be tradable,
subject to certain conditions discussed in "Shares Eligible for Future Sale," 180 days after the date of this prospectus pursuant to lock-up agreements.
Unless previously released by Salomon Smith Barney Inc.,            of these
shares will be tradable beginning 180 days after the effective date of this offering, and the remainder will become freely tradable at various times thereafter subject to certain conditions described in "Shares Eligible for Future Sale." Sales of a substantial number of shares of our common stock after this offering, or market expectations that these sales may occur, could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital by selling additional common stock. See "Shares Eligible for Future Sale."

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR SHARE PRICE WHICH COULD NEGATIVELY AFFECT YOUR INVESTMENT.

     The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

     - quarterly variations in operating results;

     - changes in financial estimates by securities analysts;

     - any deviations in net revenue or in losses from levels expected by securities analysts;

     - changes in market valuations of integrated communications providers generally;

     - announcements by us or our competitors of new services or of significant acquisitions, strategic partnerships or joint ventures;

     - additions or departures of key personnel;

     - future sales of our common stock; and

     - trading volume fluctuations.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     The initial public offering price is substantially higher than the book value per share of our outstanding common stock immediately after the offering. Accordingly, if you purchase common stock in the offering, you will incur
immediate dilution of $     per share. You will incur further dilution if
outstanding stock options are exercised. See "Dilution."

WE DO NOT INTEND TO PAY DIVIDENDS AND OUR CREDIT FACILITY RESTRICTS OUR ABILITY TO DO SO.

     We have never declared or paid cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Payment of any future dividends on our common stock will depend upon our earnings and capital requirements, the terms of our debt facilities and other factors that our board of directors considers appropriate. Our ability to declare and pay dividends on our common stock is also currently restricted by covenants in our credit facility.

YOU SHOULD NOT RELY ON THE FORWARD-LOOKING STATEMENTS WE MAKE.

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," expect," "anticipate," "believe," "estimate," "plan," "goal" and "continue" or similar words. You should read statements that contain these words carefully because they:

     - discuss our future expectations;

     - contain projections of our future results of operations or of our financial condition; or

     - state other "forward-looking" information.

     There may be events in the future that we have not accurately predicted or that we cannot control. These events may include our ability to implement our business plan and potential competition, among other things. The risks listed under "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from the sale of
the          shares of common stock we are selling in this offering of
$          million, or $          million if the underwriters' exercise their
option to purchase additional shares in full, based on an assumed initial public
offering price of $     per share, based on the mid-point of the range of the
estimated initial public offering price and after deducting an assumed underwriting discount and estimated offering expenses payable by us.

     We expect to use the net proceeds from this offering, together with amount available from our existing cash balances, our credit facility and future cash flow from on-going operations to:

     - fund capital expenditures related to our planned market expansion, including switch-related equipment, fiber networks, equipment collocated in incumbent local telephone company central offices, leasehold improvements, information systems, furniture and fixtures;

     - fund the acquisition of other communications providers;

     - redeem all of the outstanding shares of our redeemable preferred stock for an aggregate of approximately $2.5 million; and

     - fund working capital, operating losses and other general corporate purposes.

     We currently do not have any definitive understandings or agreements relating to any material acquisitions. Pending the uses of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities, including government securities, which are permitted investments under our credit facility and which would permit us to be exempt from regulation under the Investment Company Act of 1940.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, to operate and expand our business and do not expect to pay any cash dividends in the foreseeable future. Future dividends, if any, will be determined by our board of directors and will depend upon our financial condition, results of operations and capital expenditures, as well as other factors that our board of directors considers relevant. Our credit facility limits the payment of dividends and future financing arrangements are likely to contain similar restrictions.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999 on an actual basis and on an as adjusted basis to reflect:

        - the issuance of additional shares of Series D preferred stock for $157.6 million in cash in April 2000;

        - conversion of Series A preferred stock and accrued dividends into common stock and redeemable preferred stock;

        - the redemption of all outstanding redeemable preferred stock;

        - conversion of Series B, C, and D preferred stock into common stock;

        - the cancellation of $4,971,915 in accrued preferred stock dividends;
          and

        - our receipt of net proceeds from the sale of           shares of
          common stock in this offering at an assumed initial public offering
          price of $     per share, after deducting underwriting discount and
          estimated offering expenses.

     This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and our financial statements and notes to those statements appearing elsewhere in this prospectus.

                                                              AS OF DECEMBER 31, 1999
                                                              ------------------------
                                                               ACTUAL      AS ADJUSTED
                                                              ---------    -----------
                                                                   (IN THOUSANDS)
Total cash, cash equivalents and short term investments.....  $  20,091     $
                                                              =========     ========
Long-term debt, net of current portion......................  $  70,204     $ 70,204
Redeemable preferred stock, no par value....................         --           --
Series A convertible preferred stock, $0.0001 par value.....      2,000           --
Stockholders' equity:
  Convertible preferred stock, par value $0.0001:
     Series B, C and D......................................        7.5           --
  Common stock, par value $0.0001; 157,300,000 shares
     authorized; 4,900,458 shares issued and outstanding,
     actual;           shares issued and outstanding, as
     adjusted...............................................        0.5
  Additional paid-in capital................................    284,891
  Series D subscriptions receivable.........................   (157,557)          --
  Deferred compensation.....................................       (587)        (587)
  Accumulated deficit.......................................    (30,922)     (25,950)
                                                              ---------     --------
     Total stockholders' equity.............................     95,833
                                                              ---------
       Total capitalization.................................  $ 168,037     $
                                                              =========     ========

                                    DILUTION

     The pro forma net tangible book value per share of our common stock is the difference between our tangible assets and our liabilities, divided by the number of shares of our common stock outstanding after giving effect to the automatic conversion of all our outstanding shares of preferred stock into shares of our common stock and the redemption of all outstanding shares of our redeemable preferred stock upon completion of this offering. For investors in
our common stock, dilution is the per share difference between the $     per
share initial public offering price of our common stock in this offering and the pro forma net tangible book value of our common stock immediately after completing this offering. Dilution in this case results from the fact that the per share offering price of the common stock is substantially in excess of the per share price paid by some of our current stockholders for our presently outstanding stock.

     Our pro forma net tangible book value at March 31, 2000, was $
million, or $     per share, based on 114,682,857 shares of our common stock outstanding after giving effect to the conversion of all outstanding shares of our preferred stock into common stock and the redemption of all outstanding shares of our redeemable preferred stock upon the closing of this offering.

     After giving effect to the sale of the           shares of common stock by
us at an assumed initial public offering price of $     per share and after
deducting estimated underwriting discounts and commissions and other estimated expenses payable by us, our pro forma net tangible book value at March 31, 2000,
would have been $     million, or $     per share. This represents an immediate
increase in the pro forma net tangible book value of $     per share to existing
stockholders and an immediate dilution of $     per share to new investors, or
     % of the assumed initial public offering price of $     per share.

     The following table illustrates this per share dilution:

Assumed initial public offering price per share.............                  $
  Pro forma net tangible book value per share at March 31,
     2000...................................................      $
  Increase per share attributable to new investors..........
                                                                  --------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                              --------
Dilution per share to new investors.........................                  $
                                                                              ========

     The following table shows on a pro forma basis at March 31, 2000, after giving effect to the conversion of all outstanding shares of our preferred stock
into an aggregate of          shares of common stock upon the closing of this
offering, the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering:

                                          SHARES PURCHASED    TOTAL CONSIDERATION
                                         ------------------   --------------------   AVERAGE PRICE
                                          NUMBER    PERCENT    AMOUNT     PERCENT      PER SHARE
                                         --------   -------   ---------   --------   -------------
Existing stockholders..................                  %    $                %       $
New investors..........................
                                         --------     ---     --------      ---        --------
          Total........................               100%    $             100%       $
                                         ========     ===     ========      ===        ========

     The computation in the table above assumes no exercise of any stock options outstanding at March 31, 2000. As of March 31, 2000, there were options
outstanding to purchase a total of           shares of common stock at a
weighted average exercise price of $     per share. If any of these options are
exercised, there will be further dilution to new public investors.

            SELECTED HISTORICAL FINANCIAL AND OPERATING INFORMATION
                               OF ATG GROUP, INC.

     The following table sets forth our selected consolidated financial data for the periods indicated. The consolidated statement of operations data and other financial data for the period from inception through December 31, 1998 and for the year ended December 31, 1999 and the balance sheet data as of the year ended December 31, 1999 have been derived from our consolidated financial statements included elsewhere in this prospectus which have been audited by KPMG LLP, independent auditors, as indicated in their report included elsewhere in this prospectus. The results of operations for the periods indicated are not necessarily indicative of the results of operations in the future.

     You should read the selected consolidated financial data set forth below in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                         ATG GROUP, INC.
                                                              -------------------------------------
                                                              PERIOD FROM INCEPTION
                                                               (JULY 22, 1998) TO       YEAR ENDED
                                                                  DECEMBER 31,         DECEMBER 31,
                                                                      1998                 1999
                                                              ---------------------    ------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.....................................................         $    --            $  23,358
Cost of services............................................              --               16,197
                                                                     -------            ---------
  Gross profit..............................................              --                7,161
                                                                     -------            ---------
Costs and expenses:
  Selling, general and administrative.......................           2,498               22,571
  Depreciation and amortization.............................               5                4,622
                                                                     -------            ---------
     Total costs and expenses...............................           2,503               27,193
                                                                     -------            ---------
Loss from operations........................................          (2,503)             (20,032)
Interest expense............................................              --               (3,892)
Interest and other income...................................             111                  801
                                                                     -------            ---------
Net loss before taxes.......................................          (2,392)             (23,123)
Provision for income taxes..................................              (1)                  (5)
                                                                     -------            ---------
Net loss....................................................          (2,393)             (23,128)
Dividends on preferred stock................................            (349)              (5,053)
                                                                     -------            ---------
Net loss attributed to common stockholders..................         $(2,742)           $ (28,181)
                                                                     =======            =========
Basic loss per share........................................         $ (0.75)           $   (7.06)
                                                                     =======            =========
Shares used in computing basic loss per share...............           3,650                3,989
                                                                     =======            =========

OTHER FINANCIAL DATA:
Capital expenditures........................................         $  (394)           $ (72,827)
Net cash used in operating activities.......................          (1,727)             (23,242)
Net cash used in investing activities.......................            (394)            (141,452)
Net cash provided by financing activities...................          27,015              159,891
EBITDA......................................................         $(2,498)           $ (15,410)

     EBITDA consists of net loss excluding net interest, taxes, depreciation and amortization. We have provided EBITDA because it is a measure of financial performance commonly used for comparing companies in the telecommunications industry in terms of operating performance, leverage and ability to incur service debt. EBITDA provides an alternative measure of cash flow from operations. You should not consider EBITDA as a substitute for operating loss, as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. We may calculate EBITDA differently from other companies. For further information, see our financial statements and related notes contained elsewhere in this prospectus.

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $24,894    $ 20,091
Working capital.............................................   24,233      11,028
Property and equipment, net.................................      389      80,073
Intangibles, net............................................       --      69,245
Total assets................................................   25,389     192,387
Long term debt, net of current portion......................       --      70,204
Stockholders' equity........................................   22,623      95,833

                                                                    AS OF
                                                                MARCH 31, 2000
                                                                --------------
                                                                 (UNAUDITED)
OPERATING DATA:
Access lines in service, including DSL connections..........        57,616
Number of class 5 voice switches deployed...................             5
Number of employees.........................................           472
Number of customers.........................................        15,460
Markets in operation........................................             8
Collocations in service.....................................            22

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

     The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1999 gives effect to the acquisition of Shared Communications as if it had occurred on January 1, 1999.

     The effects of the acquisition have been presented using the purchase method and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon our best estimate of their fair value. The allocation of the purchase price may be subject to further adjustments in accordance with generally accepted accounting principles. We do not believe that the final allocation will result in material adjustments to the statement of operations.

                                                              SHARED
                                                          COMMUNICATIONS
                                                          SERVICES, INC.
                                       ATG GROUP, INC.     NINE MONTHS
                                         YEAR ENDED           ENDED
                                        DECEMBER 31,         JUNE 30,                       PRO FORMA
                                            1999               1999         ADJUSTMENTS      AMOUNT
                                       ---------------    --------------    -----------    -----------
                                                           (UNAUDITED)      (UNAUDITED)    (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue..............................     $ 23,358           $35,683          $(9,008)(a)   $ 50,033
Cost of services.....................       16,197            23,613           (5,940)(a)     33,870
                                          --------           -------          -------       --------
  Gross profit.......................        7,161            12,070           (3,068)        16,163
                                          --------           -------          -------       --------
Costs and expenses:
  Selling, general and
     administrative..................       22,571             9,266           (2,014)(a)     29,823
  Depreciation and amortization......        4,622               810            2,565(b)       7,997
                                          --------           -------          -------       --------
     Total costs and expenses........       27,193            10,076              551         37,820
                                          --------           -------          -------       --------
Income (loss) from operations........      (20,032)            1,994           (3,619)       (21,657)
Interest expense.....................       (3,892)             (150)          (5,344)(a)     (9,386)
Interest and other income
  (expense)..........................          801              (304)             (24)(c)        473
                                          --------           -------          -------       --------
Income (loss) before taxes...........      (23,123)            1,540           (8,987)       (30,570)
Income taxes.........................           (5)             (556)             556(d)          (5)
                                          --------           -------          -------       --------
Net income (loss)....................      (23,128)              984           (8,431)       (30,575)
Dividends on preferred stock.........       (5,053)               --               --         (5,053)
                                          --------           -------          -------       --------
Net income (loss) attributed to
  common stockholders................     $(28,181)          $   984          $(8,431)      $(35,628)
                                          ========           =======          =======       ========
Income (loss) per share..............     $  (7.06)                                         $  (8.93)
                                          ========                                          ========
Weighted average shares
  outstanding........................        3,989                                             3,989
                                          ========                                          ========

The accompanying notes are an integral part of the financial statements

(a) The financial results of ATG Group, Inc. for the year ended December 31, 1999 include the five months of Shared Communications activity that occurred after the acquisition. The nine months ended June 30, 1999 results for Shared Communications are added to the ATG Group, Inc. activity in this pro forma, which if left unadjusted would result in 14 months of activity for Shared Communications. In order to present only 12 months of activity for Shared Communications, we have made pro forma adjustments to revenue, cost of services, selling, general and administrative expenses and interest and other income to exclude the two-month period from August 1, 1999 to September 30, 1999 of Shared Communications that were included in the consolidated statement of operations of ATG Group, Inc.

(b) Depreciation and amortization expense has been adjusted to reflect the amortization of the goodwill from the acquisition for 12 months.

(c) Interest expense has been adjusted to include: (1) interest at a rate of 10.64% per year on the $70 million of initial borrowings from the credit facility used for the acquisition; (2) commitment fees of 1.5% on the unused $90 million revolving credit facility; and (3) amortization of loan origination costs in each case for a full 12 months.

(d) Pro forma tax provision has been calculated as if the transaction had been consummated on January 1, 1999 which would have resulted in a net loss for the company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our financial statements and the notes to our financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. For example, the following paragraphs contain forward-looking statements: (1) the first, fourth, seventh and eighth paragraphs of "-- Overview"; (2) the second paragraph of "-- Results of Operations -- Revenue"; (3) the second paragraph of "-- Results of Operations -- Selling, General and Administrative Expenses"; (4) the first paragraph of "-- Results of Operations -- Depreciation and Amortization"; and
(5) the first, third, fifth, sixth, seventh and tenth paragraphs of "-- Results of Operations -- Liquidity and Capital Resources." Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including the risks described in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We are a rapidly growing facilities-based integrated communications provider offering bundled Internet, broadband data and traditional voice communications services. We target markets comprised of clusters of third and fourth tier cities that we believe are underserved by the incumbent local and long distance carriers. We currently offer Internet, data and traditional voice services in eight markets. We expect to commence operations in five additional markets by the end of the year and in another 15 markets by the end of 2001. Our goal is to create a national footprint by offering services in selected markets throughout the United States by the year 2005. In each of our markets we strive to be the provider of choice, offering one-stop, bundled communications solutions to our business customers.

     From our inception on July 22, 1998 through the end of 1998, our principal activities consisted of the hiring of management and other key personnel and the raising of capital. In the first half of 1999, we approved our three initial markets (Sonoma County, California; Olympia/Tacoma, Washington; and Salem/Eugene, Oregon) and began making substantial expenditures for the acquisition of equipment and facilities (including collocation space) and construction of our networks; the development, acquisition and integration of back office systems; the negotiation of interconnection agreements; and the procurement of governmental authorizations. During this period, we also incurred expenditures of this type to develop additional facilities-based markets.

     In July and August of 1999, we commenced facilities-based operations in our first three markets. We began generating revenue through providing Internet, local and long distance services to business customers in each of these markets in August of that year. By the end of 1999, we had approved development of 13 additional facilities-based markets.

     On July 30, 1999, we acquired all the outstanding common stock of Shared Communications Services, Inc. for $83.4 million in cash. Shared Communications was a local and long distance services provider with operations principally in Oregon, Washington and Nevada. Shared Communications derived revenue from reselling local and long distance services that it purchased from incumbent local telephone companies and a long distance carrier. Shared Communications' costs of services consisted of payments made for local and long distance services it purchased from various vendors. A substantial portion of our revenue to date has been derived from customers acquired in our purchase of Shared Communications. Over the next several years, we expect to move a substantial portion of these customers to our own facilities-based network.

     On September 23, 1999, we acquired NewComm Net, Inc., a Maryland based company, for $2 million in shares of our common stock and cash. NewComm Net was a development stage company in the process of raising capital and obtaining regulatory approval for building a regional network in the Eastern United States. Since the acquisition, we have commenced construction of our facilities-based networks in Montgomery/Frederick Counties, Maryland; Fairfax/Louden Counties, Virginia; Stamford, Connecticut; Towson, Maryland; and Nassau County, New York.

     Both acquisitions were accounted for as purchases. As a result, we recorded $71.2 million in goodwill that will be amortized over 15 years.

     During 1999, almost all of our revenue was derived from the resale of local and long distance services, and only a small portion of our business consisted of revenue derived from facilities-based services. In addition to opening new facilities-based markets in 2000, we expect to continue to increase revenue from the facilities-based markets that were opened in 1999. As of December 31, 1999, we were serving 15,147 customers with 52,731 lines, including 180 DSL connections.

     We have incurred significant losses and negative cash flow through December 31, 1999, due to the development stage of our operations since inception and as a result of our acquisitions and integration of facilities-based services. During the development and construction of a market and until we establish a sufficient revenue-generating customer base, which we anticipate will take on the average at least 30 months, we will not achieve positive cash flow from that market. Because we plan to develop existing markets and expand into additional markets, we will continue to experience increasing operating losses and negative cash flow for the foreseeable future. See "Risk Factors -- We have a history of negative cash flow and may never become profitable."

DEFERRED COMPENSATION

     In 1999, we recorded a $587,000 deferred compensation asset in connection with the issuance of stock options for which the estimated fair market value of our stock exceeded the exercise price of the options granted. This asset will be amortized using the straight-line method over the vesting period of the options beginning with the year ending December 31, 2000.

RESULTS OF OPERATIONS

  Revenue

     Currently, most of our revenue is derived from the resale of local and long distance services to customers we acquired from Shared Communications. We have begun to generate revenue from our facilities-based markets that became operational in 1999. Our facilities-based markets currently generate monthly recurring revenue from:

     - local calling services;

     - long distance services;

     - a broad spectrum of Internet services including web hosting, collocation, private network services, electronic commerce solutions and transport access;

     - high-speed data transport services; and

     - access charges, which we earn by connecting our customers to their selected long distance carrier for outbound calls or by delivering inbound long distance traffic to our local service customers.

     In 1999, our revenue was $23.4 million of which $23 million or 98% resulted from resale services and $400,000 or 2% from facilities-based services. We expect to reduce resale services and increase facilities-based services as a percentage of total revenue by developing new markets and moving Shared Communications' customers to our facilities. In 1998, we had no revenue as we were in the development stage.

     We recognize revenue as earned. Some of our services are billed in the month after they are provided. Accrued revenue that has not yet been billed is recorded as unbilled revenue on our balance sheet. Our right to compensation from other carriers for calls terminated on our network, and our obligation to pay other carriers for calls by our customers terminated on their networks, commonly referred to as reciprocal compensation, are subject to a number of uncertainties. For that reason, we do not recognize these revenues or expenses until paid. In certain cases, we collect installation charges from our customers to offset the costs of initiating service. We recognize these charges in the period service begins. We recognize as resale revenues the amounts billed to our customers.

  Cost of Services

     Currently, most of our cost of services is for payment to local and long distance carriers for services purchased by us and resold to customers we acquired from Shared Communications. In the second half of 1999, we began incurring costs associated with our facilities-based services. Costs of services for our facilities-based operations currently include:

     - leasing lines from the incumbent local telephone companies to connect our customers to our network and related usage charges;

     - purchasing long distance minutes for resale to our customers; and

     - non-recurring charges such as installation.

     Cost of services for the year ended December 31, 1999 was $16.2 million of which $15.8 million related to resale services and $400,000 related to facilities-based services. For 1998, we did not incur any cost of services as we were not providing any telecommunications services.

  Selling, General and Administrative Expenses

     Our selling, general and administrative expenses include the cost of personnel, selling and marketing costs, customer service and corporate administration. These expenses also include network costs related to connecting our Internet infrastructure to the national Internet backbone, leases of collocation space, interconnecting our network to other regional and national telecommunication service providers, network monitoring, and connecting our markets to each other. At the end of 1999, we had 370 employees, including 158 sales and customer service personnel.

     Selling, general and administrative expenses were $22.6 million for the year ended December 31, 1999. We expect that these costs will grow significantly as we expand our operations and that administrative overhead will be a large portion of these expenses during the start-up phase of our business.

     Selling, general and administrative expenses were $2.5 million for 1998, and were for expenses associated with starting our business.

  Depreciation and Amortization

     Our depreciation and amortization expense includes depreciation of switch related equipment, fiber networks, equipment collocated in incumbent local telephone company central offices, leasehold improvements, information systems and furniture and fixtures. Our acquisitions of Shared Communications and NewComm Net were accounted for using the purchase method of accounting. The portion of the purchase price equal to the fair value of the net assets acquired was allocated to those assets. The balance, $71.2 million of goodwill, will be amortized over a 15 year period. We expect that our depreciation and amortization expense will increase as we continue to make capital expenditures, acquire long-term rights to telecommunications facilities and acquire other businesses. Depreciation and amortization was $4.6 million for 1999, and $4,000 for 1998.

  Income Taxes

     We have not generated any taxable income to date and do not expect to generate taxable income in the next few years. Provision for income taxes to date consists of minimum tax payments. Use of our net operating loss carryforwards, which begin to expire in 2018, may be subject to limitations under Section 382 of the Internal Revenue Code of 1986, as amended. Due to this uncertainty, we have not recorded any deferred tax asset.

  Liquidity and Capital Resources

     Capital Requirements. We intend to increase our coverage beyond our existing markets by expanding our services to a total of approximately 28 markets by the end of 2001. The implementation of this plan will require significant capital expenditures, a substantial portion of which will be incurred before any related revenue from our new markets will be realized. These expenditures, together with associated operating expenses, will result in substantial negative operating cash flow and substantial net operating losses for the foreseeable future, including at least 2000 and 2001. Although we believe that our cost estimates and the scope and timing of our buildout are reasonable, we cannot assure you that the actual costs or the timing of the expenditures, or that the scope and the timing of our buildout, will be consistent with our current estimates.

     Our current financing plan is based on obtaining committed funding sources for total capital expenditures, operating expenses and debt service obligations associated with our current business plan until our operations generate sufficient cash to fund these requirements.

     Capital expenditures were $394,000 in 1998 and $72.8 million in 1999. Capital expenditures in 1999 consist of switch related equipment, fiber networks, equipment collocated in incumbent local telephone company central offices, leasehold improvements, information systems and furniture and fixtures. We estimate that our capital expenditure requirements for the year 2000 will be $177 million.

     Net cash used in our investing activities was $394,000 for 1998 and $141.5 million for 1999. The 1999 amount was attributable to $55.1 million in cash capital expenditure payments, $83.4 million for the acquisition of Shared Communications and NewComm Net, and $3.0 million for an investment in a company airplane.

     We estimate that we will need $177 million for the year ended December 31, 2000 and an additional $322 million from January 2001 through the end of 2003 for capital expenditures and to cover operating losses and working capital to complete our 15 currently approved markets plus an additional 13 average-sized markets. We believe these needs will be fully covered upon completion of this offering, with cash on hand, borrowing under our credit facility described below, and anticipated cash flows from future operations. In order to enter additional markets, we will require substantially more capital.

     The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of the demand for our services and regulatory, technological and competitive developments, including additional market developments and new opportunities, in the industry and other factors including any acquisitions which we undertake. We also expect that we will require additional financing, or require financing sooner than anticipated, if our development plans or projections change or prove to be inaccurate or if we alter our roll-out plan. We may also require additional financing in order to take advantage of unanticipated opportunities, to effect acquisitions of businesses, to develop new services or to otherwise respond to changing business conditions or unanticipated competitive pressures. Sources of additional financing may include commercial bank borrowings, vendor financing or the private or public sale of equity or debt securities. We intend to seek additional debt and equity financing in the future, depending on market conditions. See "Risk Factors -- Our future growth will require significant capital and if we do not obtain needed financing our ability to implement our business strategy could be impaired."

     Cash Flows. We have incurred significant operating and net losses since our inception. We expect to continue to experience increasing operating losses and negative cash flow as we expand our operations and build our customer base. Net cash provided by financing activities was $27.0 million for the period from inception through December 31, 1998 and $159.9 million for the year ended December 31, 1999. Net cash provided by financing activities for the period from inception through December 31, 1998 was related to equity contributions. Net cash provided by financing activities for the year ended December 31, 1999 was related to $70.0 million of borrowings under the credit facility, $94.9 million of equity contributions, $5.1 million of payments of financing costs and a $164,000 increase in the liability associated with a non-compete covenant.

     Equity Financing. Prior to this offering, a substantial portion of our financial needs was met through the private sale of equity. Our initial financing consisted of $102.2 million of private equity. During 1999, the aggregate amount of committed capital increased by $177.9 million to a total of $280.1 million.

     Credit Facility. In May 1999, we established a $100 million credit facility with a syndicate of banks and other lenders. The credit facility was revised in July 1999 to provide for loans in an aggregate amount of $160 million consisting of a $70 million term loan facility and a $90 million revolving loan facility. The credit facility, which is secured by liens on substantially all of our and our subsidiaries' assets, contains financing and operating covenants and provisions. The total amount of allowable borrowings under the credit facility is determined by our borrowing base which is based on the amount of capitalized telecommunications equipment in existing and developing markets. As of December 31, 1999, our total borrowing base availability was $112.3 million, of which $70 million had been borrowed under the term loan facility. The interest rate on the term loan facility is variable and was 10.64% as of December 31, 1999. Amounts borrowed under the term loan facility are required to be paid quarterly beginning on September 30, 2003 and continuing through June 30, 2008. Voluntary prepayments made prior to July 31, 2001 would be subject to a prepayment penalty of 1% of the amount of the prepayment. There were no amounts outstanding under the revolving loan facility as of December 31, 1999. The revolving loan facility is available until July 30, 2007, but the revolving loan availability begins reducing incrementally on a quarterly basis on September 30, 2003. We are required to pay a facility fee each calendar quarter equal to 1.5% of the unused portion of the available revolving loan facility.

     We recently received a commitment from our existing lenders to increase the total amounts of loans available under our credit facility to $280 million. We expect to enter into definitive documentation with respect this revised credit facility prior to the closing of this offering.

     Other Long Term Debt. As of December 31, 1999, other long-term debt outstanding consisted of capital leases of $204,000.

YEAR 2000 ISSUE

     While we have not experienced any Year 2000 problems to date and are not aware of any material issues for our suppliers, we are continuing to evaluate and determine whether our significant suppliers are in compliance or have appropriate plans to remedy any Year 2000 issue that has not been discovered. We cannot assure you that another company's failure to successfully convert to a Year 2000 compliant system, or that another company's conversion to a system incompatible with our systems, would not have a material adverse impact on our operations.

FUTURE ACCOUNTING CHANGES

     In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities," which was amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133," and is effective on a prospective basis for interim periods and fiscal years beginning January 1, 2001. This Statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging securities. We have not, in the past, used in any material respect, financial instruments as hedges against financial and currency risks or for trading. However, as we expand our operations, we may begin to use various financial instruments, including derivative financial instruments, in the ordinary course of business, for purposes other than trading. These instruments could include letters of credit, guarantees of debt and interest rate swap agreements. We do not intend to use derivative financial instruments for speculative purposes. Interest rate swap agreements would be used to reduce our exposure to risks associated with interest rate fluctuations and, subject to limitations and conditions, are required by our credit facility. By their nature, these instruments would involve risk, including the risk of nonperformance by counter parties, and our maximum potential loss may exceed the amount recognized in our balance sheet. We would attempt to control our exposure to counter party credit risk through monitoring procedures and by entering into multiple contracts. To the extent we begin to enter into such transactions in the future, we will adopt the Statement's disclosure requirements in the financial statements for the year ending December 31, 2001.

                                    BUSINESS

COMPANY OVERVIEW

     We are a rapidly growing facilities-based integrated communications provider offering bundled Internet, broadband data and traditional voice communications services. We target markets comprised of clusters of third and fourth tier cities that we believe are underserved by the incumbent local and long distance carriers. We currently offer Internet, data and traditional voice services in eight markets. We expect to commence operations in five additional markets by the end of the year and in another 15 markets by the end of 2001. Our goal is to create a national footprint by offering services in selected markets throughout the United States by the year 2005.

     In each of our markets we strive to be the provider of choice, offering one-stop, bundled communications solutions to our customers on a single, easy to understand, monthly invoice. We focus our sales and marketing efforts on small and medium-sized business customers as we believe there is significant unmet demand from these businesses for advanced broadband communications solutions, competitive pricing and responsive local service. We employ local sales, customer service and technical support personnel in each of our markets, supported by our customized back office systems, to enable us to respond quickly to the needs of our customers. We maintain highly visible retail offices in each market and encourage existing and prospective customers to visit us and receive demonstrations of our advanced Internet, data and voice communications services.

     We design and construct capital efficient networks to allow us to enter each of our target markets quickly. This allows us to capitalize on the significant growth in national Internet usage as well as the increasing demand for locally supported and integrated communications services from small and medium-sized businesses, Internet service providers, telecommuters and other information dependent users. Our scalable and flexible network architecture allows us to build a network that connects cities within a market to a centrally located transmission and switching infrastructure. To reduce costs and to accelerate our entry into markets we often lease or buy existing fiber optic transport facilities from other carriers.

     We expect to expand our network to meet customer demand for bundled communications solutions. As of March 31, 2000, we served 15,460 customers with 57,616 facilities-based and resale access lines, including 423 DSL connections. We believe that our services, coupled with superior local customer support, will increase customer loyalty as well as provide cost effective communications solutions to our target customers. As of March 31, 2000 our facilities-based customers have signed contracts with an average term of 3.1 years and 71% of our facilities-based customers have purchased two or more of our services.

     We were founded in July 1998 by a core group of experienced communications executives led by Clifford G. Rudolph, the former President of Brooks Fiber Properties Eastern/Western Divisions, to aggressively pursue this specific market opportunity. To date we have raised $280 million in equity financing from a group of investors that include entities affiliated with: Alta Communications, AT&T Ventures, Centennial Fund, L.P., First Union Capital Markets, J.P. Morgan Capital Corporation, Norwest Venture Partners, Telecom Partners and Texas Pacific Group.

OUR TARGET MARKET OPPORTUNITY

  Significant and growing demand for Internet, data and voice services

     According to International Data Corporation, the market for communications services is growing rapidly in the United States. In 1999, the voice and data segments of the communications market generated approximately $230 billion in total annual revenue and is expected to grow at a rate of four to six percent annually over the next four years. Industry experts estimate that the Internet and data segments of the telecommunications market will grow from $38 billion in 1998 to $82 billion in 2002, a compounded annual growth rate of 21.1%. Much of this growth is expected to result from an increased demand for e-mail, web hosting services, e-commerce, growth is expected to result from an increased demand for e-mail, web hosting services, e-commerce, collaborative workflow and real-time video services and applications.

  Our target markets are attractive and underserved

     Our strategy is to focus on selected markets where limited facilities-based competition exists, and where there is a significant concentration of potential high volume communications and Internet customers. We target clusters of third and fourth tier cities and small and medium-sized businesses in those cities. We believe that in recent years the incumbent local telephone companies and national Internet service providers have focused their efforts on larger markets, leaving our target markets with limited service alternatives. As a result, we believe there is market demand for alternative service providers as businesses seek competitive pricing, flexible and responsible local service, greater reliability and security. As an early entrant to our markets, we believe that we are well positioned to effectively market our bundled suite of products and services.

  Customer demand for advanced services

     Today, many small and medium-sized businesses are seeking technologically sophisticated and cost-effective communications solutions to allow them to take advantage of Internet and advanced networking applications. Businesses are providing many of their employees with the ability to work from home and in other remote locations to improve productivity and reduce operating costs. In addition, in order to participate in the increasing business opportunities as a result of the Internet, many small and medium-sized businesses are establishing web sites through which they can market and sell their products and services. To meet this demand, we are deploying data-centric networks that are targeted to address the needs of small and medium-sized businesses. These networks are optimized to offer Internet, data and voice solutions to our customers, including digital subscriber lines, or DSL, dedicated data communications circuits such as T-1 and T-3 connections, collocation services, web hosting and private network services.

BUSINESS STRATEGY

     We are pursuing an aggressive growth strategy to become the provider of choice to small and medium-sized businesses in our target markets throughout the United States, offering one-stop, bundled Internet and communications solutions. To meet our goal, we have developed the following business strategy:

  Bring services to underserved markets

     The competitive dynamics in third and fourth tier cities are often favorable because they generally have fewer communications resellers, competitive carriers and Internet service providers than larger cities. In addition, we believe the incumbent local telephone companies have generally focused their efforts on larger markets, often removing local sales and customer service personnel, neglecting local installation and repair capabilities and failing to invest in new technologies and upgraded infrastructure in these markets. As a result, we believe our target markets are underserved, particularly with respect to broadband Internet and data services.

  Target small and medium-sized businesses

     We target small and medium-sized businesses because we believe:

     - their increasing use of the Internet and data services creates a demand for our high speed data services;

     - they often lack the resources and expertise to address their Internet and communications needs in-house and therefore will benefit from a single source provider; and

     - they have generally been underserved by incumbent local telephone companies and national Internet service providers which we believe have concentrated on servicing larger businesses, leaving small and medium-sized businesses with limited alternatives to costly products that were not designed or packaged to meet their needs.

     Advances in technology have enabled us to provide these customers with a range of sophisticated communications services at an attractive price.

  Provide bundled services with a single point of contact

     We provide our small and medium-sized business customers with a fully integrated bundle of services, billed on a single, easy to understand, monthly invoice. We believe our single point of contact for sales and service of multiple products is particularly important to small and medium-sized businesses because it eliminates the need to manage multiple vendors. We believe that providing one-stop communications services, including Internet, data, voice and other value-added services enables us to better meet the needs of our customers, capture a larger portion of our customers' communications expenditures, enhance customer retention and rapidly increase penetration in our target markets.

  Employ a local approach to sales and customer service

     We believe a local focus will provide a competitive advantage in customer acquisition and retention in each market. We have established high customer visibility within each of our markets by maintaining prominent, centrally located retail offices. We have dedicated sales, customer service and installation personnel in each market to respond quickly to the needs of our customers. We believe that a local presence facilitates and expedites our network buildout in a market because we are able to leverage our relationships with regulatory and planning authorities and potential providers of rights-of-way. We demonstrate our commitment to the community by hiring staff and purchasing products and services locally while encouraging our employees to participate actively in the community.

  Build capital efficient local networks

     We have developed a flexible, scalable and capital efficient network buildout strategy allows us to enter each of our target markets quickly. We typically purchase and install our own voice and data switches and Internet equipment at our market hub site and connect them to the incumbent local telephone company's central offices within the market using a leased fiber backbone where available. Through this strategy, we reduce our initial capital expenditures and reduce the time it takes to enter and expand in a geographic market.

     From the outset, we have specifically designed our networks to efficiently provide integrated service offerings using the most advanced technology. We believe that many existing networks must be upgraded at substantial cost to provide enhanced services comparable to those we offer. Our networks are further described under the caption "Network Architecture" below.

  Leverage our state-of-the-art, scalable operating support and back office systems

     To better serve our customers and manage our business, we are developing state-of-the-art, scalable operating support systems designed to integrate and automate all critical components of our operations. Our management team is developing, acquiring and integrating "best of breed" back office systems that we believe will provide significant competitive advantages in terms of efficiency, capacity to process large order volumes and the ability to provide exceptional customer service. Our integrated system is based on "open" standards which will allow information data sources to be shared between each of the various system components, such as provisioning and billing, and the smooth integration of new and upgraded hardware and software. Our operating support systems are further described under the caption "Information Technology and Operating Support Systems."

  Leverage our proven management team

     We have brought together a seasoned team of executives with extensive communications, Internet and data services and regulatory experience. Our senior management team has extensive operating experience with leading communications companies such as: AT&T, WorldCom, Brooks Fiber Properties, Verio and Northern Telecom. Our senior management team has had significant experience with all facets of our current growth plan, from the start-up phase through the operation of a mature communications company. Their experience complements that of our regional management teams, who are familiar with the local communities and businesses that we serve. We believe that the quality and experience of our current management team are critical factors in the implementation of our growth strategy and will attract additional management personnel as we expand.

  Accelerate growth through strategic acquisitions

     We have completed three acquisitions since the beginning of 1999 for a total consideration of $87.4 million in cash and stock. Two of these acquisitions were local and long distance service providers and the other acquisition was an Internet service provider. We intend to use strategic acquisitions to:

     - accelerate our entry into individual markets or regions;

     - develop our national footprint;

     - accelerate our access to customers in existing or target markets; and

     - provide management and other skilled employees to support our growth.

     We seek acquisition candidates that are facilities-based or whose customers can be cost-effectively brought onto our facilities-based networks. We currently do not have any definitive understandings or agreements relating to any material acquisitions.

OUR TARGET MARKETS

     We target markets in the United States which typically consist of clusters of third and fourth tier cities. These markets have populations between 100,000 and 750,000 people and usually have between 50,000 and 200,000 business access lines. We select our markets from among the approximately 150 third tier and 1,150 fourth tier cities in the United States. In some cases, our selected markets consist of the underserved outlying suburbs of large cities. We expect to have our first 28 markets operational or under construction by the end of 2001.

  Market Selection Process

     We believe that careful selection of our target markets through a thorough review and due diligence process results in faster market development, reduced installation and operational risks and better financial results. As part of this process, we evaluate demographic, economic, competitive and demand characteristics of each market. Experienced teams of engineers, facility planners and general management visit markets and conduct comprehensive due diligence in order to gather and confirm market data. Our selection process also includes personal interviews with leading business and civic leaders and interviews with and assessment of local Internet service providers and telecommunications resellers. We consider the following criteria important in our selection process:

     - a minimum of 50,000 business lines;

     - a strong desire and demand for Internet services and greater bandwidth;

     - a concentration of high growth, information dependent businesses;

     - a pro-business legislative environment;

     - market demand for an alternative provider of bundled communications services, including Internet, local and long distance;

     - little emphasis by competitors to actively market bundled communications services to small and medium-sized businesses; and

     - the presence of few other facilities-based competitive carriers.

     If a market satisfies our preliminary review, then a complete business case is submitted to our board of directors for approval.

  Operational Markets

     As of March 31, 2000, we were providing facilities-based or resale communications services to our customers in the markets shown in the table below. In four of these markets we are providing services solely through resale lines while our facilities-based networks are under construction.

                                                 ESTIMATED
                                                   TOTAL                     FACILITY
                                   ESTIMATED     BUSINESS                     BASED      RESALE
                                   POPULATION     ACCESS        INITIAL      LINES IN   LINES IN   COLLOCATIONS
MARKET                            OF MARKET(1)   LINES(2)     SERVICE DATE   SERVICE    SERVICE     IN SERVICE
------                            ------------   ---------   --------------  --------   --------   ------------
WESTERN DIVISION
Olympia/Tacoma,
  Washington....................     278,700       78,864     August 1999     1,928       3,688          5
Salem/Eugene, Oregon............     304,000       64,033     August 1999     1,227      19,051          3
Sonoma County, California.......     215,400       67,736      July 1999      5,273          10          4
Reno, Nevada....................     275,000       63,916    February 2000      130       2,592          5
Portland, Oregon................     491,000      114,875     August 1999        --       5,301         --
Everett/Bellingham,
  Washington....................     166,500       52,364     August 1999        --       1,798         --
Other Oregon(3).................     283,400       92,732     August 1999        --      14,675          5
EASTERN DIVISION
Montgomery/Frederick
  Counties, Maryland............     209,500      135,297     October 1999       --       1,520         --
                                   ---------      -------                     -----      ------         --
          Total.................   2,223,500      669,817                     8,558      48,635         22

---------------

(1) Source: Claritas Connect Database and Rand McNally Commercial Atlas and Marketing Guide for 1999

(2) Source: Cypress Consulting

(3) Includes numerous cities throughout Oregon where Shared Communications offered services

  Markets under Construction

     As of March 31, 2000, we were constructing switching facilities, installing co-located equipment and building out our networks in the following nine markets:

                                                  ESTIMATED
                                 ESTIMATED      TOTAL BUSINESS                     RESALE
                                  MARKET            ACCESS          INITIAL       LINES IN    COLLOCATIONS
MARKET                         POPULATION(1)       LINES(2)       SERVICE DATE    SERVICE       PLANNED
------                         -------------    --------------    ------------    --------    ------------
WESTERN DIVISION
Portland, Oregon.............      491,000         114,875          Q2 2000         5,301           2
Everett/Bellingham,
  Washington.................      166,500          52,364          Q3 2000         1,798           6
Marin/Napa Counties,
  California.................      184,700          81,220          Q3 2000            --           7
Other Oregon(3)..............      283,400          92,732        Various 2000     14,675          10

EASTERN DIVISION
Fairfax/Loudon, Northern
  Virginia...................      138,900         117,058          Q2 2000            --           6
Montgomery/Frederick
  Counties, Maryland.........      209,500         135,297          Q2 2000         1,520           7
Stamford, Connecticut........      239,000          59,941          Q3 2000            --           3
Towson, Maryland.............       77,700          73,580          Q3 2000            --           4
Nassau County, New York......      320,600         205,410          Q4 2000            --          12
                                 ---------         -------                         ------          --
                                 2,111,300         932,477                         23,294          57

---------------

(1) Source: Claritas Connect Database and Rand McNally Commercial Atlas and Marketing Guide for 1999
(2) Source: Cypress Consulting
(3) Includes numerous cities throughout Oregon where Shared Communications offered services

  Markets under Development

     We are developing plans to construct switching facilities consisting of both data and voice switching platforms in the markets shown in the table below. The business plans for these markets have been approved by our board of directors and our anticipated buildout schedule is set forth in the table. We are in the process of evaluating additional markets and expect to identify and approve an additional 12 markets by the end of 2000. Proceeds of this offering along with our existing capital resources are expected to provide funding for these additional markets.

                                           ESTIMATED         ESTIMATED        ESTIMATED
                                           POPULATION     TOTAL BUSINESS       INITIAL       COLLOCATIONS
MARKET                                    OF MARKET(1)    ACCESS LINES(2)    SERVICE DATE      PLANNED
------                                    ------------    ---------------    ------------    ------------
WESTERN DIVISION
Walnut Creek/Pleasanton, California.....    461,800           159,797         Q1 2001             11
Northern Colorado.......................    319,900            80,625         Q1 2001              7
EASTERN DIVISION
Mercer County, New Jersey...............    150,700            96,945         Q1 2001              5
                                            -------           -------                             --
                                            932,400           337,367                             23

---------------
(1) Source: Claritas Connect Database and Rand McNally Commercial Atlas and Marketing Guide for 1999
(2) Source: Cypress Consulting

LINES INSTALLED ON OUR FACILITIES-BASED NETWORK

     We expect that the number of customer lines in service, DSL other high speed lines and voice lines, will accelerate rapidly as we enter additional markets and further develop existing markets. The tables below show the numbers of lines installed and in service on our facilities-based network at the end of each of our first three operational fiscal quarters.

  Customer DSL Connections Installed (End of Period)

MARKET                                                        Q3 1999    Q4 1999    Q1 2000
------                                                        -------    -------    -------
WESTERN REGION
Olympia/Tacoma, Washington..................................    10          41         98
Salem/Eugene, Oregon........................................    --          13         50
Sonoma County, California...................................    28         126        274
Reno, Nevada................................................    --          --          1
                                                                --         ---        ---
                                                                38         180        423

  Customer Voice Lines Installed (End of Period)

MARKET                                                        Q3 1999    Q4 1999    Q1 2000
------                                                        -------    -------    -------
WESTERN REGION
Olympia/Tacoma, Washington..................................     203      1,352      1,928
Salem/Eugene, Oregon........................................      37        356      1,227
Sonoma County, California...................................     825      4,051      5,273
Reno, Nevada................................................      --         --        130
                                                               -----      -----      -----
                                                               1,065      5,759      8,558

OUR INTEGRATED COMMUNICATIONS SERVICES

     We believe there is substantial demand among small and medium-sized business customers in our target markets for an integrated package of communications services. Many of the customers we target have not previously had the opportunity to purchase bundled services from a single provider and we believe they will prefer a single source for all of their communications requirements. We offer our customers a broad portfolio of individual services that can be bundled into customized communications solutions. These products include:

     High Speed Internet and Data Access and Enhanced Internet Services. We offer comprehensive solutions for our customers' Internet and data needs. Along with dial up Internet access, e-mail services, domain name hosting, video streaming, mailing list capability, news group access, and other value-added services, we offer and support:

     - DSL Services. Utilizing digital subscriber line technology, we provide high speed Internet access, data communications and private voice and data communications to our targeted small and medium-sized business customers at rates we believe are competitive when compared to the cost and performance of other available data service offerings. Our DSL services offer the following key elements:

        - High Bandwidth. For a single price, we offer our customers the fastest speed for data transfer that is available at their physical location, ranging from 144 kilobits per second to 8 megabits per second;

        - Voice-Over DSL. Our customers may order multiple voice lines over a single copper transmission line;

        - Always On. Our customers have a 24 hours a day, 7 days a week connection;

        - Security. Our state-of-the-art network is designed to provide security and privacy for the safe and secure transmission of sensitive information and applications; and

        - No Usage Fees. Our customers may use their DSL connections for any period of time without per minute usage charges.

     - Collocation Service. Our server collocation facilities provide our customers with a cost-effective means to co-locate their own hardware within our switching/data center, benefiting from our plant security and network connections. Customers also receive 24-hour physical and remote access to their equipment. Our collocation facilities offer additional specialized features, including precise environmental control and monitoring, dedicated network bandwidth options, dedicated security options, monitoring by our Internet network operations center, lockable full-height cabinets and special rates on our Internet services.

     - Web Hosting. We offer a variety of web hosting services to provide our customers with a high quality and highly reliable Internet presence without the customer needing to make an investment in infrastructure. These services include dedicated web hosting, shared web hosting and equipment collocation. We have based our offering on industry standards and are able to quickly and cost-effectively upgrade, configure, and implement the new hardware and software necessary to accommodate our customers' growing needs for higher speeds and capacity.

     - Electronic Commerce Solutions. We currently offer e-commerce capability to our customers by providing secure shopping cart support and transaction processing capability. The e-commerce solutions are packaged according to the enhanced e-commerce hosting environments, as well as to make use of third party applications, such as online catalogs.

     - Private Network Services. Our private network services combine our DSL and dedicated T-1 line access services with our own private network equipment to provide customers with high-speed and secure connections to their corporate local area network and the Internet. This flexible and cost-effective solution will support both telecommuters and site-to-site connections.

     - Virtual Private Network Services. Many companies today have private data communication networks, which are often referred to as wide area networks, built on expensive leased lines, to transfer proprietary data between office locations. The Internet offers companies a cost-effective replacement alternative to these networks through virtual private networks, which are meant to provide secure transmission of voice and data through the Internet. We currently offer our customers a number of virtual private network solutions and we are always evaluating additional products to meet the needs of our customers.

     Local Voice Services. In addition to providing traditional local switched services that include local dial tone, emergency 911, directory assistance and operator assisted calling, we also offer comprehensive and enhanced solutions for our customers' local voice needs, including:

     - Enhanced Services. We supplement our line of local switched services by including conference calling, call waiting, voice mail, call forwarding, caller identification and other advanced local features;

     - Centrex Lines. We offer feature-rich phone lines and customized intra-office dialing plans which allow customers to manage their own phone services internally without investing in a costly private branch exchange telephone system; and

     - Dedicated Access Lines. We offer private line, dedicated access to our customers who require high capacity transmission connections to interexchange carriers and to interconnect their own networks.

     Long Distance Services. We offer a full range of competitive domestic and international calling services, including "1+" outbound calling, dedicated carrier access, inbound toll free service, and such complementary services as calling cards with operator assistance.

     Gateway Carrier Wholesale Services. Currently, all call traffic originating from within and around major metropolitan cities near our target markets and terminating within our target markets is routed through the incumbent local telephone company. The incumbent local telephone company charges a per minute terminating access charge to all carriers that wish to transport and terminate a telephone call within a given region, for example, a call from San Francisco to Santa Rosa. We are planning to optimize the utilization of our network by offering to terminate competitive carriers' calls from first and second tier cities adjacent to our regional markets for a reduced termination charge.

MARKETING

     We strive to create an identity under the ATG brand name by positioning ourselves within our target markets as the local Internet and telecommunications provider of choice. Prior to entering new communities, we pre-market our products and services to build brand awareness and develop local relationships. Upon entering a market, we hire staff and purchase products and services locally and encourage our employees to participate in the community. We also establish high consumer visibility within each of our target markets by maintaining prominent, centrally located retail offices. We believe that this visibility and our local approach create significant business opportunities. Local advertising and public relations campaigns also contribute to our visibility in each market. We run print and radio advertisements and sponsor a variety of community functions. As part of this local commitment, we make donations to selected charitable organizations.

SALES, CUSTOMER SERVICE AND TECHNICAL SUPPORT

     To support our locally based business model, we employ local sales, customer service and technical support personnel in each market. We maintain highly visible retail offices in each market and encourage existing and prospective customers to visit and receive demonstrations of our advanced Internet, data and voice communications services.

  Sales

     We employ a highly trained direct sales force in each market to sell our integrated communications services directly to our target customers. As of March 31, 2000, we had 73 sales personnel located in 23 sales offices to support our direct sales efforts.

     Each direct salesperson has a defined territory with a target customer list comprised of 200-300 prospects. We typically obtain a letter of agency from the customer that allows us access to the customer's phone bills and also validates a strong interest in our services on the part of the customer. Our sales person uses this information to evaluate which products and services should be offered to the customer and to illustrate the potential savings that a customer may realize. Each sales person receives a base salary and participates in a commission plan which provides additional incentives for sales that include multiple products and multi-year agreements. Our customers enter into service contracts up to five years in length. To date, our facilities-based customer contracts have a weighted average contract length of 3.1 years and 71% of our facilities-based customers have purchased two or more of our services.

     Currently, we employ between four and six direct sales persons in each of our markets. Each sales person sells our complete product line and is supported by a team consisting of a sales engineer for technical assistance, an Internet product specialist, a customer service representative for follow-on account and billing coordination and a sales manager for ongoing coaching and development. Our sales managers may also serve as the direct point of contact for businesses with 50 or more lines. Sales to businesses with one to three lines and to telecommuter and home office customers are generally handled by our local telemarketing sales force and customer service staff.

     The market for hiring qualified local sales representatives is competitive. However, we believe that we will be able to continue to attract and retain highly qualified sales and support personnel by offering them the opportunity to:

     - participate in our stock option and employee stock purchase plans;

     - work with an experienced and proven management team in building a developing, entrepreneurial company;

     - participate in an attractive, results-oriented compensation package; and

     - market a comprehensive set of competitive products and services.

  Customer Service

     We believe that customer service has become a critical element in attracting and retaining customers in the communications industry. Accordingly, we seek to differentiate and market ourselves through our commitment to customer service and assign a dedicated representative to manage the relationship with each customer. We provide customer service 24 hours per day, 7 days per week through a combination of our local offices, the Lucent Network Knowledge Center, our divisional customer service centers and our national Internet network operations center. Our customer service personnel participate in extensive training in all aspects of communications services we offer and receive ongoing mentoring so that they are prepared to sell additional services, discuss and resolve billing questions, provide product and service descriptions and assist in the installation or service repair process. The compensation of customer support personnel is in part dependent upon the retention rate of their respective accounts.

     We are currently establishing quality assurance procedures to monitor and measure the quality and timeliness of customer interaction. We are also developing a call distribution system that automatically monitors pick-up times for incoming calls, length of calls and other support information.

     Our customer support staff utilizes a sophisticated operating support system to access all customer information including contact information, customer rates, trouble ticket systems, accounts receivable and billing history. In addition, we utilize a line ordering system that maintains a complete history of a customer's line ordering and allows real-time access to information concerning each transaction with the incumbent local telephone company or other carrier. We believe that our operating support system will enhance the productivity of our customer service personnel, reduce our response time and enable our customer service representatives to become "solution providers", allowing single-call resolution of most customer inquiries.

     In order to address customer service issues in a timely manner, our operating support system has a trouble ticket function that allows us to route all trouble tickets directly to our customer service personnel. This system allows us to electronically monitor the steps being taken to resolve a trouble ticket. We believe that our ability to track and resolve trouble events and keep both the customer and the customer service representative informed of its status will provide us with a strategic advantage.

     If a customer has an inquiry with respect to an invoice, our operating support system will enable the customer service representative to view an identical image of that invoice and promptly take any necessary corrective action. In addition, we are also developing an Internet based system to allow our customers to access their account information and interact with our customer service representatives on a real-time basis over the Internet. We expect this system to be available by the fourth quarter of 2000.

     As of March 31, 2000, we served 15,460 customers with 57,616 facilities-based and resale access lines including 423 DSL connections. We employed 89 people in customer service and anticipate that we will continue to hire additional service personnel as the size of our customer base increases.

  Technical Support

     The local technical support operations staff includes experienced switch, fiber transmission, data communications and installation/repair technicians, many of whom were recruited from the local incumbent phone company or other telecommunications service providers. This team of professionals installs, operates and maintains all of the network equipment in a market, installs and, when necessary, repairs, the Internet, data and voice communications products that we offer. This local staff may also utilize our division-based technical staff as well as any equipment vendors' national support service organizations as they require additional resources.

NETWORK ARCHITECTURE

     We have developed a scalable and flexible network architecture that allows us to use rapidly evolving telecommunications technology as a competitive advantage. We employ a "hub and spoke" architecture -- typically a "hub" third tier city interconnected by "spokes" to adjacent third and fourth tier cities

-- which enables us to reach our entire customer base without building a connection from each customer directly to our "hub" where our switches are located. In most cases, we intend to design our capital efficient networks to allow us to reach more than 90% of the business lines in our markets.

                                   [GRAPHIC]
     A graphic depicting three laterally positioned rectangular boxes. The left rectangle is labeled "ATG Hub City" and subtitled "ATG Central Office". The center rectangle is labeled "Hub City Incumbent Local Telephone Company Central Office Collocation". The right rectangle is labeled "ATG Spoke City" and is subtitled "Incumbent Local Telephone Company Central Office". Inside each rectangle is a diagram with three small boxes and a number of arrows. The left rectangle is connected to the center rectangle by a thick loop labeled "Fiber Optic Ring" and the center rectangle is connected to the right rectangle by a thick loop labeled "Leased/Owned Fiber Backbone". The loops intersect and terminate on the top and bottom of an inside box labeled "Optical Interface Equipment" in each of the left, center and right rectangular boxes.
     The left rectangle is shaded and contains three unshaded boxes. The three boxes are arranged roughly in a square formation where "ATM switch" and "Class 5 Voice Switch" are, respectively, on the top left and bottom left corners of the square and "Optical Interface Equipment" is centered on the right side of the square. There is a double-headed arrow between "Optical Interface Equipment" and "ATM switch" and also between "Optical Interface Equipment" and "Class 5 Voice Switch". There is an arrow from "ATM switch" to "Class 5 Voice Switch". From "ATM Switch" there are double headed arrows pointing left to the captions "To Internet Platform" and "To ATG National ATM Network", both of which are within the left rectangle. From "Class 5 Voice Switch" there is an arrow pointing left to a caption "To Public Switch Telephone Network", within the rectangle. Finally, there is a thunderbolt pointing right to a caption "Leased bandwidth to other cities", outside of the left rectangle.
     The center rectangle is shaded and contains three unshaded boxes. The three boxes are arranged roughly in a square formation where "Aggregation Equipment" and "DSLAM" are, respectively, on the top right and bottom right corners of the square and "Optical Interface Equipment" is centered on the left side of the square. Between the "Aggregation Equipment" and "DSLAM" boxes is a caption, relating to "Aggregation Equipment", "Circuit Switched Voice/Data Services". Below "DSLAM" is a caption "Packet Switched Voice/Data Services". There are double-headed arrows between "Optical Interface Equipment" and "Aggregation Equipment" and also between "Optical Interface Equipment" and "DSLAM". There is a double-headed arrow between "Aggregation Equipment" and a caption "To Customers", outside of the center rectangle. Finally, there is a double-headed arrow between "DSLAM" and a caption "To Customers", outside of the center rectangle.
     The right rectangle is unshaded and contains three shaded boxes. The three boxes are arranged roughly in a square formation where "Aggregation Equipment" and "DSLAM" are, respectively, on the top right and bottom right corners of the square and "Optical Interface Equipment" is centered on the left side of the square. Between the "Aggregation Equipment" and "DSLAM" boxes is a caption, relating to "Aggregation Equipment", "Circuit Switched Voice/Data Services". Below "DSLAM" is a caption "Packet Switched Voice/Data Services". There are double-headed arrows between "Optical Interface Equipment" and "Aggregation Equipment" and also between "Optical Interface Equipment" and "DSLAM". There is a double-headed arrow between "Aggregation Equipment" and a caption "To Customers", outside of the right rectangle. Finally, there is a double-headed arrow between "DSLAM" and a caption "To Customers", outside of the right rectangle.

     In most of our operational markets we have installed or are installing at a central, store-front location in the "hub" city a dedicated Class 5 voice switch and an asynchronous transfer mode switch/router, commonly known as an ATM switch. An ATM switch is a type of switch optimized to route Internet and data traffic. Each hub is connected to the incumbent local telephone company's network, to other carriers' points-of-presence and to the Internet. We install multiple circuit-based voice and data line aggregators and multiple DSL concentrators, commonly known as digital subscriber line access multiplexers, or DSLAMs, in incumbent local telephone company central offices. This equipment is connected by fiber optic transmission lines to our Class 5 voice and ATM switches in our hub city to avoid the cost of purchasing and maintaining multiple large switches in a single market. Our advanced network architecture enables us to direct this traffic from the customer location to our access equipment, and then to our hub switching facility. At our hub, this traffic is then split into its data and voice components. Internet and data traffic is carried to the Internet backbone or its appropriate destination. The voice components are switched through our Class 5 voice switch to the public switched telephone network. We use fiber optic networks that we have constructed, purchased or leased and our ATM switches and related networks as a backbone to connect our hub cities to our other hub cities and our hub cities to the spoke cities. In some cases, where we have an operational Class 5 voice switch installed in a nearby market and it is economical to do so, we may connect a new market to the existing switch instead of purchasing another switch.

     In our current markets under construction, we are accelerating our time to market using an "Internet first" strategy in which we initially install DSLAMs in multiple incumbent local telephone company central offices and ATM switches in our central offices. This approach allows us to quickly enter a market and acquire customers with our packet-based Internet and data services and to follow up with voice services once the voice switch is installed and integrated into the public switched telephone network. At the same time as we install and integrate the voice switch, we also install circuit-based aggregation equipment in the central offices where we have installed DSLAMs so that we can provide our complete suite of Internet, data and voice services to all of our customers. Over time, we expect that newly emerging technology will permit us to bring voice services to market with the same speed as Internet and data services.

     We generally provide high speed service over the "last mile" to our customers by leasing copper or T-1 lines from the incumbent local telephone company. These lines are connected to our equipment which is usually collocated in the incumbent local telephone company central office. Where DSL-qualified copper lines are not available, we may deploy wireless point-to-point and point-to-multipoint radio transmission equipment to deliver multi-megabit channels for Internet and voice traffic to our customers.

     Where it is technically feasible, we are also deploying "voice over DSL" to efficiently deliver an integrated bundle of Internet, data and voice services. Voice over DSL allows us to offer our customers multiple voice and high-speed data communications services over one copper transmission line.

     Rapid and significant changes in technology are expected in the telecommunications industry. We are constructing an interoperability laboratory at our Santa Rosa headquarters where we can test and evaluate the latest technology before deciding to deploy it in our network. We intend to leverage our technological expertise to identify the most reliable and capital efficient equipment for our networks, and to ensure that we can bring to our customers the highest quality, leading-edge services and applications. We will also use our interoperability laboratory to identify primary and secondary suppliers for all facets of our network infrastructure.

INFORMATION TECHNOLOGY AND OPERATING SUPPORT SYSTEMS

     To better serve our customers and manage our business, we are developing state-of-the-art, scalable operating support and back office systems that integrate and automate all critical components of our operations. Unburdened by legacy back-office systems, our management team is developing, acquiring and integrating "best of breed" back office systems to facilitate a smooth, efficient order management, provisioning, billing and collection and customer service process that we believe will support our rapid growth, including the integration of future acquisitions.

     We believe that our operating support and back office systems will enhance our productivity and service quality, and will provide us with a significant competitive advantage by:

     - automating the processes involved in connecting a customer to our network;

     - enabling single call resolution and real-time trouble-shooting of customer inquiries; and

     - providing each of our departments with an integrated view of all provisioning, billing, customer service and collection activities.

     Our integrated systems are web-based and based on "open" standards which allow information data sources to be shared between each of the various components of our systems and the integration of new and upgraded hardware and software. We are developing a single data entry system that we believe will be superior to many existing systems, which generally require multiple entries of customer information. When our systems are fully integrated, data entered at any point within our sales, service ordering, network provisioning, customer care, trouble management and billing processes will be available and used by all other parts of the system. This eliminates duplicate information entry into multiple systems that can result in ordering problems, delays in installation, billing problems and service interruptions. In addition, our single entry process will be less labor intensive and will significantly reduce the time between sales and billing.

     In addition to the cost advantages, we believe our integrated operating support systems approach will result in improved customer service relative to other competitive carriers. Specifically, we expect that our customers will benefit from faster service activation and service changes, timely repairs, greater billing accuracy and customization and fewer errors.

     Although our interim operating support systems are fully operational, our fully integrated system has not yet been completed. The following table describes the key components of our systems, their status and their timeline for integration:

             PURPOSE                              VENDOR(S)                 IN SERVICE   INTEGRATION DATE
             -------                              ---------                 ----------   ----------------
Service order provisioning(1).....  Digital Counterpart, Inc.                 Yes            Q3 2000
Billing and customer care(2)......  Lucent Technologies/Kenan Systems         Yes            Q3 2000
                                    Corporation
Conversion billing services in
  connection with
  acquisitions(3).................  Dayton Data Processing                    Yes            Q3 2000
Call data record collection and
  processing(2)...................  Lucent Technologies                       Yes            Q3 2000
Finance, accounting, human
  resources, fixed assets and
  project costing.................  Oracle Corporation                        Yes            Q3 2000
Trouble ticketing and customer
  care(1).........................  Remedy Corporation                        Yes            Q3 2000
Network management(1).............  Hewlett-Packard Corporation               Yes            Q3 2000
Network facilities and equipment
  inventory management(1).........  Granite Systems, Inc.                   Q2 2000          Q4 2000
Electronic bonding with other
  telecom providers(1)............  Quintessent Communications              Q2 2000          Q3 2000
Sales compensation management.....  ATG internal development                Q2 2000          Q2 2000
Revenue assurance.................  InformationView Solutions Corporation   Q2 2000          Q4 2000
Carrier access billing............  GTE Telecommunications Services         Q3 2000          Q4 2000
                                    and/or incumbent local telephone
                                    company or long distance carrier
Customized customer invoice.......  Group One Software                      Q3 2000          Q4 2000
Sales force automation and contact
  management......................  SalesLogix Corporation                  Q3 2000          Q1 2001
TDM switch provisioning(1)........  Lucent Technologies                     Q3 2000          Q1 2001
Application integration...........  Object Switch                           Q3 2000          Q1 2001
Network analysis and reporting....  TeleInsight                             Q3 2000          Q2 2001
TDM switch network management
  (voice elements)(1).............  --                                      Q3 2000          Q2 2001
On-line bill payment and
  reporting.......................  CallVision                              Q4 2000          Q2 2001
ATM/IP/MGCS network
  provisioning(1).................  --                                      Q4 2000          Q2 2001
Workforce dispatch and
  scheduling......................  --                                      Q4 2000          Q2 2001
Customer self-care................  --                                      Q4 2000          Q3 2001
Fraud management..................  Lucent Technologies                     Q1 2001          Q3 2001

---------------
(1) Lucent Technologies provides outsourced services.

(2) American Management Systems provides outsourced services.

(3) Dayton Data Processing provides outsourced services.

GOVERNMENT REGULATION

  Overview

     Our services are subject to a variety of federal regulations. Parts of our operations are subject to the jurisdiction of state and local authorities. These authorities may also assert more extensive jurisdiction over our other facilities and services. The Federal Communications Commission, or FCC, exercises jurisdiction in respect of all of our services and facilities to the extent that we provide interstate and international services. To the extent we provide identifiable intrastate services, our services and facilities are subject to state regulators' jurisdiction. In addition, local municipal government authorities also assert jurisdiction over our facilities and operations. The jurisdictional reach of the various federal, state, and local authorities is subject to ongoing controversy and judicial review, and we are unable predict the outcome of such proceedings.

  Federal Regulation

     We must comply with the requirements of the Communications Act of 1934, as amended by the 1996 Act, as well as the FCC's regulations under the statutes. The 1996 Act eliminates many of the pre-existing legal barriers to competition in the telecommunications and video programming communications businesses, preempts many of the state barriers to local telecommunications service competition and sets basic standards for relationships between telecommunications providers. The law delegates to the FCC and the states broad regulatory and administrative authority to implement the 1996 Act.

     Among other things, the 1996 Act removes barriers to entry in the local telecommunications market. It does this by preempting state and local laws that are barriers to competition and by requiring that incumbent local telephone companies provide nondiscriminatory access and interconnection to potential competitors, such as cable operators, wireless telecommunications providers, long distance carriers, and competitive carriers such as us.

     Regulations promulgated by the FCC under the 1996 Act require that the incumbent local telephone companies open their networks to competition by providing competitors with interconnection rights, central office space, access to unbundled network elements, retail services at wholesale rates and nondiscriminatory access to telephone poles, ducts, conduits and rights-of-way. The requirements enable companies such as us to interconnect with the incumbent local telephone companies in order to provide local telephone exchange services and to use portions of the incumbent local telephone companies' existing networks to offer new and innovative services. Although in January 1999 the U.S. Supreme Court upheld most of the FCC's authority and its regulations, the FCC was required to reexamine and redefine which services the incumbent local telephone companies must offer. The FCC issued regulations that support the original list of unbundled network elements that must be provided by incumbent local telephone companies and added a few others, but eliminated directory assistance and operator services in the belief that competitive alternatives already exist to those services and are available for use by competitors.

     The 1996 Act also allows incumbent local telephone companies to enter the long distance market within their own local service regions upon meeting certain requirements. Although the timing of the entry of the incumbent local telephone companies into the long distance service business in their respective markets is extremely uncertain, it will likely affect the level of cooperation we receive from each of the incumbent local telephone companies as we operate in our existing and future markets.

     In addition, the 1996 Act provides relief from the earnings restrictions and price controls that have governed the local telephone business for many years. Incumbent local telephone company tariff filings at the FCC have been subjected to increasingly less regulatory review. However, precisely when and to what extent the incumbent local telephone companies will secure pricing flexibility or other regulatory freedom for their services is uncertain. For example, under the 1996 Act, the FCC is considering eliminating certain regulations that apply to the incumbent local telephone companies' provision of services that are competitive with ours. The timing and the extent of regulatory freedom and pricing flexibility granted to the incumbent local telephone companies will affect the level of competition we face from their competitive services.

     The 1996 Act provides the FCC with the authority to forebear from imposing certain regulations on entities such as us who are classified as "non-dominant" carriers. The FCC has exercised its forebearance authority with regard to tariffing requirements for interstate, interexchange services; however, due to protests by certain interstate carriers, that forebearance remains in suspension pending further review by the FCC. On March 18, 1999, the FCC announced that it was adopting rules to make it easier and less expensive for competitive carriers to obtain central office space and to require incumbent local telephone companies to make new alternative arrangements for providing central office space. Under those rules, new entrants could be able to collocate all equipment necessary for interconnection, whether or not such equipment has a switching function. However, we cannot assure you that the FCC's rules will be successfully implemented, because on March 17, 2000, the U.S. Circuit Court of Appeals for the D.C. Circuit vacated the FCC's collocation rules and remanded several issues regarding collocation in incumbent local telephone company central offices for the FCC to respond with better justification for its actions. While the FCC is expected to require that current collocation offerings be continued during the reconsideration period, incumbent local telephone companies may attempt to delay providing collocation pending FCC reconsideration.

     Also in March 1999, the FCC provided notice of proposed rule making to determine whether carriers should be able to provide asymmetric digital subscriber line service, or ADSL, over the same line over which incumbent local telephone companies provide voice service, called line-sharing. On December 9, 1999, the FCC issued a decision requiring the incumbent local telephone companies to implement line sharing within six months. The decision has been challenged by a number of incumbent local telephone companies. The FCC also issued an order in the SBC/Ameritech merger case on October 6, 1999, requiring that SBC/Ameritech conduct line-sharing trials with carriers to determine whether it was possible to line-share technologically. Rhythms NetConnections, Inc. recently announced it had conducted a successful trial of the technology with SBC. SBC/Ameritech is currently in negotiations with carriers to determine how to price and provision line-sharing in its 13 state region and the appropriate interconnection agreement language to allow carriers to utilize line-sharing. It is not ATG's current strategy to deploy its DSL services via line-sharing. Implementation of line-sharing will enable competing DSL-only providers to reach customers without also having to provide voice services and at less than the cost of leasing the entire transmission line, giving them a cost advantage in providing DSL services alone over companies which lease the entire transmission line.

     The FCC also has under consideration a rulemaking to reform intercarrier compensation for access traffic, universal service support mechanism funding and related transfers of costs between carriers. To the extent that access charges would be reduced from interconnecting carriers, we may suffer financially, unless we can recover the difference from our customers. To the extent that universal service support contributions are finally determined and are required to be passed through to customers, customers may faces increases in their rates which could impact the type and volume of services they purchase, thereby harming our potential profitability.

     We believe that we are entitled to receive reciprocal compensation from incumbent local telephone companies for the transport and termination of local traffic bound for the Internet, pursuant to various interconnection agreements. Some incumbent local telephone companies have not paid and/or have disputed these claims, arguing that Internet service provider traffic is not local traffic as defined by the various agreements. Both state and federal regulators currently are considering the proper jurisdictional classification of local calls placed to an Internet service provider, and whether calls to Internet service providers trigger an obligation to pay reciprocal compensation. Also, on March 24, 2000, the Court of Appeals for the D.C. Circuit remanded to the FCC its earlier decision allowing states to require reciprocal compensation for Internet service provider-bound traffic in the absence of a federal rule to the contrary, and ordered the FCC to reconsider its earlier decision that Internet service provider traffic is interstate in nature. Therefore, we cannot assure you how these issues will be finally resolved whether any such resolution will be favorable to us.

     Specific statutes and regulations addressing this service have not been adopted, and the extent to which current laws and regulations at the city, state and federal levels will be interpreted to include such Internet telephone services has not been determined. The FCC has indicated, for example, that voice telecommunications carried over the Internet between two telephone sets using the public switched network may be subject to payment of access charges, universal service support funding, and taxation obligations, while voice telecommunications using computers rather than telephone sets may not be subject to such obligations. We cannot assure you that new laws or regulations relating to these services, or a determination that existing laws apply to such services, will not have a material adverse effect on our business.

     Our business could be harmed by:

     - any changes in applicable federal law and regulations, particularly changes in the requirements with respect to interconnection agreements with incumbent local telephone companies;

     - the entry of the incumbent local telephone companies into the long distance business in their respective regions; and

     - the granting of regulatory freedom and pricing flexibility to the incumbent local telephone companies.

  State Regulation

     To the extent that we provide identifiable intrastate services or have otherwise submitted ourselves to the jurisdiction of the relevant state utility regulatory commissions, we are subject to state regulations. In addition, certain states have required prior state certification as a prerequisite for processing and deciding an arbitration petition for interconnection under the 1996 Act. As of February 29, 2000, we were authorized under state law to operate as a competitive local exchange carrier in 12 states and have filed or are filing for authority in all other states. We have interconnection arrangements with the relevant incumbent local telephone companies approved or pending approval in 12 states. In other states where we have identified in our future market plans, we intend to negotiate interconnection agreements, opt-into, or pick and choose provisions from, existing interconnection agreements. We have filed tariffs in certain states for intrastate services as required by state law or regulation. We are also subject to periodic financial and other reporting requirements of these states with respect to our intrastate services.

     The different state public utility commissions employ various proceedings to determine the rates, charges and terms and conditions for unbundled network elements, as well as the discount for wholesale services that we purchase from the relevant incumbent local telephone company. The rates set forth in some of our interconnection agreements are interim rates and will be prospectively affected by the permanent rates set by the various state commissions for such unbundled network elements. If any state commission decides to change the unbundled network element rates our operating results could suffer. In addition to permanent statewide unbundled network element rates, these commissions are now required to geographically deaverage unbundled loop rates by zone by May 1, 2000. Depending on where zone lines are set and if the incumbent local telephone company retail rates are not also deaveraged, our profitability in less geographically dense zones may suffer compared with profitability under statewide average unbundled loop rates.

     The applicability of the various state regulations to our business and compliance requirements will be further affected by the extent to which our Internet traffic termination services for other carriers are determined to be intrastate services. Classification of such services as intrastate services could materially harm our business, as we may have to comply with additional regulatory requirements; however, revenue for such services are not included in our target market business plans.

  Local Government Regulation

     We may be required to obtain various permits and authorizations from municipalities in which we operate our facilities. Although we rely on the unbundled network elements of the incumbent local telephone companies, we also deploy our own facilities, including fiber optic cables, and therefore may need to obtain certain municipal permits or other authorizations. Imposition of rigorous conditions on the grant of permits or other authorizations, or their denial of such permits or other authorizations, could harm our business. Whether local government regulation of the activities of telecommunications carriers is preempted by federal law because it poses barriers to entry for competitive carriers is the subject of pending litigation.

     The foregoing is not intended to describe completely all present and proposed federal, state, and local regulations and legislation affecting the telecommunications industry. Other existing federal regulations are currently the subject of judicial proceedings, legislative hearings, and administrative proposals. The outcome of these proceedings and the ultimate impact of the 1996 Act or any final regulations adopted pursuant to that Act, on our business is uncertain. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business and we can give you no assurance that such future regulation or regulatory changes will not harm our business.

  Licenses and Approvals

     The construction of a communications network requires us to obtain municipal franchises and other permits. These rights are typically the subject of non-exclusive agreements of finite duration providing for our payment of fees or provision of services to the municipality without compensation. In addition, we must secure rights-of-way and other access rights which are typically provided under non-exclusive multi-year agreements, which generally contain renewal options. Generally, these rights are obtained from utilities, incumbent local telephone companies, other competitive carriers, railroads, and long distance carriers. Our agreements for rights-of-way and similar matters generally require us to indemnify the party providing such rights.

COMPETITION

  Incumbent Local Telephone Companies

     The telecommunications industry is highly competitive. Our principal competitors in our targeted markets are the incumbent local telephone companies which are primarily the regional Bell operating companies created by AT&T's divestiture of its local telephone business, including BellSouth, Bell Atlantic Corporation, Ameritech Corporation, US West Communications, Inc. and SBC Communications, Inc. and certain affiliates of GTE. These companies presently have almost 100% of the market share in most of our target markets.

     The incumbent local telephone companies have long-standing relationships with their customers, as well as financial, technical and marketing resources substantially greater than ours. Recent regulatory initiatives have allowed competitive carriers such as us to interconnect with an incumbent local telephone company's facilities and have provided us with increased business opportunities. The same initiatives, however, have also increased pricing flexibility for and relaxed regulatory oversight of the incumbent local telephone companies. If the incumbent local telephone companies increase volume and discount pricing practices or increase fees to competitive carriers for interconnection to their networks, or if the incumbent local telephone companies seek to delay interconnection to their networks, competition in our markets could intensify and the conditions under which we operate would be made substantially more difficult. To the extent we interconnect with and use incumbent local telephone company networks to service our customers, we will be dependent upon the technology and capabilities of the incumbent local telephone companies to meet some of the telecommunications needs of our customers and to maintain our service standards.

  Competitive Carriers and Other Competitors

     Other competitive carriers, microwave and satellite carriers, wireless telecommunications providers and large end-users which build their own private networks may compete with us in our markets. Other potential competitors include cable television companies, utilities and incumbent local telephone companies seeking to operate outside their current local service areas.

     Both the long distance business and the data transmission business are extremely competitive. Prices in both businesses have declined significantly in recent years and are expected to continue to decline. In the long distance business, we will face competition from large carriers such as AT&T, Sprint and WorldCom. We will rely on these large carriers as well as others to provide transmission and termination for our long distance traffic and therefore will be dependent on such carriers.

     We will also face competition from fixed and mobile wireless services providers. The FCC has authorized cellular, personal communications services and other providers to offer wireless services to both fixed and mobile locations. These providers can offer wireless local telephone service and other services to fixed locations, such as office and apartment buildings, in direct competition with us and existing providers of traditional land-based telephone service.

     In addition, recent FCC rules make it substantially easier for many non-U.S. communications companies to enter the U.S. market, thus potentially further increasing the number of competitors.

  Internet Service Providers

     The market for Internet access services is also extremely competitive. There are no substantial barriers to entry, and we expect that competition will intensify in the future. Our success in selling these services will depend heavily upon our ability to provide high-quality Internet connections at competitive prices.

INTELLECTUAL PROPERTY

     We regard our products, services and technology as proprietary and attempt to protect them with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Currently we have seven service mark applications pending. Despite our precautions, we may not be able to prevent misappropriation or infringement of our products, services and technology.

     Our logo and some titles and logos of our services mentioned in this prospectus are either our service marks or service marks that have been licensed to us. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

EMPLOYEES

     As of March 31, 2000, we had 472 full-time employees, including 83 employees engaged in our sales and marketing efforts. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified employees. None of our employees are currently represented by a labor union or under a collective bargaining agreement. We believe that we enjoy good relationships with our employees.

LEGAL PROCEEDINGS

     We are not party to any pending legal proceedings that we believe could, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations.

FACILITIES

     We are headquartered in Santa Rosa, California and primarily lease offices and space in a number of locations which support our information technology group, national customer service staff, divisional headquarters and other offices used primarily for sales, customer service and installation/repair and repair personnel. The table below lists both our leased and owned facilities as of March 31, 2000:

     Leased Facilities

                                                          APPROXIMATE
LOCATION                        DESCRIPTION              SQUARE FOOTAGE        LEASE EXPIRATION
--------                        -----------              --------------        ----------------
Santa Rosa, CA           corporation headquarters            37,568          January 2010
Germantown, MD           east division headquarters          17,430          October 2009
Tacoma, WA               office -- hub site                   8,263          February 2009
Salem, OR                office -- hub site                   7,815          May 2009
Santa Rosa, CA           office -- hub site                   8,278          May 2014
Reno, NV                 office -- hub site                   4,733          August 2009
Rockville, MD            office -- hub site                   7,400          September 2009
Portland, OR             office -- hub site                   9,760          February 2001
Portland, OR             hub site                             2,984          April 2001
Eugene, OR               office space                         5,560          August 2004
Tucson, AZ               office space                           449          December 2000
Olympia, WA              office space                         2,309          March 2009
Santa Rosa, CA           office space                         3,634          August 2004
Yakima, WA               office space                         1,104          August 2000
Bellingham, WA           office space                         1,000          August 2000
Medford, OR              office space                         2,500          September 2004
Eugene, OR               office space                         1,398          April 2001
Frederick, MD            office space                         2,145          October 2004
Stamford, CT             office space                           500          July 2000
Salem, OR                office and warehouse                 3,000          April 2000
Seattle, WA              office space                         2,710          April 2000
Novato, CA               office space                         1,600          June 2000

     Owned Facilities

                                                          APPROXIMATE
LOCATION                        DESCRIPTION              SQUARE FOOTAGE
--------                        -----------              --------------
Bend, OR                 office space                         1,569
Salem, OR                office space                        63,000

     We believe that both our owned and leased facilities are adequate to meet our current needs and that additional facilities will be available to meet our development and expansion needs in existing and projected target markets.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following table sets forth certain information regarding our executive officers, directors and key employees as of April 11, 2000:

NAME                                        AGE                       POSITION(S)
----                                        ---                       -----------
EXECUTIVE OFFICERS AND DIRECTORS
Clifford G. Rudolph.......................   53    Chairman of the Board, Chief Executive Officer
                                                   and Secretary
Robert T. Warstler........................   57    President and Chief Operating Officer
Thomas A. Grina...........................   42    Senior Vice President and Chief Financial Officer
Curtis E. Wheeling........................   52    Senior Vice President and Chief Technology
                                                   Officer
Katharine S. Klein........................   46    Senior Vice President, Corporate Development and
                                                     Strategic Planning
Robert F. Benbow..........................   64    Director
William S. Price(2)(3)....................   43    Director
John G. Puente(1)(2)......................   69    Director
John Watkins(1)...........................   39    Director
Blair P. Whitaker(1)(2)(3)................   38    Director
KEY EMPLOYEES
Michael R. Black..........................   51    President, Western Division
Harry F. Gowl.............................   53    President, Eastern Division
Daniel Cruz...............................   47    Vice President and Chief Systems Officer
Charlene S. Curry.........................   30    Vice President, Finance and Treasurer
Daniel K. Fee.............................   51    Vice President, Human Resources and Training
Scott A. Mindemann........................   35    Vice President, Wireless Technologies
Eric E. Russell...........................   32    Vice President and Controller
Eugene F. Sokol...........................   62    Vice President, Marketing Communications
Kathryn L. Thomas.........................   51    Vice President, Regulatory and Public Policy
Christopher Ward..........................   38    Vice President, Internet Services

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Finance Committee.

     CLIFFORD G. RUDOLPH co-founded ATG in July 1998, has been our Chief Executive Officer since December 1998 and has served as Chairman of the Board and Secretary since our formation. From July 1998 to July 1999, Mr. Rudolph also served as our President. From October 1995 to July 1998, Mr. Rudolph was President of Eastern/Western Divisions at Brooks Fiber Properties, a competitive local exchange company that was subsequently sold to MCI/WorldCom. From September 1994 to October 1995, Mr. Rudolph was a general partner at Sierra Associates, a communications consulting firm. From June 1992 to September 1994, Mr. Rudolph was Vice President, Marketing for Hitachi Data Systems, a mainframe, data storage and information services company and from November 1988 to June 1992, Mr. Rudolph was Vice President, Marketing at U.S. West Communications.

     ROBERT T. WARSTLER has been our President and Chief Operating Officer since July 1999. From October 1997 to July 1999, Mr. Warstler was Senior Vice President, Global Sales at Network Equipment Technology, a networking company. From June 1997 to October 1997, Mr. Warstler was President of RTW Consulting, a consulting firm. From April 1992 to June 1997, Mr. Warstler was Vice President and General Manager of the Americas for Hitachi Data Systems and from January 1990 to January 1992, Mr. Warstler was Vice President of Markets Planning at U.S. West Communications.

     THOMAS A. GRINA has been our Senior Vice President and Chief Financial Officer since May 1999. From April 1996 to August 1998, Mr. Grina was the Executive Vice President and Chief Financial Officer of Advanced Radio Telecom, a provider of broadband fixed wireless and data networking services and from May 1989 to March 1996, Mr. Grina was Executive Vice President and Chief Financial Officer of Dial Page Inc., a wireless communications company.

     CURTIS E. WHEELING co-founded ATG in July 1998 and has been our Senior Vice President and Chief Technical Officer since June 1999. From July 1998 to June 1999, Mr. Wheeling served as Senior Vice President, Marketing. From February 1996 to June 1998, Mr. Wheeling was Vice President of Market and Business Development at Brooks Fiber Properties and from June 1994 to February 1996, Mr. Wheeling was Vice President of Network Services for Hitachi Data Systems.

     KATHARINE S. KLEIN has been our Senior Vice President, Corporate Development and Strategic Planning since August 1999. From December 1996 to July 1999, Ms. Klein was Managing Director, Communications Finance, of General Electric Capital Corporation, a diversified finance company. From March 1983 to February 1996, Ms. Klein was employed by Lehman Brothers, Inc., most recently as Managing Director, Investment Banking.

     ROBERT F. BENBOW has served as one of our directors since July 1998. Mr. Benbow has been a Managing Partner at Alta Communications, a venture capital company, since 1990. Mr. Benbow was previously a Senior Vice President at Bank of New England, N.A. for 22 years.

     WILLIAM S. PRICE has served as one of our directors since December 1999. Mr. Price was a founding partner of Texas Pacific Group, a private equity firm, where he has been since 1992. Prior to that, Mr. Price was Vice President of Strategic Planning and Business Development for General Electric Capital Corporation. Mr. Price is also currently a director of Beringer Wine Estates Holdings, Inc., Continental Airlines, Inc., Del Monte Foods Company, Denbury Resources Inc., First World Communications and several private companies.

     JOHN G. PUENTE has served as one of our directors since December 1999. Mr. Puente has been the Chairman of Internet Cargo Services, Inc., a company that coordinates product shipments over the Internet, since June 1998. Prior to that, from June 1996 to June 1998, Mr. Puente served as Chairman of Telogy Networks, Inc., a developer of communications software products. Previously, from 1987 to June 1996, Mr. Puente was Chairman and Chief Executive Officer of Orion Network Systems, an international satellite company. From 1978 to 1987, Mr. Puente was Vice Chairman of M/A Com, a components, communications, systems and hardware company. Mr. Puente was a founder and, from 1972 to 1978, served as Chairman of Digital Communications Corporation (now Hughes Network Systems), a digital communications company. From 1982 to 1985, Mr. Puente served as Chairman of SouthernNet, a fiber optic long distance company. Mr. Puente is also currently a director of Primus Telecommunications Group Incorporated, Micros Systems Inc. and Via Net.Works, Inc.

     JOHN WATKINS has served as one of our directors since December 1998. Mr. Watkins is a Managing Director of J.P. Morgan Capital Corporation, where since 1991 he has been responsible for J.P. Morgan Capital's worldwide equity investments in Communications, Media and the Internet. He currently serves as a director of Triton PCS and several private companies.

     BLAIR P. WHITAKER has served as one of our directors since July 1998. Mr. Whitaker has been a general partner of Norwest Venture Partners, a venture capital firm since October 1997. Prior to that, from January 1996 to September 1997, Mr. Whitaker was the Chief Financial Officer and Vice President, Business Development of Exactis.com, an e-mail marketing solutions company. From September 1990 to December 1995, Mr. Whitaker was the Vice President of Centennial Funds, a private investment firm.

     MICHAEL R. BLACK co-founded ATG in July 1998 and has been the President of our Western Division since July 1999. From July 1998 to July 1999, Mr. Black was our Senior Vice President, Sales and Field Operations. From January 1997 to June 1998, Mr. Black was a Regional Vice President of Operations and Sales at Brooks Fiber Properties and from January 1994 to December 1996, Mr. Black was the Vice President of Sales for Ameritech Corporation, an incumbent local telephone company.

     HARRY F. GOWL has been the President of our Eastern Division since September 1999. From January 1998 to September 1999, Mr. Gowl was President and Chief Executive Officer of NewComm Net, Inc., a start-up competitive telephone company, until it was acquired by ATG. From August 1996 to December 1997, Mr. Gowl was Vice President, International Sales at G.I. Business Networks, a digital encoding company. In 1995, Mr. Gowl was Regional Vice President at TCG, Inc., a competitive local exchange carrier. From July 1993 to December 1994, Mr. Gowl was Senior Vice President and General Manager of International Networking at Orion Network Systems.

     DANIEL CRUZ has been our Vice President and Chief Systems Officer since September 1998. From January 1997 to May 1998, Mr. Cruz was the founder, Chairman and Chief Executive Officer of Quintessant Communications Inc., an electronic bonding company. From 1987 to January 1997, Mr. Cruz served as the President, Chief Executive Officer and Chief Technical Officer for Network Designs Corporation, an integration and software engineering company.

     CHARLENE S. CURRY has been our Vice President, Finance and Treasurer since November 1998. From June 1998 to November 1998, Ms. Curry was Assistant Controller at Inxight Software Inc., a Xerox New Enterprise Business. From July 1996 to May 1998, Ms. Curry was Regional Director of Finance at Brooks Fiber Properties. From February 1996 to June 1996, Ms. Curry was an Accounting Manager at Insync Corporation. From January 1995 to January 1996, Ms. Curry was Senior Tax Specialist at Frank, Rimerman + Co. LLP and from September 1991 to January 1995, Ms. Curry was a Senior Audit Specialist at KPMG Peat Marwick, LLP.

     DANIEL K. FEE has been our Vice President of Human Resources and Training since August 1999. From December 1998 to August 1999, he was one of our Regional Vice Presidents. From July 1996 to joining ATG in December 1998, Mr. Fee was the General Manager at Brooks Fiber Communications in Fresno. From December 1991 to July 1996, Mr. Fee was a Human Resources consultant and was a panel member of the American Arbitration Association. Mr. Fee retired from Southwestern Bell Telephone Company in December 1991 as the EEO/Labor Relations Manager for the state of Missouri.

     SCOTT A. MINDEMANN has been our Vice President of Wireless Technologies since June 1999. From February 1997 to June 1999, Mr. Mindemann was Vice President of Internet and Telecommunications Technology for CS Wireless Systems, Inc., a broadband wireless operator, which was subsequently sold to MCI/WorldCom. From December 1994 to February 1997, Mr. Mindemann was the founder and Chief Executive Officer for Digital Nexus, an Internet Service Provider and technology consulting group. From May 1992 to August 1995, Mr. Mindemann served as Sr. Member Technical Staff for Interphase Corporation, a developer and manufacturer of ATM and fibre channel networking equipment.

     ERIC E. RUSSELL has been our Vice President and Corporate Controller since July 1999. From August 1995 to June 1999, Mr. Russell was the Vice President of Operations and Vice President of Finance for Precision Navigation, Inc., a developer of sensor-based technology products.

     EUGENE F. SOKOL has been our Vice President of Marketing Communications since December 1998. From July 1996 to September 1998, Mr. Sokol served as President of VNU USA's Financial Software Division. From April 1991 to July 1996, Mr. Sokol was Executive Vice President of Marketing with MRP, a U.S. West media software company acquired by VNU USA. Mr. Sokol founded EF Sokol & Associates in 1979, a marketing and advertising communications company, and served as its Chief Executive Officer and President until its acquisition in 1990.

     KATHRYN L. THOMAS has been our Vice President for Regulatory and Public Policy since December 1998. From May 1996 to December 1998, Ms. Thomas served as Director of Government and Regulatory Affairs -- Western Division, Brooks Fiber Properties. From June 1993 to May 1996, Ms. Thomas served as the Assistant Director -- Telecommunications at the Washington Utilities and Transportation Commission. Prior to that, she was a consultant and expert witness on utility matters at Exeter Associates and held senior staff positions at Potomac Electric Power Company, Northeast Utilities, the Bendix Corporation and Deloitte, Haskins and Sells.

     CHRISTOPHER WARD has been our Vice President of Internet Services since December 1998. From October 1997 to May 1998, Mr. Ward was Vice President of Engineering for the Northern California Region of Verio Corporation. From March 1994 to September 1997, Mr. Ward was founder and Chief Executive Officer for West Coast Online, an Internet and web hosting company.

BOARD OF DIRECTORS

     Our board of directors currently consists of seven authorized members. When this offering is completed, our certificate of incorporation will provide for a classified board of directors consisting of three classes of directors, each serving staggered three year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, three of the nominees to the board of directors will be elected to one year terms, two will be elected to two year terms and two will be elected to three year terms. Thereafter, directors will be elected for three year terms. Messrs. Benbow and Puente will be designated class I directors, whose terms will expire at the 2001 annual meeting of stockholders. Messrs. Watkins and Whitaker will be designated class II directors, whose terms will expire at the 2002 annual meeting of stockholders. Messrs. Rudolph and Price will be designated class III directors, whose terms will expire at the 2003 annual meeting of stockholders. This classification of our board of directors may delay or prevent a change in control of our company or in our management. See "Description of Capital
Stock -- Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions."

BOARD COMMITTEES

     We established an audit committee, a compensation committee and a finance committee in December 1998. The audit committee consists of Messrs. Puente, Watkins and Whitaker. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.

     The compensation committee consists of Messrs. Price, Puente and Whitaker. The compensation committee reviews and recommends to the board of directors the compensation of all of our officers and directors, including stock compensation and loans and establishes and reviews general policies relating to the compensation and benefits of our employees.

     The finance committee consists of Messrs. Price and Whitaker. The finance committee assists with evaluating proposed debt and equity offerings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, Messrs. Benbow, Price and Whitaker served on our compensation committee. The table below sets forth the issuances of shares of our capital stock to the following affiliates of the members of our compensation committee since December 31, 1998:

                                                             SERIES B           SERIES D
NAME                                                      PREFERRED STOCK    PREFERRED STOCK
----                                                      ---------------    ---------------
Entities affiliated with Alta Communications(1).........     7,593,750          1,126,126
Entities affiliated with Norwest Venture Partners(2)....    10,125,000          4,504,504
Entities affiliated with Texas Pacific Group(3).........            --         15,090,088

---------------
(1) Includes 8,714,826 shares held by Alta Communications VII, L.P., and 5,050 shares held by Alta VII Associates LLC. Robert F. Benbow, one of our directors, is affiliated with these entities. Mr. Benbow disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. See "Principal Stockholders" for further information.

(2) Includes 7,314,752 shares held by Norwest Venture Partners, VI, L.P., and 7,314,752 shares held by Norwest Equity Partners VI, L.P. Blair P. Whitaker is affiliated with these entities. Mr. Whitaker disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. See "Principal Stockholders" for further information.

(3) Includes 12,857,075 shares held by TPG Partners II, L.P., 1,341,126 shares held by TPG Investors II, L.P., 877,401 shares held by TPG Parallel, L.P. and 14,486 shares held by TPG 1999 Equity Partners II, L.P. William S. Price, one of our directors, is affiliated with these entities. Mr. Price disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. See "Principal Stockholders" for further information.

     None of the members of the compensation committee has been or is currently one of our officers or employees. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors.

DIRECTOR COMPENSATION

     We intend to pay certain of our non-employee directors $3,000 per meeting attended in person. We do not provide additional compensation for committee participation. When a non-employee director first joins our board we intend to grant him or her an option to purchase up to 100,000 shares of common stock. The exercise price of each non-employee director option will equal 100% of the fair market value on the date of grant of the common stock covered by the option. These options will vest one quarter on the date of grant and the remainder over a period of three years from the date of grant, but only if the director remains on our board. Only our non-employee directors who are not affiliated with our pre-public investors will receive the cash meeting fee and stock option. We intend to reimburse all of our non-employee directors for all direct expenses incurred by them in attending a board of director meeting and any committee meeting on which they serve.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

     Upon completion of this offering, our certificate of incorporation will limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws will provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws will cover negligence on the part of indemnified parties at a minimum. Our bylaws will also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent, regardless of whether our bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification that will be provided for in our bylaws. These agreements, among other things, provide for indemnification for judgments, fines, settlement amounts and certain expenses, including attorneys' fees incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person's services as a director or executive officer of us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     The limited liability and indemnification provisions that will be contained in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

     There is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned, awarded or paid for services rendered to us in all capacities for the fiscal year ended December 31, 1999 by our Chief Executive Officer and our other most highly compensated executive officers who earned more than $100,000 in salary and bonus during the fiscal year ended December 31, 1999, whom we refer to in this prospectus collectively as the "named executive officers":

                           SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                                                  COMPENSATION
                                                                     AWARDS
                                                                  ------------
                                         ANNUAL COMPENSATION       SECURITIES
                                        ----------------------     UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITIONS             SALARY        BONUS        OPTIONS      COMPENSATION
----------------------------            --------      --------    ------------   ------------
Clifford G. Rudolph...................  $242,119      $350,000(1)  1,750,000       $ 8,016(2)(3)
  Chief Executive Officer and
  Secretary
Robert T. Warstler....................  $102,403(4)   $ 45,000       500,000       $10,012(5)
  President and Chief Operating
  Officer
Thomas A. Grina.......................  $152,493(6)   $ 52,200       500,000       $70,916(2)(7)
  Senior Vice President and Chief
  Financial Officer
Curtis E. Wheeling....................  $175,000      $ 43,750       250,000       $ 4,833(2)(8)
  Senior Vice President and Chief
  Technology Officer

---------------
(1) Includes $175,000 which has been deferred.
(2) Includes our matching contributions made under our 401(k) plan on behalf of such executive officer.
(3) Includes $5,100 in insurance premiums paid on behalf of Mr. Rudolph.
(4) Mr. Warstler joined the Company in July 1999, his annual salary for 1999 was $225,000.
(5) Includes $10,012 in relocation expenses paid on behalf of Mr. Warstler.
(6) Mr. Grina joined the Company in April 1999, his annual salary for 1999 was $225,000.
(7) Includes $63,030 in relocation expenses paid on behalf of Mr. Grina.
(8) Includes $750 in relocation expenses paid on behalf of Mr. Wheeling.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information regarding stock options granted to the named executive officers during the fiscal year ended December 31, 1999. The potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange

Commission requirements and do not reflect projections or estimates of future stock price growth. Potential realizable values are computed by:

     - multiplying the number of shares of common stock underlying each option by the fair market value of our common stock on the date of grant;

     - assuming that the total stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option; and

     - subtracting from that result the total option exercise price.

     Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

     The percentage of total options is based on options to purchase an aggregate of 9,003,000 shares of common stock granted by us during the fiscal year ended December 31, 1999, to our employees, directors and consultants, including the named executive officers. Options were granted with an exercise price equal to the fair market value of our common stock, as determined in good faith by our board of directors.

                                                                                         POTENTIAL REALIZABLE
                                               INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                           ----------------------------------------------------------       ANNUAL RATES OF
                           NUMBER OF       % OF TOTAL                                         STOCK PRICE
                           SECURITIES       OPTIONS                                        APPRECIATION FOR
                           UNDERLYING      GRANTED TO    EXERCISE                             OPTION TERM
                            OPTIONS       EMPLOYEES IN   PRICE PER      EXPIRATION      -----------------------
NAME                        GRANTED       FISCAL YEAR      SHARE           DATE             5%          10%
----                       ----------     ------------   ---------   ----------------   ----------   ----------
Clifford G. Rudolph......  1,750,000(1)      19.43%       $1.184     October 27, 2009   $1,303,070   $3,302,234
Robert T. Warstler.......    500,000(2)       5.55%        1.184      July 18, 2009        372,305      943,495
Thomas A. Grina..........    500,000(3)       5.55%        1.184       June 1, 2009        372,305      943,495
Curtis E. Wheeling.......    250,000(1)       2.78%        1.184     October 27, 2009      186,152      471,747

---------------
(1) On July 1, 1999, these options vested as to one-fourth of the shares; on July 1, 2000, these options will vest as to an additional one-fourth of the shares and they will vest thereafter as to one forty-eighth of the shares each month.

(2) On July 19, 2000, these options will vest as to one-fourth of the shares; on July 19, 2001, these options will vest as to an additional one-fourth of the shares and they will vest thereafter as to one forty-eighth of the shares each month.

(3) On April 26, 2000, these options will vest as to one-fourth of the shares; on April 26, 2001, these options will vest as to an additional one-fourth of the shares and they will vest thereafter as to one forty-eighth of the shares each month.

AGGREGATE OPTION EXERCISES DURING LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table presents information regarding the named executive officers, concerning option exercises for the year ended December 31, 1999 and exercisable and unexercisable options held as of December 31, 1999. The value of unexercised in-the-money options is based on a price of $3.552 per share, the fair market value of our stock on December 31, 1999 as determined by our board of directors, minus the per share exercise price, multiplied by the number of shares underlying the option.

                                                              NUMBER OF
                                                        SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                        SHARES           AT DECEMBER 31, 1999            AT DECEMBER 31, 1999
                                      ACQUIRED ON    ----------------------------    ----------------------------
NAME                                   EXERCISE      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                  -----------    -----------    -------------    -----------    -------------
Clifford G. Rudolph.................     --            437,500        1,312,500      $1,554,000      $4,662,000
Robert T. Warstler..................     --                 --          500,000              --       1,776,000
Thomas A. Grina.....................     --                 --          500,000              --       1,776,000
Curtis E. Wheeling..................     --             62,500          187,500         222,000         666,000

INCENTIVE STOCK PLANS

  1998 Stock Plan

     Our 1998 Stock Plan was approved by our board of directors and our stockholders in December 1998. The 1998 Stock Plan provides for the grant to our employees (including officers and employee directors) of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. Our board of directors has decided not to grant any additional options or stock purchase rights under the 1998 Stock Plan as of the effective date of this offering. However, the 1998 Stock Plan will continue to govern the terms and conditions of the outstanding awards granted under the 1998 Stock Plan.

     Administration of the 1998 Stock Plan. The 1998 Stock Plan is currently administered by the compensation committee of our board of directors, which selects the optionees, determines the number of shares to be subject to each option, determines the exercise price of each option, and determines the terms and conditions of each grant. In April 2000, our board of directors delegated authority to Clifford G. Rudolph, our Chairman, Chief Executive Officer and Secretary to select optionees, determine the number of shares subject to options, determine the exercise price of each option and determine the terms and conditions of each grant, consistent with past practices, to all eligible participants except executive officers and directors.

     Number of Shares of Common Stock Available under the 1998 Stock Plan. The 1998 Stock Plan authorizes the issuance of an aggregate of up to 12,426,750 shares of common stock. As of March 31, 2000, options and stock purchase rights to purchase up to an aggregate of 10,426,750 shares of common stock were outstanding under the 1998 Stock Plan, no shares had been issued pursuant to the exercise of options and an aggregate of 2,000,000 shares of common stock remained available for future grants.

     Options. The exercise price of all incentive stock options granted under the 1998 Stock Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of all nonstatutory stock options granted under the 1998 Stock Plan shall be determined by the board of directors, but in no event may be less than 85% of the fair market value on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of any such incentive stock option may not exceed five years. The term of all other options granted under the 1998 Stock Plan may not exceed ten years.

     Transferability of Options. Our 1998 Stock Plan generally does not allow for the transfer of options or stock purchase rights, and, during the lifetime of the optionee, only the optionee may exercise an option.

     Stock Purchase Rights. The 1998 Stock Plan also provides for the grant of stock purchase rights. The shares of our common stock that are purchased upon the exercise of a stock purchase right may be fully vested or unvested. Any unvested shares will vest in accordance with a schedule determined by the Plan administrator at the time of grant. We will have the right to purchase any unvested shares upon the optionee's termination of service.

     Adjustments on Merger or Asset Sale. If we merge with or into another corporation or sell substantially all of our assets, the 1998 Stock Plan requires that each outstanding option and stock purchase right be assumed or an equivalent option or right substituted by the successor corporation; provided, however, that in the event the successor corporation refuses to assume or substitute for the outstanding options and stock purchase rights, such options and rights will become fully vested and exercisable for a period of 15 days after notice from the administrator of the 1998 Stock Plan. The options and rights will terminate at the end of such 15 day notice period.

     Amendment and Termination. Unless terminated sooner, the 1998 Stock Plan will terminate ten years from its effective date. Our board of directors has authority to amend or terminate the 1998 Stock

Plan, provided that no such action may impair the rights of the holder of any outstanding options without the written consent of such holder.

  2000 Equity Incentive Plan

     Our board of directors adopted the 2000 Equity Incentive Plan, referred to as the Incentive Plan, in April 2000 and our stockholders are expected to approve the Incentive Plan in April 2000. Our Incentive Plan is the successor equity incentive plan to our 1998 Stock Plan. Our board of directors has not granted any options under the 2000 Stock Plan as of the effective date of this offering.

     The purpose of the Incentive Plan is to provide us with a continued opportunity to retain and attract employees, directors and consultants who are essential to our future growth and success by providing such individuals with an opportunity to acquire shares of our common stock. Our Incentive Plan provides for the grant of nonstatutory stock options to our employees, directors and consultants and to the employees, directors and consultants of any parent or subsidiary corporation, and for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and to the employees of any parent or subsidiary corporation.

     Number of Shares of Common Stock Available under the Incentive Plan. A total of 17,202,429 shares of our common stock are authorized for issuance under the Incentive Plan. On the first day of each fiscal year during the term of the Incentive Plan, beginning with our fiscal year 2001, the number of shares available for issuance under our Incentive Plan will increase by an amount of shares equal to the lesser of 3.5% of the outstanding shares of our common stock on the last day of our immediately preceding fiscal year, 4,000,000 shares or a lesser amount as our board may determine.

     Administration of the Incentive Plan. Our board of directors or a committee of our board administers the Incentive Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Internal Revenue Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. The administrator has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability of the options and the form of consideration payable upon exercise. In April 2000, our board of directors delegated authority to Clifford G. Rudolph, our Chairman, Chief Executive Officer and Secretary to select optionees, determine the number of shares subject to options, determine the exercise price of each option and determine the terms and conditions of each grant, consistent with post practices, to all eligible participants except executive officers and directors.

     Options. The administrator determines the exercise price of options granted under the Incentive Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Internal Revenue Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

     No optionee may be granted an option to purchase more than 1,750,000 shares in any calendar year. However, in an individual's first calendar year of employment, he or she may be granted options to purchase up to 2,250,000 shares.

     After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

     Automatic Grants to Nonemployee Directors. Our Incentive Plan provides for the periodic automatic grant of options to our nonemployee directors, who are not affiliated with the investors in our preferred stock. Each option granted under this automatic grant provision will have an exercise price per share equal to 100% of the fair market value per share of our common stock on the date of grant, and will have a term of 10 years, unless terminated earlier upon the optionee's termination of service as a director. These options will vest one quarter on the date of grant and the remainder over a period of three years from the date of grant, but only if the director remains on our board.

     A nonemployee director will automatically be granted an option to purchase 100,000 shares of our common stock on the later of the effective date of the Incentive Plan, or the date the individual first becomes a nonemployee director, whether by appointment by our board or election by our stockholders. An employee director who ceases to be an employee will not be eligible to receive this initial grant. Each of these options will become vested and exercisable over three years from the date of the grant date, assuming the director remains on our board.

     The other terms and conditions of the options automatically granted to nonemployee directors under the Incentive Plan will be governed by the terms of our Incentive Plan.

     Transferability of Options. Our Incentive Plan generally does not allow for the transfer of options and only the optionee may exercise an option during his or her lifetime. The administrator may, however, allow options to be transferable.

     Adjustments upon Merger or Asset Sale. Our Incentive Plan provides that if we merge with or into another corporation or sell substantially all of our assets, the successor corporation will assume or substitute each option. If the outstanding options are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option as to all of the shares subject to the option, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

     Amendment and Termination of our Incentive Plan. Our Incentive Plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the Incentive Plan provided it does not adversely affect any option previously granted under our Incentive Plan.

  2000 Employee Stock Purchase Plan

     Our board of directors adopted the 2000 Employee Stock Purchase Plan, referred to as the Purchase Plan, in April 2000 and our stockholders are expected to approve the Purchase Plan in April 2000. Our Purchase Plan provides eligible employees the opportunity to purchase shares of our common stock at a discount through payroll deductions.

     Number of Shares of Common Stock Available under the Purchase Plan. A total of 5,800,000 shares of our common stock are authorized for issuance under the Purchase Plan. In addition, the number of shares authorized for issuance under the Purchase Plan will increase annually on the first day of each fiscal year, beginning with our fiscal year 2001, equal to the lesser of 1% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, 1,200,000 shares, or such other amount as may be determined by our board of directors.

     Administration of the Purchase Plan. Our board of directors or a committee of our board administers the Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the Purchase Plan and determine eligibility.

     Eligibility to Participate. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the Purchase Plan if such employee:

     - immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

     - whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

     Offering Periods and Contributions. Our Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after April 30 and October 31 of each year, except for the first such offering period which will commence on the first trading day on or after the date of this prospectus and will end on the last trading day on or after April 30, 2002.

     Our Purchase Plan permits participants to purchase common stock through payroll deductions of up to 10% of their eligible compensation which includes a participant's base salary or wages, bonus and commissions. However, in no event may a participant purchase more than 2,500 shares during a 6-month purchase period.

     Purchase of Shares. Amounts deducted from a participant's eligible compensation and accumulated during a six-month purchase period are used to purchase shares of our common stock at the end of any purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or at the end of a purchase period. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     Transferability of Rights. A participant may not transfer rights granted under the Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the Purchase Plan.

     Adjustments upon Merger or Asset Sale. If we merge with or into another corporation or sell all or substantially all of our assets, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

     Amendment and Termination of the Purchase Plan. Our Purchase Plan will terminate in 2010. However, our board of directors has the authority to amend or terminate our Purchase Plan, except that, subject to certain exceptions described in the Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under our Purchase Plan.

401(k) PLAN

     We adopted a retirement savings plan that covers all of our employees. An employee may elect to defer, in the form of contributions to the 401(k) Plan, up to 15% of the total annual compensation that would otherwise be paid to the employee, subject to statutory limitations. Employee contributions are invested in selected mutual funds or money market funds according to the directions of the employee. We may make matching contributions as a percentage of employee contributions, subject to established limits. The employees' contributions are fully vested and nonforfeitable at all times.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     We have entered into employment agreements with the following named executive officers:

          Clifford G. Rudolph. In November 1999, we entered into an employment agreement with Clifford G. Rudolph. Mr. Rudolph is currently entitled to an annual salary of $350,000 and an annual bonus of up to 100% of his annual base salary.

          Robert T. Warstler. In December 1999, we entered into an employment agreement with Robert T. Warstler. Mr. Warstler is currently entitled to an annual salary of $275,000 and an annual bonus of up to 100% of his annual base salary.

          Thomas A. Grina. In December 1999, we entered into an employment agreement with Thomas A. Grina. Mr. Grina is currently entitled to an annual salary of $275,000 and an annual bonus of up to 100% of his annual base salary.

          Curtis E. Wheeling. In December 1999, we entered into an employment agreement with Curtis E. Wheeling. Mr. Wheeling is currently entitled to an annual salary of $175,000 and an annual bonus of up to 100% of his annual base salary.

     Other than Mr. Rudolph, each of the named executive officers has provisions in his employment agreement which provides that, in the case of involuntary termination without cause or voluntary termination for good reason, where termination does not occur within 18 months after a change of control, the executive officer will receive a lump sum payment equal to 100% of his or her annual salary and target bonus, 12 months vesting of unvested stock options and four years to exercise any remaining stock options and continued eligibility for company-paid health benefits for himself and his eligible dependents for 18 months. In addition, such executive officer will continue to receive his or her existing base salary for six months following termination and will receive 50% of his or her target bonus within six months following termination. In the case of involuntary termination without cause or voluntary termination for good reason, where termination occurs within 18 months after a change of control, such executive officer will receive 100% vesting of remaining stock options and continued eligibility for company-paid health benefits for the executive and his eligible dependents for two years. In the case of termination due to death or disability, the executive officer will receive 50% vesting of stock options and continued payment of benefits for two years.

     Mr. Rudolph's employment agreement provides that, in the case of involuntary termination without cause, voluntary termination for good reason or any voluntary termination within 90 days after a change of control, Mr. Rudolph will receive a lump sum payment equal to 100% of his base salary and target bonus, 100% vesting of stock options and four years to exercise any remaining stock options, continued eligibility for company-paid health benefits for the executive and his eligible dependents for two years and full tax-neutral relocation costs, including home sale loss protection, from Santa Rosa, California to Los Altos Hills, California. In addition, Mr. Rudolph will continue to receive his base salary and target bonus for a period of two years after termination. In the case of termination due to death or disability, Mr. Rudolph will receive 100% vesting of his stock options and continued eligibility for company-paid health benefits for three years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ISSUANCES OF PREFERRED STOCK

     The following table summarizes the shares of preferred stock purchased by our executive officers, directors and 5% stockholders, and persons and entities associated with them, in private placement transactions since December 31, 1998:

                                                              SHARES OF     SHARES OF
                                                               SERIES B      SERIES D
                                                              PREFERRED     PREFERRED
PURCHASER                                                       STOCK         STOCK
---------                                                     ----------    ----------
Entities affiliated with Norwest Venture Partners(1)........  10,125,000     4,504,504
Entities affiliated with Texas Pacific Group(2).............          --    15,090,088
Entities affiliated with JP Morgan Capital Corporation(3)...   7,593,750     3,378,370
Entities affiliated with Alta Communications(4).............   7,593,750     1,126,126
Entities affiliated with Centennial Fund....................   6,075,000     2,252,252
Telecom Partners II, L.P. ..................................   6,075,000     1,126,126
First Union Capital Partners................................   5,062,500     2,252,252
Entities affiliated with AT&T Ventures......................   5,062,500       563,063

---------------
(1) Includes 7,314,752 shares held by Norwest Venture Partners, VI, L.P., and 7,314,752 shares held by Norwest Equity Partners VI, L.P. Blair P. Whitaker, one of our directors, is affiliated with these entities. Mr. Whitaker disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. See "Principal Stockholders" for further information.

(2) Includes 12,857,075 shares held by TPG Partners II, L.P., 1,341,126 shares held by TPG Investors II, L.P., 877,401 shares held by TPG Parallel, L.P. and 14,486 shares held by TPG 1999 Equity Partners II, L.P. William S. Price, one of our directors, is affiliated with these entities. Mr. Price disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. See "Principal Stockholders" for further information.

(3) Includes 9,766,443 shares held by J.P. Morgan Investment Corporation, and 1,205,677 shares held by Sixty Wall Street SBIC Fund, L.P. John Watkins, one of our directors, is affiliated with these entities. Mr. Watkins disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. See "Principal Stockholders" for further information.

(4) Includes 8,714,826 shares held by Alta Communications VII, L.P., and 5,050 shares held by Alta VII Associates LLC. Robert F. Benbow, one of our directors, is affiliated with these entities. Mr. Benbow disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. See "Principal Stockholders" for further information.

OPTION GRANTS TO EXECUTIVE OFFICERS AND DIRECTORS

     The table below lists the name of the executive officer or director, the number of stock options granted and the exercise price per share of all options granted to such individuals since December 31, 1998:

                                                              NUMBER OF    EXERCISE PRICE
NAME                                                           OPTIONS       PER SHARE
----                                                          ---------    --------------
Clifford G. Rudolph.........................................  1,750,000        $1.184
Thomas A. Grina.............................................    500,000        $1.184
Robert T. Warstler..........................................    500,000        $1.184
Curtis E. Wheeling..........................................    250,000        $1.184

OTHER TRANSACTIONS

     In September 1999, we acquired all of the outstanding common stock of NewComm Net, Inc. by issuing 1,250,458 shares of our common stock. John G. Puente, one of our directors, was a stockholder of NewComm Net. Mr. Puente received 155,191 shares of our common stock in exchange for his shares of NewComm Net.

     Prior to the closing of this offering, each share of our Series A Preferred Stock will automatically convert into one share of common stock and one share of redeemable preferred stock. Upon this conversion, we will redeem all of the outstanding shares of redeemable preferred stock for $1.4815 per share. The table below sets forth the amount of shares that will be redeemed and the total consideration received by each of our executive officers, directors and greater than 5% stockholders upon our redemption of our redeemable preferred stock:

                                                              NUMBER OF        TOTAL
NAME                                                           SHARES      CONSIDERATION
----                                                          ---------    -------------
Entities affiliated with Norwest Venture Partners(1)........   226,125       $335,004
Entities affiliated with Alta Communications(2).............   226,125       $335,004
Entities affiliated with Centennial Funds(3)................   226,125       $335,004
Telecom Partners II, L.P. ..................................   226,125       $335,004
Clifford G. Rudolph(4)......................................   135,000       $200,003

---------------
(1) The shares represented hereby are held by Norwest Venture Partners VI, L.P. Blair P. Whitaker, one of our directors, is an affiliate of these entities. Mr. Whitaker disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. See "Principal Stockholders" for further information.

(2) The shares represented hereby are held by Alta Communications VII, L.P. Robert Benbow, one of our directors, is affiliated with these entities. Mr. Benbow disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. See "Principal Stockholders" for further information.

(3) The shares represented hereby are held by Centennial Funds V, L.P. and Centennial Entrepreneurs Fund V, L.P. See "Principal Stockholders" for further information.

(4) The shares represented hereby are held by the Rudolph Family 1997 Trust dated 10/10/97, of which, Clifford G. Rudolph, our Chairman of the Board, Chief Executive Officer and Secretary, is the trustee. See "Principal Stockholders" for further information.

INDEMNIFICATION

     We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements require and our certificate of incorporation and bylaws will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

     All future transactions, including any loans from us to our officers, directors, principal stockholders or affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2000, with respect to:

     - each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding shares of common stock;

     - each of our directors;

     - each of our named executive officers; and

     - all of our directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, the common stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed outstanding for that person, but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.

     Unless otherwise indicated in the footnotes to the table below, the address for each individual listed below is 110 Stony Point Road, Second Floor, Santa Rosa, California 95401. Except as otherwise indicated, each stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder, subject to community property laws where applicable.

     Percent of beneficial ownership is based upon 114,682,857 shares of our
common stock outstanding as of March 31, 2000 and           shares of our common
stock outstanding after this offering.

                                                            NUMBER OF           PERCENTAGE OF SHARES
                                                              SHARES             BENEFICIALLY OWNED
                                                           BENEFICIALLY   --------------------------------
NAME OF BENEFICIAL OWNER                                      OWNED       BEFORE OFFERING   AFTER OFFERING
------------------------                                   ------------   ---------------   --------------
Entities affiliated with Norwest Venture Partners(1).....   18,230,629         15.90%
Blair P. Whitaker(1).....................................   18,230,629         15.90
Entities affiliated with Texas Pacific Group(2)..........   15,090,088         13.16
William S. Price(2)......................................   15,090,088         13.16
Entities affiliated with JP Morgan Capital
  Corporation(3).........................................   13,503,370         11.77
John Watkins(3)..........................................   13,503,370         11.77
Entities affiliated with Alta Communications, L.P.(4)....   11,477,251         10.00
Robert F. Benbow(4)......................................   11,477,251         10.00
Entities affiliated with Centennial Fund, L.P.(5)........   10,578,377          9.22
Telecom Partners II, L.P.(6).............................    9,452,251          8.24
First Union Capital Partners(7)..........................    9,002,252          7.85
Entities affiliated with AT&T Ventures(8)................    7,313,063          6.38
Clifford G. Rudolph(9)...................................    2,981,550          2.59
Curtis E. Wheeling (10)..................................      683,000             *
John G. Puente(11).......................................      180,191             *
Thomas A. Grina(12)......................................      125,000             *
Robert T. Warstler.......................................           --             *
All directors and executive officers as a group
  (10 persons)(13).......................................   62,271,079         54.30%

---------------
  * Represents holdings of less than one percent of the outstanding shares of common stock.

 (1) Includes 9,228,377 shares held by Norwest Venture Partners, VI, L.P., and 9,002,252 shares held by Norwest Equity Partners VI, L.P. Blair P. Whitaker, one of our directors, is affiliated with these entities. Mr. Whitaker disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address for Mr. Whitaker and each of these entities is 245 Lytton Ave., Suite 250, Palo Alto, California 94031.

 (2) Includes 12,857,075 shares held by TPG Partners II, L.P., 1,341,126 shares held by TPG Investors II, L.P., 877,401 shares held by TPG Parallel, L.P. and 14,486 shares held by TPG 1999 Equity Partners II, L.P. William S. Price, one of our directors, is affiliated with these entities. Mr. Price disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address for Mr. Price and each of these entities is 345 California Street, Suite 3300, San Francisco, California 94104.

 (3) Includes 12,171,143 shares held by J.P. Morgan Investment Corporation, and 1,332,217 shares held by Sixty Wall Street SBIC Fund, L.P. John Watkins, one of our directors, is affiliated with these entities. Mr. Watkins disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address for Mr. Watkins and each of these entities is 101 California St., 37th Floor, San Francisco, California 94111.

 (4) Includes 11,470,501 shares held by Alta Communications VII, L.P., and 6,750 shares held by Alta VII Associates LLC. Robert F. Benbow, one of our directors, is affiliated with these entities. Mr. Benbow disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address for Mr. Benbow and each of these entities is One Embarcadero Center, Suite 4050, San Francisco, California 94111.

 (5) Includes 8,752,016 shares held by Centennial Fund V, L.P., 249,784 shares held by Centennial Entrepreneurs Fund V, L.P., 30,172 shares held by Centennial Holdings I, LLC, 1,433,256 shares held by Centennial Fund VI, L.P., 37,715 shares held by Centennial Entrepreneurs Fund VI, L.P. and 75,434 shares held by Centennial Strategic Partners VI, L.P. The address for each of these entities is 1428 15th St., Denver, Colorado 80202.

 (6) The address for Telecom Partners II, L.P. is 3200 Cherry Creek South Drive, Suite 450, Denver, Colorado 80209.

 (7) The address for First Union Capital Partners is One First Union Center, Charlotte, North Carolina 28288.

 (8) Includes 3,472,133 shares held by Special Partners Fund International, L.P., 3,217,747 shares held by AT&T Venture Fund II, L.P., and 623,183 shares held by Special Partners Fund, L.P. The address for these entities is 3000 Sand Hill Road, Bldg. 1, Suite 285, Menlo Park, California 94025.

 (9) Includes 2,544,050 shares held by The Rudolph Family 1997 Trust Dated 10/10/97, of which, Clifford G. Rudolph, our Chairman of the Board and Chief Executive Officer is the trustee. Also includes 437,500 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000.

(10) Includes 62,500 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000.

(11) Includes 25,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000.

(12) Includes 125,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000.

(13) Includes 212,500 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, our authorized capital stock will consist of 1,000,000,000 shares of common stock, $.0001 par value, and 25,000,000 shares of undesignated preferred stock, $.0001 par value. The following summary of certain provisions of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation.

COMMON STOCK

     At March 31, 2000, there were 114,682,857 shares of common stock held of record by 72 stockholders and options to purchase up to an aggregate of 10,426,750 shares of common stock outstanding. The holders of common stock are entitled to one vote for each share held of record upon matters and in a manner as provided by law. Subject to preferences applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of funds legally available for dividend payments. See "Dividend Policy." In the event we liquidate, dissolve or wind up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

     The board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. We cannot state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, establishing a sinking fund and delaying or preventing a change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

     As of March 31, 2000, the holders of 113,432,428 shares of common stock or their permitted transferees are entitled to the following rights with respect to the registration of the shares they hold under the Securities Act:

          Demand Registrations. At any time on or after six months following the closing of this offering, the holders of shares of common stock issued upon conversion of our preferred stock may request us to register shares of our common stock having an aggregate offering price of at least $5 million. However, we will be obligated to effect only three registrations on Form S-1. If shares requested to be included in a registration must be excluded due to limitations on the number of shares to be registered on behalf of the selling stockholders pursuant to the underwriters' advice, the shares registered on behalf of the selling stockholders will be allocated among all holders of shares with rights to be included in the registration on the basis of the number of shares of common stock with such rights held by such stockholders.

          Piggyback Registration Rights. The holders of common stock issued upon conversion of our preferred stock have unlimited rights to request that their shares of common stock be included in any company-initiated registration of common stock other than registrations of employee benefit plans or business combinations subject to Rule 145 under the Securities Act. The underwriters may, for marketing reasons, exclude all or part of the shares requested to be registered on behalf of all stockholders having the right to request inclusion in such registration. Notwithstanding the foregoing, we have the right to terminate any registration we initiated prior to its effectiveness regardless of any request for inclusion by any holders of preferred stock.

          Form S-3 Registrations. After we have qualified to register securities on Form S-3, holders of common stock issued upon conversion of our preferred stock may request in writing that we effect an unlimited number of registrations of such shares on Form S-3, provided that, the aggregate offering price of the shares to be registered in each such registration exceeds $5,000,000. However, we are not required to keep effective more than three registrations on Form S-3 pursuant to such requests. If such registration is to be an underwritten public offering, the underwriters may reduce, for marketing reasons, the number of shares to be registered on behalf of all stockholders having the right to request inclusion in such registration.

          Transferability. Registration rights are transferable upon notice by the holder to us of the transfer and the transferee or assignee is not deemed by our board of directors to be a competitor of ours and assumes the rights and obligations of the transferor for such shares and the transfer is of at least 500,000 shares.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Certain provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

  Delaware Anti-takeover Law

     Upon the closing of this offering, we will be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless, with certain exceptions, the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

  Classified Board

     Upon the closing of this offering, our board of directors will be divided into three classes. The directors in each class will serve for a three-year term; provided, however, that the initial term of class I and II directors will be one and two years, respectively. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

  Restrictions on Persons Able to Call Stockholder Meetings

     Under our bylaws, only the board of directors, the chairman of the board or the chief executive officer will be able to call special meetings of stockholders. A stockholder's inability to call a special meeting of stockholders makes it more difficult for stockholders to replace the board of directors or effect other corporate changes.

  Advance Notification of Stockholder Nominations and Proposals

     Our bylaws will establish advance notice procedures for stockholder proposals and the nomination of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board.

  No Stockholder Action by Written Consent

     Our certificate of incorporation will eliminate the right of stockholders to act by written consent without a meeting.

  Undesignated Preferred Stock

     The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Equiserve Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately prior to this offering, there was no public market for our common stock. We cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of stock options, in the public market could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of our equity securities.

     Upon completion of this offering, we will have outstanding           shares
of common stock, assuming the issuance of           shares of common stock
offered by us, no exercise of outstanding options and no exercise of the underwriters' over-allotment option. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates as that term is defined in Rule 144 may generally only be sold only in compliance with Rule 144 summarized below. Generally, affiliates include executive officers, directors and greater than 10% stockholders.

     Giving effect to the lock-up agreements and assuming Salomon Smith Barney Inc. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

                                                              ELIGIBILITY OF RESTRICTED SHARES
                                                               FOR SALE IN THE PUBLIC MARKET
                                                              --------------------------------
Immediately after the date of this prospectus...............
Immediately after 180 days from the date of this
  prospectus................................................

LOCK-UP AGREEMENTS

     Our directors, officers and substantially all of our stockholders have entered into lock-up agreements in connection with this offering. These lock-up agreements generally provide that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock without the prior written consent of Salomon Smith Barney Inc. The lock-up restrictions will expire on the date which is 180 days after the date of this prospectus. However, Salomon Smith Barney Inc. may waive these restrictions at any time in its discretion before the end of the 180 day lock-up period. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be eligible for resale until these agreements expire or are waived by Salomon Smith Barney Inc.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will
       equal           shares immediately after this offering; or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate of us, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144 subject to the contractual restrictions described above. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one year minimum holding period requirement.

ADDITIONAL REGISTRATIONS

     We intend to file a registration statement within 180 days of the date of this prospectus to register shares of common stock reserved for issuance under our 1998 Stock Plan, 2000 Equity Incentive Plan and our 2000 Employee Stock Purchase Plan. See "Management -- Incentive Stock Plans." Additionally, upon completion of this offering and expiration of 180 days, holders of 113,432,428 shares of our common stock will have registration rights which, upon exercise, will require us to file registration statements covering the sale of their shares of common stock to the public or to include their shares in registration statements covering the sale of our shares of common stock to the public. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement
dated           , 2000, each underwriter named below has severally agreed to purchase, and we have agreed to sell to the underwriter, the number of shares set forth opposite the name of such underwriter.

                                                              NUMBER OF
NAME                                                           SHARES
----                                                          ---------
Salomon Smith Barney Inc. ..................................
Credit Suisse First Boston Corporation......................
Lehman Brothers Inc. .......................................
First Union Securities, Inc. ...............................
J.P. Morgan & Co., Inc. ....................................
                                                              --------
          Total.............................................
                                                              --------

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

     The underwriters, for whom Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, Lehman Brothers Inc., First Union Securities, Inc. and J.P. Morgan & Co., Inc. are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to selected dealers at the
public offering price less a concession not in excess of $     per share. The
underwriters may allow, and such dealers may reallow, a concession not in excess
of $     per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

     We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to           additional shares of
common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter's initial purchase commitment.

     We, our officers and directors, and all of our other stockholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to sell, pledge, assign or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

     At our request Salomon Smith Barney Inc. reserved up to        percent of
the shares being offered as directed shares for sale at the initial public offering price to persons who are directors, officers or our employees, or who are otherwise associated with us and our affiliates or employees, and who have advised us of their desire to purchase these shares. The number of shares of common stock available for sale to the general public will be reduced to the extent of sales of directed shares to any of the persons for whom they have been reserved. Any shares not so purchased will be offered by the underwriters on the same basis as all other shares of common stock offered hereby. We have agreed to indemnify the underwriters against specified liabilities and expenses, including liabilities under the Securities Act of 1933, in connection with the sales of the directed shares.

     First Union Capital Partners, an affiliate of First Union Securities Inc. acquired 6,750,000 shares of our Series B Preferred Stock and 2,252,252 of our shares of Series D Preferred Stock. These shares will convert into 9,002,252 shares of our common stock on the closing of this offering. First Union Capital Partners will be restricted from selling, transferring or hypothecating such common stock for a period of one year from the date of this prospectus pursuant to the rules of the National Association of Securities Dealers, Inc.

     J.P. Morgan Investment Corporation, an affiliate of J.P. Morgan & Co., Inc. acquired 9,586,690 shares of our Series B Preferred Stock and 2,584,453 shares of our Series D Preferred Stock. These shares will convert into 12,171,143 shares of our common stock on the closing of this offering. J.P. Morgan Investment Corporation will be restricted from selling, transferring or hypothecating such common stock for a period of one year from the date of this prospectus pursuant to the rules of the National Association of Securities Dealers, Inc.

     Sixty Wall Street SBIC Fund, L.P., an affiliate of J.P. Morgan & Co., Inc. acquired 538,310 shares of our Series B Preferred Stock and 793,917 shares of our Series D Preferred Stock. These shares will convert into 1,332,227 shares of our common stock on the closing of this offering. Sixty Wall Street SBIC Fund, L.P. will be restricted from selling, transferring or hypothecating such common stock for a period of one year from the date of this prospectus pursuant to the rules of the National Association of Securities Dealers, Inc.

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations among us and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. There can be no assurance, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the common stock will develop and continue after this offering.

     We have applied to list our common stock for quotation on the Nasdaq National Market under the symbol "ATGG."

     The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                                      PAID BY ATG
                                                              ----------------------------
                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
Per share...................................................   $               $
     Total..................................................   $               $

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchase by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchase of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

     Any of these activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

     We estimate that the total expenses of this offering, excluding
underwriting discounts and commissions, will be $          .

     The underwriters do not expect shares to discretionary accounts to exceed five percent of the total number of shares offered.

     The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

     We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered under this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain other legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York. As of the date of this prospectus, investment partnerships composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati and certain other members of Wilson Sonsini Goodrich & Rosati beneficially owned an aggregate of 101,781 shares of our common stock.

                                    EXPERTS

     Our consolidated financial statements at December 31, 1998 and 1999, for the period from July 22, 1998 (inception) to December 31, 1998, and for the year ended December 31, 1999, have been included in the registration statement in reliance on the report of KPMG LLP, independent auditors, given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Shared Communications, Inc., at September 30, 1997 and 1998 and for the years ended September 30, 1997 and 1998, have been included in the registration statement in reliance on the report of Arthur Andersen LLP, independent auditors, given upon the authority of such firm as experts in accounting and auditing.

                   WHERE YOU MAY FIND ADDITIONAL INFORMATION

     We filed a registration statement on Form S-1 with the Commission for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to ATG and our common stock, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information on the operations of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with the requirements of the Securities Exchange Act of 1934, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and Web site of the Securities and Exchange Commission referred to above.

                                ATG GROUP, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report................................     F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................     F-3
Consolidated Statements of Operations for the period from
  July 22, 1998 (inception) to December 31, 1998 and for the
  year ended December 31, 1999..............................     F-5
Consolidated Statements of Stockholders' Equity for the
  period from July 22, 1998 (inception) to December 31, 1998
  and for the year ended December 31, 1999..................     F-6
Consolidated Statements of Cash Flows for the period from
  July 22, 1998 (inception) to December 31, 1998 and for the
  year ended December 31, 1999..............................     F-7
Notes to Consolidated Financial Statements..................     F-8

                SHARED COMMUNICATIONS SERVICES, INC.
             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants....................    F-22
Balance Sheets as of September 30, 1997 and 1998 and June
  30, 1999 (unaudited)......................................    F-23
Statements of Income for the years ended September 30, 1997
  and 1998 and the nine months ended June 30, 1998 and 1999
  (unaudited)...............................................    F-24
Statements of Shareholders' Equity for the years ended
  September 30, 1997 and 1998 and the nine months ended June
  30, 1999 (unaudited)......................................    F-25
Statements of Cash Flows for the years ended September 30,
  1997 and 1998 and the nine months ended June 30, 1998 and
  1999 (unaudited)..........................................    F-26
Notes to Financial Statements...............................    F-28

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
ATG Group, Inc.:

     We have audited the accompanying consolidated balance sheets of ATG Group, Inc. and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from July 22, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ATG Group, Inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from July 22, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, in conformity with generally accepted accounting principles.

KPMG LLP

San Francisco, CA
March 24, 2000

                         ATG GROUP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  1998            1999
                                                              ------------    -------------
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 24,894,139    $  20,090,739
  Accounts receivable, net of allowance of $0 and
     $147,000...............................................            --        5,553,250
  Unbilled revenue..........................................            --        2,393,827
  Income taxes receivable...................................            --        1,945,794
  Prepaid expenses and other................................       106,218        4,853,852
                                                              ------------    -------------
          Total current assets..............................    25,000,357       34,837,462
Property, plant and equipment, net..........................       389,055       80,073,047
Loan origination costs, net.................................            --        4,828,618
Intangible assets, net......................................            --       69,245,400
Other assets................................................            --        3,402,165
                                                              ------------    -------------
          Total assets......................................  $ 25,389,412    $ 192,386,692
                                                              ============    =============

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    264,809    $   8,937,045
  Accrued liabilities and other.............................       502,053       14,741,324
  Current portion of capital leases.........................            --          130,894
                                                              ------------    -------------
          Total current liabilities.........................       766,862       23,809,263
                                                              ------------    -------------
Long term debt..............................................            --       70,000,000
Capital leases..............................................            --          203,538
Other long term liabilities.................................            --          540,548
Commitments and contingencies
Redeemable preferred stock..................................            --               --
Series A convertible preferred stock, $0.0001 par value;
  1,350,000 shares authorized, issued and outstanding;
  liquidation preference of $2,129,863 and $2,429,863.......     2,000,000        2,000,000
Stockholders' equity:
  Convertible preferred stock:
     Series B, $0.0001 par value; 67,500,000 shares
       authorized; 16,838,750 and 67,500,000 shares issued
       and outstanding; liquidation preference of
       $25,165,012 and $104,787,789.........................         1,684            6,750
     Series C, $0.0001 par value; 1,600,000 authorized;
       1,503,880 shares issued and outstanding; liquidation
       preference of $2,854,014.............................            --              150
     Series D, $0.0001 par value; 39,428,471 shares
       authorized; 3,942,866 issued and outstanding;
       liquidation preference of $17,621,435................            --              394

                         ATG GROUP, INC. AND SUBSIDIARY

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  1998            1999
                                                              ------------    -------------
  Common stock, $0.0001 par value; 157,300,000 shares
     authorized; 3,650,050 and 4,900,506 shares issued and
     outstanding............................................           365              490
  Additional paid-in capital................................   100,195,513      284,890,876
  Series B; 50,516,100 shares subscribed but unissued.......   (74,833,642)              --
  Series D; 35,485,605 shares subscribed but unissued.......            --     (157,556,500)
  Deferred compensation.....................................            --         (586,700)
  Accumulated deficit.......................................    (2,741,370)     (30,922,117)
                                                              ------------    -------------
          Total stockholders' equity........................    22,622,550       95,833,343
                                                              ------------    -------------
          Total liabilities and stockholders' equity........  $ 25,389,412    $ 192,386,692
                                                              ============    =============

   The accompanying notes are an integral part of the consolidated financial statements

                         ATG GROUP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              PERIOD FROM INCEPTION
                                                                 (JULY 22, 1998)        YEAR ENDED
                                                                 TO DECEMBER 31,       DECEMBER 31,
                                                                      1998                 1999
                                                              ---------------------    ------------
Revenue.....................................................       $        --         $ 23,358,169
Cost of services............................................                --           16,196,568
                                                                   -----------         ------------
  Gross profit..............................................                --            7,161,601
Costs and expenses
  Selling, general and administrative expenses..............         2,498,682           22,571,067
  Depreciation and amortization.............................             4,796            4,621,732
                                                                   -----------         ------------
  Total costs and expenses..................................         2,503,478           27,192,799
                                                                   -----------         ------------
Loss from operations........................................        (2,503,478)         (20,031,198)
Interest expense............................................                --           (3,892,165)
Interest and other income...................................           111,478              800,825
                                                                   -----------         ------------
Loss before taxes...........................................        (2,392,000)         (23,122,538)
Provision for income taxes..................................              (800)              (5,000)
                                                                   -----------         ------------
Net loss....................................................        (2,392,800)         (23,127,538)
Dividends on preferred stock................................           348,570            5,053,209
                                                                   -----------         ------------
Net loss attributed to common stockholders..................       $(2,741,370)        $(28,180,747)
                                                                   ===========         ============
Basic and diluted net loss per share........................       $     (0.75)        $      (7.06)
                                                                   ===========         ============
Shares used to compute basic and diluted net loss per
  share.....................................................         3,650,000            3,989,165
                                                                   ===========         ============

   The accompanying notes are an integral part of the consolidated financial statements

                         ATG GROUP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                  CONVERTIBLE PREFERRED STOCK                              CO
                                  -------------------------------------------------------------------------------------------
                                       SERIES B              SERIES C             SERIES D          SUBSCRIPTION RECEIVABLE
                                  -------------------   ------------------   ------------------   ---------------------------
                                    SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT     SHARES         AMOUNT
                                  ----------   ------   ---------   ------   ---------   ------   -----------   -------------
Issuance of common stock to
 founders.......................          --   $  --           --    $ --           --    $ --             --   $          --
Subscription of Series B
 convertible preferred stock....          --      --                                              (67,354,850)    (99,778,263)
Issuance of Series B convertible
 preferred stock, net of
 issuance costs of $164,288.....  16,838,750   1,684                                               16,838,750      24,944,621
Dividends on preferred stock....
Net loss........................
                                  ----------   ------   ---------    ----    ---------    ----    -----------   -------------
Balances at December 31, 1998...  16,838,750   1,684           --                   --      --    (50,516,100)    (74,833,642)
Additional subscription of
 Series B convertible preferred
 stock..........................                                                                     (145,150)       (215,022)
Issuance of Series B convertible
 preferred stock................  23,661,292   2,366                                               23,661,292      35,051,412
Issuance of Series C convertible
 preferred stock................                        1,503,880     150
Subscription of Series D
 convertible preferred stock....                                                                  (39,428,471)   (175,062,411)
Issuance of Series B convertible
 preferred stock................  26,999,958   2,700                                               26,999,958      39,997,252
Issuance of Series D convertible
 preferred stock................                                             3,942,866     394      3,942,866      17,505,911
Issuance costs of Series B, C
 and D preferred stock..........
Issuance of common stock for
 purchase of NewComm
 Net, Inc. .....................
Deferred stock compensation
 related to the grant of stock
 options........................
Dividends on preferred stock....
Net loss........................
                                  ----------   ------   ---------    ----    ---------    ----    -----------   -------------
Balances at December 31, 1999...  67,500,000   $6,750   1,503,880    $150    3,942,866    $394    (35,485,605)  $(157,556,500)
                                  ==========   ======   =========    ====    =========    ====    ===========   =============

                                       CONVERTIBLE PREFERRED STOCK
                                       -----------------------
                                               COMMON STOCK                                                       TOTAL
                                       --   ------------------     PAID-IN        DEFERRED     ACCUMULATED    STOCKHOLDERS'
                                             SHARES     AMOUNT     CAPITAL      COMPENSATION     DEFICIT         EQUITY
                                       --   ---------   ------   ------------   ------------   ------------   -------------
Issuance of common stock to
 founders.......................            3,650,050    $365    $    232,968    $      --     $         --   $    233,333
Subscription of Series B
 convertible preferred stock....                                   99,778,263                                           --
Issuance of Series B convertible
 preferred stock, net of
 issuance costs of $164,288.....                                     (164,288)                                  24,782,017
Dividends on preferred stock....                                      348,570                      (348,570)            --
Net loss........................                                           --           --       (2,392,800)    (2,392,800)
                                            ---------    ----    ------------    ---------     ------------   ------------
Balances at December 31, 1998...            3,650,050     365     100,195,513           --       (2,741,370)    22,622,550
Additional subscription of
 Series B convertible preferred
 stock..........................                                      215,022                                           --
Issuance of Series B convertible
 preferred stock................                                           --                                   35,053,778
Issuance of Series C convertible
 preferred stock................                                    2,784,814                                    2,784,964
Subscription of Series D
 convertible preferred stock....                                  175,062,411                                           --
Issuance of Series B convertible
 preferred stock................                                           --                                   39,999,952
Issuance of Series D convertible
 preferred stock................                                           --                                   17,506,305
Issuance costs of Series B, C
 and D preferred stock..........                                     (488,031)                                    (488,031)
Issuance of common stock for
 purchase of NewComm
 Net, Inc. .....................            1,250,456     125       1,481,238                                    1,481,363
Deferred stock compensation
 related to the grant of stock
 options........................                                      586,700     (586,700)                             --
Dividends on preferred stock....                                    5,053,209                    (5,053,209)            --
Net loss........................                                                                (23,127,538)   (23,127,538)
                                            ---------    ----    ------------    ---------     ------------   ------------
Balances at December 31, 1999...            4,900,506    $490    $284,890,876    $(586,700)    $(30,922,117)  $ 95,833,343
                                            =========    ====    ============    =========     ============   ============

   The accompanying notes are an integral part of the consolidated financial statements

                         ATG GROUP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             PERIOD FROM INCEPTION
                                                                (JULY 22, 1998)        YEAR ENDED
                                                                TO DECEMBER 31,       DECEMBER 31,
                                                                     1998                 1999
                                                             ---------------------    -------------
Cash flows from operating activities:
  Net Loss.................................................       $(2,392,800)        $ (23,127,538)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization.........................             4,796             4,621,732
     Amortization of deferred financing costs..............                --               286,145
     Changes in operating assets and liabilities:
       Accounts receivable.................................          (106,218)           (1,713,146)
       Unbilled revenue....................................                --                31,230
       Prepaid expenses and other assets...................                --            (4,739,614)
       Accounts payable and other current liabilities......           766,862             1,399,078
                                                                  -----------         -------------
          Net cash used for operating activities...........        (1,727,360)          (23,242,113)
                                                                  -----------         -------------
Cash flows used in investing activities:
  Purchase of property, plant and equipment................          (393,851)          (72,826,996)
  Change in accounts payable and other current liabilities
     related to purchases of property, plant and
     equipment.............................................                --            17,704,847
  Acquisition and related costs of Shared Communications
     Services, Inc.........................................                --           (83,439,468)
  Acquisition and related costs of NewComm Net, Inc........                --               134,278
  Investment in Shared Aircraft, LLC.......................                --            (3,025,000)
                                                                  -----------         -------------
          Net cash used in investing activities............          (393,851)         (141,452,339)
                                                                  -----------         -------------
Cash flows from financing activities:
  Proceeds from sale of preferred stock....................        26,782,017            94,856,968
  Proceeds from the sale of common stock...................           233,333                    --
  Increase in long term payable for non-compete contract...                --               163,383
  Payments for loan origination costs......................                --            (5,114,763)
  Proceeds from long term debt.............................                --            70,000,000
  Principal repayments on capital leases...................                --               (14,536)
                                                                  -----------         -------------
          Net cash provided by financing activities........        27,015,350           159,891,052
                                                                  -----------         -------------
          Net increase (decrease) in cash and cash
            equivalents....................................        24,894,139            (4,803,400)
          Cash and cash equivalents, beginning of period...                --            24,894,139
                                                                  -----------         -------------
          Cash and cash equivalents, end of period.........       $24,894,139         $  20,090,739
                                                                  ===========         =============
Cash paid for:
Interest and commitment fees on long term debt.............       $        --         $   2,763,656
Income taxes paid..........................................       $       800         $          --
Noncash investing and financing activities:
  Common stock issued for purchase of NewComm Net, Inc.....       $        --         $   1,481,363
  Deferred stock-based compensation........................       $        --         $     586,700
  Accrued preferred stock dividends........................       $   348,570         $   5,053,208

   The accompanying notes are an integral part of the consolidated financial statements

                         ATG GROUP, INC. AND SUBSIDIARY

                         NOTES TO FINANCIAL STATEMENTS
       FOR THE PERIOD FROM JULY 22, 1998 (INCEPTION) TO DECEMBER 31, 1998
                    AND FOR THE YEAR ENDED DECEMBER 31, 1999

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     Advanced TelCom Group, Inc. was incorporated under the laws of the State of Delaware on July 22, 1998. It is a wholly owned subsidiary of ATG Group, Inc. ("ATG"), incorporated on April 21, 1999 as part of a corporate reorganization to serve as a holding company for Advanced TelCom Group, Inc.

     ATG, through its subsidiary, is a facilities-based integrated communications provider offering broadband data and voice telecommunications services primarily to small and medium-sized businesses in third and fourth tier markets, with populations of between 100,000 and 250,000, across the United States. Services include high speed Internet and data service, local exchange service and long distance service. ATG seeks to become the provider of choice in each target market by offering one stop, bundled communications solutions to its customers through local sales, customer service and technical support personnel.

     Until July 1999, ATG was in the development stage, as defined by Statement of Financial Accounting Standards ("SFAS") No. 7, Accounting and Reporting by Development Stage Enterprises. ATG's principal activities included developing its business plans; procuring governmental authorizations; raising capital; hiring management and other key personnel; developing, acquiring and integrating operations support and other back office systems; acquiring equipment and facilities; and negotiating interconnection agreements with other telecommunications companies.

  (b) Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of ATG and its subsidiary Advanced TelCom Group, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

  (c) Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported results of operations during the reporting period. Actual results could differ from those estimates.

  (d) Revenue Recognition

     ATG recognizes revenue on telecommunications and enhanced communications services in the period during which the service is provided. Revenue billed to customers in advance of providing services is deferred and recognized when earned. Accrued revenue not yet billed is recorded as unbilled revenue on the balance sheet. ATG's right to compensation from other carriers for calls terminated on its networks, and ATG's obligation to pay other carriers for calls by its customers terminated on their networks, commonly referred to as reciprocal compensation, are subject to a number of uncertainties. For that reason, ATG does not accrue these revenues or expenses until settled with other carriers. In certain cases, ATG collects installation charges from its customers to offset the costs of initiating service. ATG recognizes these charges in the period service begins. ATG recognizes resale revenue as the amounts billed to its customers. ATG recognizes as costs of services the amounts it pays to carriers of the resold services.

                         ATG GROUP, INC. AND SUBSIDIARY

  (e) Cash and Cash Equivalents

     ATG considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  (f) Other Assets

     Included in ATG's other assets is a 50% ownership interest of Shared Aircraft, LLC, formed in December 1999. Shared Aircraft was organized to acquire, maintain, operate and dispose of one or more aircraft. ATG is responsible for a pro rata portion of fixed operating expenses based upon ownership percentage and variable expense based on usage. The equity method of accounting is used for the investment in Shared Aircraft. The method requires ATG to record its pro rata share of profits and losses of Shared Aircraft in its Statement of Operations in the period in which they occur. Shared Aircraft had no operations for the year ended December 31, 1999.

     Also included in other assets is restricted cash attributed to a non-qualified pension plan. The plan assets are held in Shared Communication's name and are carried at fair value totaling $377,165. Recorded in other long-term liabilities is an equal amount payable to participating employees upon termination of employment.

  (g) Concentrations and Fair Value of Financial Instruments

     Cash and equivalents are, for the most part, maintained with major financial institutions in the United States. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand and therefore, bear minimal risk. ATG performs ongoing credit evaluations of its customers and requires deposits as deemed necessary.

     Carrying amounts of certain of ATG's financial instruments, including cash and equivalents, accrued payroll, and other accrued liabilities, approximate fair value because of their short maturities.

  (h) Property, Plant and Equipment

     Property, plant and equipment, including leasehold improvements, are stated at cost, which includes direct costs, capitalized labor and capitalized interest. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets as follows:

                                                                  YEARS
                                                                  -----
Telecommunications networks................................      10 - 25
Operating support system...................................         7
Furniture and office equipment.............................       5 - 7
Vehicles...................................................         7
Building...................................................         25
Leasehold improvements.....................................   Term of lease
IRU contracts..............................................  Term of contract

  (i) Goodwill

     Goodwill represents the excess purchase price over the fair value of net assets acquired and is being amortized using the straight-line method over 15 years. Amortization expense related to goodwill for the year ended December 31, 1999 was $1,978,389.

                         ATG GROUP, INC. AND SUBSIDIARY

  (j) Income Taxes

     The asset and liability method of accounting is used for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce deferred tax assets to an amount whose realization is more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment.

  (k) Accounting for Impairment of Long-Lived Assets and Intangibles

     ATG reviews long-lived assets and intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value less cost to sell.

  (l) Comprehensive Loss

     During 1998, ATG adopted SFAS No. 130, Reporting Comprehensive Income, which requires comprehensive income and its components to be presented in the financial statements. During 1998 and 1999, ATG had no components of other comprehensive loss and, accordingly, the comprehensive loss is the same as net loss for the period presented.

  (m) Internal Use Software

     ATG accounts for the costs of internal use software pursuant to the American Institute of Certified Public Accountants issued State of Position
(SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. In accordance with SOP 98-1, ATG expensed the costs related to the evaluation of its financial and operating support system requirements. All costs of developing the operating support system have been capitalized.

  (n) Stock-Based Compensation

     ATG accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. ATG has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123.

  (o) Deferred Compensation

     ATG recognizes deferred compensation for the difference between the estimated fair market value of ATG's common stock, which is based on the valuation of the most recent round of preferred stock sold to investors, and the price of certain options granted. The deferred compensation charge is amortized using the straight-line method over the vesting period.

                         ATG GROUP, INC. AND SUBSIDIARY

  (p) Net Loss per Share

     Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock. Diluted net loss per share is computed using the weighted-average number of shares of common stock outstanding and, when dilutive, potential common shares from options and warrants to purchase common stock using the treasury stock method and from convertible securities using the if-converted basis. All potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been antidilutive. See Note 3 for disclosure of omitted shares.

  (q) Stock Split, Reorganization and Amended Certificate of Incorporation

     All references in the consolidated financial statements and notes to the consolidated financials statements to number of shares and per share amounts have been restated to reflect the increased number of shares outstanding from the stock split and reorganization transactions described in Note 3.

  (r) Advertising Costs

     Advertising costs are included in selling, general and administrative expenses and charged to expense as incurred. For the year ended December 31, 1999, such costs were $1,018,631.

  (s) Segment Information

     In 1998, ATG adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." ATG is organized primarily on the basis of strategic geographic operating segments that will provide integrated communication products in each geographic region. ATG has three strategic geographic operating segments that are supported by a corporate administration segment (Note 10).

  (t) Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities, which was amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133, and is effective on a prospective basis for interim periods and fiscal years beginning January 1, 2001. This Statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging securities. We have not, in the past, used in any material respect, financial instruments as hedges against financial and currency risks or for trading. However, as we expand our operations, we may begin to use various financial instruments, including derivative financial instruments, in the ordinary course of business, for purposes other than trading. These instruments could include letters of credit, guarantees of debt and interest rate swap agreements. We do not intend to use derivative financial instruments for speculative purposes. Interest rate swap agreements would be used to reduce our exposure to risks associated with interest rate fluctuations and, subject to limitations and conditions, are required by our credit facility. By their nature, these instruments would involve risk, including the risk of nonperformance by counter parties, and our maximum potential loss may exceed the amount recognized in our balance sheet. We would attempt to control our exposure to counter party credit risk through monitoring procedures and by entering into multiple contracts. To the extent we begin to enter into such transactions in the future, we will adopt the Statement's disclosure requirements in the financial statements for the year ending December 31, 2001.

                         ATG GROUP, INC. AND SUBSIDIARY

(2) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following as of December 31:

                                                                1998         1999
                                                              --------    -----------
Telecommunications networks.................................  $     --    $34,071,154
Operating support system....................................        --     10,957,360
Land and buildings..........................................        --      6,139,850
Leasehold improvements......................................        --      2,617,043
Furniture and office equipment..............................    31,141      2,554,226
Vehicles....................................................        --        577,591
Construction in progress....................................   362,710     25,803,749
                                                              --------    -----------
                                                               393,851     82,720,973
Accumulated depreciation....................................    (4,796)    (2,647,926)
                                                              --------    -----------
                                                              $389,055    $80,073,047
                                                              ========    ===========

     Depreciation expense for the period from inception (July 22, 1998) to December 31, 1998 and the year ended December 31, 1999 was $4,796 and $2,643,130. Depreciation on telecommunications equipment begins once the equipment is placed in service. Construction in progress costs relate to projects to acquire, install and make operational switch equipment and operational support systems. Direct labor costs incurred in connection with the installation and construction of certain equipment is capitalized until such equipment becomes operational. Costs are then amortized over the life of the related asset. Capitalized labor included in property, plant and equipment was $2,726,210 at December 31, 1999. Approximately $802,000 of interest costs, associated with borrowings used to finance the construction of long-term assets, was capitalized at December 31, 1999. No labor or interest was capitalized at December 31, 1998.

     As of December 31, 1999, fixed assets included payments for Indefeasible Rights of Use (IRU) of optical fibers, which is included in telecommunications networks. As of December 31, 1999, the total commitment related to IRUs was $10,475,152 of which $3,736,439 was paid as of December 31, 1999 and $6,738,713 is payable in installments upon future contractual milestones.

(3) STOCKHOLDERS' EQUITY

  (a) Reorganization

     In April, 1999, ATG was formed to serve as a holding company for the securities of Advanced TelCom Group, Inc. ATG was authorized to issue 117,300,000 shares of common stock, 20,000,000 shares of non-voting common stock, 1,350,000 shares of Series A redeemable convertible preferred stock, 67,500,000 shares of Series B redeemable convertible preferred stock, 20,000,000 shares of Series B non-voting preferred stock and 1,350,000 shares of redeemable preferred stock, all with par values of $0.0001. Rights and preferences of all stock issued are identical to those of Advanced TelCom Group, Inc. prior to the reorganization.

     As part of the reorganization, all common stockholders of Advanced TelCom Group, Inc. exchanged their shares for five times the number of ATG common stock. Additionally, all of the Series A and B convertible preferred stockholders exchanged their shares for fifty times the number of ATG Series A and B convertible preferred stock.

     In July, 1999, ATG amended its Certificate of Incorporation in connection with a debt financing to authorize the sale of 1,600,000 shares Series C redeemable convertible preferred stock.

                         ATG GROUP, INC. AND SUBSIDIARY

     In December, 1999, ATG amended its Certificate of Incorporation in connection with the Series D financing. The authorized shares of common stock were increased from 117,300,000 to 157,300,000. Additionally, the redeemable provisions of the Series A, B and C redeemable convertible preferred stock and the nonvoting common stock were eliminated.

  (b) Stock Options

     During 1998, ATG adopted its 1998 Stock Option Plan under which the Board of Directors may issue either nonqualified or incentive stock options to employees, officers, directors, advisers or contractors of ATG. ATG reserved 8,055,600 shares of common stock for issuance under the Plan. In December 1999, ATG reserved an additional 12,180,062 shares of common stock for issuance under the Plan. The Plan expires 10 years from the date of adoption. Options are granted at fair market value at the date of grant for incentive stock options or no less than 85% of fair market value for nonqualified options. Options will vest under the terms of the option agreements.

     A summary of the status of ATG's options under the Plan, is as follows:

                                                                    YEAR ENDED
                                                                 DECEMBER 31, 1999
                                                              -----------------------
                                                                            WEIGHTED-
                                                                             AVERAGE
                                                                            EXERCISE
                                                                SHARES        PRICE
                                                              ----------    ---------
Outstanding at beginning of year............................          --         --
Granted.....................................................  10,754,500     $1.184
Forfeited...................................................    (356,250)    $1.184
                                                              ----------     ------
Outstanding at end of year..................................  10,398,250     $1.184
                                                              ==========     ======
Options exercisable at end of year..........................     964,438     $1.184
                                                              ==========     ======
Weighted-average fair value of options granted during the
  year with exercise price equal to fair value at date of
  grant.....................................................                 $0.249
Weighted-average fair value of options granted during the
  year with exercise price less than fair value at date of
  grant.....................................................                 $2.617

     As of December 31, 1999, the range of exercise prices and weighted-average remaining contractual life of outstanding options were as follows:

                                                             OPTIONS OUTSTANDING
                                                   ----------------------------------------
                                                                   WEIGHTED-
                                                                    AVERAGE       WEIGHTED-
                                                                   REMAINING       AVERAGE
                                                     NUMBER       CONTRACTUAL     EXERCISE
            RANGE OF EXERCISE PRICES               OUTSTANDING    LIFE (YEARS)      PRICE
            ------------------------               -----------    ------------    ---------
$1.184...........................................  10,398,250         9.87         $1.184

     Had compensation cost for ATG's Option Plan been determined for options granted in 1999 using the fair market value at the grant dates consistent with the method of SFAS Statement No. 123, Accounting

                         ATG GROUP, INC. AND SUBSIDIARY
for Stock-Based Compensation, net loss and basic and diluted net loss per share would have been as follows:

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Net loss attributed to common stockholders:
  As reported...............................................  $ 28,180,747
  Pro forma.................................................  $ 28,420,892
Basic and diluted net loss per share:
  As reported...............................................  $      (7.06)
  Pro forma.................................................  $      (7.12)

     The fair value of the options granted in 1999 was approximately $0.249 per share. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free rate 6%; expected life -- 10 years; and expected volatility 0.00%.

  (c) Convertible Preferred Stock

     (i) Series A Convertible Preferred Stock

     ATG has 1,350,000 authorized and issued shares of Series A convertible preferred stock (Series A preferred stock). The Series A preferred stock is convertible, at the option of the holder or upon the written election of more than 50% of the holders, into fully paid and non-assessable shares of common stock and redeemable preferred stock (Note 4). The conversion rate is one share of common stock for each share of Series A preferred stock and one share of redeemable preferred stock for each share of Series A preferred stock plus accrued dividends, subject to adjustments for stock dividends, stock splits, and capital reorganizations and dilution. The Series A preferred stock automatically converts upon the closing of an underwritten public offering of shares of ATG's common stock prior to November 30, 2003, resulting in total proceeds of at least $50,000,000 and with a minimum share price of at least $6.66. The holders of the Series A preferred stock are entitled to vote on an "as if converted" basis.

     The Series A preferred stock accumulates dividends at a rate of 15% per annum compounded annually. In the event of a liquidation, dissolution or winding up of ATG, the holders of Series A preferred stock will be paid an amount equal to the original purchase price plus accumulated but unpaid dividends. Accrued dividends were $129,863 and $429,863 as of December 31, 1998 and 1999.

     (ii) Series B, C and D Convertible Preferred Stock

     ATG has authorized 67,500,000, 1,600,000 and 39,428,471 shares of Series B, C and D convertible preferred stock (preferred stock). The preferred stock is convertible, at the option of the holder or upon the written election of more than 50% of the holders, into fully paid and non-assessable shares of common stock. The conversion rate is one-for-one, subject to adjustments for stock dividends, stock splits, and capital reorganizations and dilution. The preferred stock automatically converts upon the closing of an underwritten public offering of shares of ATG's common stock prior to November 30, 2003, resulting in total proceeds of at least $50,000,000 and with a minimum share price of at least $6.66. The holders of the preferred stock are entitled to vote on an "as if converted" basis.

     The preferred stock accumulate dividends at a rate of 10% per annum compounded annually. In the event of a liquidation, dissolution or winding up of ATG, the holders of the preferred stock will be paid an amount equal to the original purchase price plus accumulated but unpaid dividends.

     Accrued dividends for Series B convertible preferred stock were $218,707 and $4,787,753 as of December 31, 1998 and 1999. Accrued dividends for Series C convertible preferred stock were $69,052 as

                         ATG GROUP, INC. AND SUBSIDIARY
of December 31, 1999. Accrued dividends for Series D convertible preferred stock were $115,110 as of December 31, 1999.

     Dividends accrued on the preferred stock will not be payable and will be canceled in the event that such shares are converted into common stock upon the voluntary or automatic conversions described above.

(4) REDEEMABLE PREFERRED STOCK

     ATG has 1,350,000 shares of authorized redeemable preferred stock, none of which have been issued as of December 31, 1998 and 1999. The redeemable preferred stock is nonvoting and will only be issued upon conversion of shares of Series A preferred stock. The redeemable preferred stock accumulates dividends at an annual rate of 15% compounded annually.

     In the event of a liquidation, dissolution or winding up of ATG, the holders of redeemable preferred stock will be paid an amount equal to the original purchase price that was paid for the Series A preferred stock converted into redeemable preferred stock plus accumulated but unpaid dividends, including accumulated and unpaid dividends on the Series A preferred stock converted into redeemable preferred stock. In the event that ATG is prohibited under applicable law from redeeming the shares of redeemable preferred stock at the liquidation date, then beginning 30 days after such date, interest will accrue on the outstanding redemption amount at a rate of 15% per annum compounded annually, increasing to a maximum of 20% per annum compounded annually until such time of redemption.

     The redeemable preferred stock is redeemable (1) at the option of ATG, at any time, (2) upon the election of a majority of the holders of the redeemable preferred stock anytime after November 30, 2003, or (3) automatically upon an underwritten public offering of shares of ATG's common stock prior to November 30, 2003, resulting in total proceeds of at least $50,000,000 and with a minimum share price of at least $6.66. The redemption price is equal to the amount determined pursuant to liquidation as described above.

(5) CREDIT AGREEMENT

     On May 19, 1999, ATG entered into a credit agreement for an aggregate amount of $100 million which included a term loan facility, a revolving credit facility and a letter of credit facility. On July 30, 1999 the agreement was amended and restated to a maximum aggregate amount to $160 million. Borrowings are secured by substantially all the assets of ATG.

     The agreement provides for a $70 million term loan commitment, all of which was outstanding as of December 31, 1999. The aggregate amount of allowable term loans outstanding is determined as the borrowing base, as defined, less all outstanding letter of credit obligations less the principal amount of all outstanding revolving credit loans. Amounts borrowed under the term loan commitment are due and payable on or before June 30, 2008. Required quarterly principal payments begin on September 30, 2003 and continue through June 30, 2008. Voluntary payments made prior to July 31, 2001 will be subject to a prepayment penalty of 1% of the amount prepaid.

     The agreement provides for a $90 million revolving credit loans commitment to be used to finance capital expenditures, working capital and acquisitions. None of the revolving credit facility was outstanding as of December 31, 1999. The aggregate amount of allowable revolving credit loans outstanding is determined as the borrowing base, as defined, less all outstanding letter of credit obligations less the principal amount of all outstanding term loans. The maximum aggregate amount of revolving credit loans is equal to the revolving credit commitment less all outstanding letter of credit obligations. Amounts borrowed under the revolving credit facility are due and payable on or before June 30, 2007. If at any time amounts borrowed exceed defined limits, such excess amounts become payable immediately. The revolving

                         ATG GROUP, INC. AND SUBSIDIARY
credit commitment will be permanently reduced each quarter beginning on September 30, 2003 through June 30, 2007.

     The agreement provides for letters of credit in the minimum amount of $100,000 not to exceed the lesser of $10 million and revolving credit commitment to support obligations of ATG incurred in the ordinary course of business. No letters of credit were outstanding as of December 31, 1999.

     ATG will be required to pay a commission on the face amount of each letter of credit, the rate to be determined by the margin in effect for LIBOR rate loans on a per annum basis. Commissions are payable quarterly in arrears. ATG will pay an issuance fee of 0.125% per annum on the face amount of each letter of credit, payable quarterly in arrears.

     At ATG's option, loans under the term loan facility will bear interest at the base rate plus 3.75% or LIBOR plus 4.75%. At ATG's option, loans under the revolving loan facility will bear interest at the base rate or LIBOR plus an applicable margin. The applicable margin with respect to base rate loans will initially be 4.25% and may be as low as 2.75% based upon the financial condition of ATG. The applicable margin with respect to LIBOR loans will initially be 3.25% and may be as low as 1.75% based upon the financial condition of ATG. The determination of the applicable margin for both base rate and LIBOR loans will take into account, among other things, revenue and debt to earnings ratios of ATG and its subsidiary on a consolidated basis.

     ATG is charged a facility fee each calendar quarter on the average daily unused portion of the revolving loan facility. The facility fee with respect to the revolving loan facility is payable in arrears until June 30, 2007 or such earlier time as the revolving loan facility commitment is terminated. This facility fee shall be from 0.5% to 1.5% of the average daily unused portion of the revolving loan facility based upon the amount of the used portion of the revolving loan facility.

     Pursuant to the terms of the credit agreement, ATG must obtain and maintain interest rate protection on at least 50% of the outstanding principal balance commencing on the date that ATG utilizes 50% of the maximum aggregate commitment. Additionally, ATG is required to make mandatory prepayments for certain asset sales, excess cash flow and the issuance of certain debt or equity interests.

     The credit agreement contains covenants that, among other things, restrict or limit the ability of ATG from incurring indebtedness or liens, entering into mergers or acquisitions, disposing of assets, making investments or loans, paying dividends or distributions, issuing additional capital stock, entering into transactions with affiliates, and amending or modifying the terms of any subordinated debt. The credit agreement also requires ATG to maintain compliance with certain financial covenants, which take into account, among other things, revenue, earnings, access lines, capital expenditures and debt to equity ratios.

     During 1999, ATG incurred $5,114,763 of loan origination, legal and direct financing costs in connection with the credit agreement. These costs have been capitalized and will be amortized over the 94 month term of the credit facility using a method that approximates the interest rate method. As of December 31, 1999, $286,145 of this amount has been amortized and included with interest expense.

(6) ACQUISITION OF SHARED COMMUNICATIONS SERVICES, INC.

     On July 30, 1999, Advanced TelCom Group, Inc. acquired all the outstanding common stock of Shared Communications Services, Inc. for approximately $83.4 million from the proceeds of the Term Loan Commitment described in Note 5 and cash. Shared Communications, based in Salem, Oregon, was a leading competitive reseller of integrated telecommunications services to mid-sized and smaller businesses and residential customers in Oregon and Washington. Advanced TelCom Group, Inc. accounted for the acquisition using the purchase method of accounting and the excess of the purchase price over the fair value of the net identifiable assets acquired being amortized on a straight-line basis over 15 years.

                         ATG GROUP, INC. AND SUBSIDIARY

     In conjunction with the acquisition, Advanced TelCom Group, Inc. entered into a non-competition agreement with the former chief executive officer of Shared Communications. The agreement prohibits the chief executive officer from entering into competitive business activities for five years for which Advanced TelCom Group, Inc. has agreed to pay a total of $600,000 in three annual installments of $200,000, the first of which was made in August 1999.

     In connection with the Shared acquisition, the net acquisition costs have been allocated to the assets and liabilities assumed based upon fair values on the date of acquisition, as follows:

Current assets (other than cash)............................  $ 8,191,780
Property, plant and equipment...............................    9,788,296
Other assets and goodwill associated with acquisition.......   69,715,999
Liabilities assumed.........................................   (4,256,607)
                                                              -----------
     Net cash paid..........................................  $83,439,468
                                                              ===========

     The following summary prepared on an unaudited pro forma basis reflects the condensed consolidated results of operations for the year ended December 31, 1999, assuming Shared had been acquired at the beginning of the periods presented (in thousands, except per share data):

Revenue.....................................................  $ 50,033
Net loss attributed to common shareholders..................  $(35,628)
Basic net loss per share....................................  $  (8.93)
Shares used in pro forma per share computation..............     3,989

     Pro forma results are not necessarily indicative of what would have occurred if the acquisition had been in effect for the period presented. In addition, they are not intended to project future results and do not reflect the synergies that might be achieved from combined operations.

(7) ACQUISITION OF NEWCOMM NET, INC.

     On September 23, 1999 Advanced TelCom Group, Inc. acquired all the outstanding common stock of NewComm Net, Inc. by issuing 1,250,458 shares of ATG's common stock, valued at approximately $1,481,000 and cash of approximately $567,000. Advanced TelCom Group, Inc. accounted for the acquisition using the purchase method of accounting. Goodwill of $1,507,790 was recorded for the excess of the purchase price over the fair value of the net identifiable assets acquired and is being amortized on a straight-line basis over 15 years. Pro forma operating results would not differ significantly from reported amounts.

                         ATG GROUP, INC. AND SUBSIDIARY

(8) COMMITMENTS

  (a) Lease Commitments

     ATG leases equipment and office space at various locations under non-cancelable operating leases, which expire at various dates through 2014. Future minimum lease payments as of December 31, 1999, are as follows.

Years ending December 31:
  2000......................................................  $ 2,002,292
  2001......................................................    2,031,548
  2002......................................................    1,967,709
  2003......................................................    2,021,486
  2004......................................................    1,983,533
  Thereafter................................................   10,301,576
                                                              -----------
                                                              $20,308,144
                                                              ===========

     Rent expense for the period from July 22, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 was $40,707 and $915,368.

     ATG leases certain equipment under capital leases. The leases expire at various dates through June 2004. Future minimum lease payments at December 31, 1999 are as follows:

Years ending December 31:
  2000......................................................  $175,090
  2001......................................................   111,097
  2002......................................................    83,996
  2003......................................................    11,593
  2004......................................................     4,462
                                                              --------
                                                               386,238
Less amounts representing interest..........................    51,806
                                                              --------
Present value of net minimum lease payments.................  $334,432
                                                              ========

  (b) Purchase commitments

     As of December 31, 1999, ATG has outstanding commitments aggregating approximately $20 million relating to telecommunications equipment purchases other than IRV contracts and obligations under other agreements with suppliers and service providers.

  (c) IRU Contracts

     Advanced TelCom Group, Inc. has purchase commitments under IRU contracts of $6,738,713 as of December 31, 1999, which are expected to be paid in fiscal 2000 (see Note 2).

  (d) Telecommunications Services Agreement

     In March 1999, Advanced TelCom Group, Inc. entered into a telecommunications services agreement with Qwest Communication to obtain services and facilities that include optical fiber, switched voice

                         ATG GROUP, INC. AND SUBSIDIARY
services and ATM services. In exchange for receiving favorable pricing, ATG agreed to a minimum revenue commitment as follows:

                                                              MINIMUM REVENUE
YEAR OF CONTRACT                                                COMMITMENT
----------------                                              ---------------
1 - 3 combined..............................................    $12,000,000
4...........................................................    $10,000,000
5...........................................................    $12,000,000
6...........................................................    $14,000,000
7...........................................................    $15,000,000

     If Advanced TelCom Group, Inc. fails to meet its minimum revenue commitment, Qwest is entitled to a true-up payment for the shortfall. As additional assurance of the commitment, the agreement also requires ATG to deliver funds to an escrow account that will be used to offset any shortfall, should it exist. ATG has paid $150,000 to the escrow account as of December 31, 1999 and must deliver another $150,000 and $200,000 in April 2000 and 2001.

  (e) Legal Proceedings

     ATG and its subsidiary are subject to legal proceedings, claims, and litigation arising in the normal course of business. ATG's management does not expect that the ultimate costs to resolve matters will have a material adverse effect on ATG's consolidated financial position, results of operations, or cash flows.

(9) 401(k) PLAN

     During 1999, ATG adopted a plan to provide retirement benefits under the provisions of Section 401(k) of the Internal Revenue Code for all employees. Employees may elect to contribute up to 15% of their compensation on a pre-tax basis, not to exceed the maximum amount allowed as determined by the Code. ATG matches contributions up to 4% of employee compensations. One quarter of the matching portion vests for each year of employment. ATG did not has make other discretionary contributions to the plan in 1999. Matching contributions were $280,848 for the year ended December 31, 1999.

(10) SEGMENT INFORMATION

     The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." ATG's chief operating decision maker is the chief executive officer (CEO). The CEO views earnings before interest, taxes, depreciation and amortization ("EBITDA") as the primary measure of profit and loss. EBITDA is a measure commonly used by analysts, investors and other interested parties in the telecommunications industry. However, EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net loss as a measurement of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies.

                         ATG GROUP, INC. AND SUBSIDIARY

     ATG has three reportable segments consisting of operations in the Western United States, corporate, administration, and all others consisting of all operations is the Central and Eastern United States. The following represents information about revenues and EBITDA, property, plant and equipment and capital expenditures for the reportable segments as of and for the year ended December 31, 1999.

                                                       SEGMENTS
                                       -----------------------------------------
                                         WESTERN                         ALL        CONSOLIDATED
                                        DIVISION       CORPORATE        OTHERS         TOTALS
                                       -----------    ------------    ----------    ------------
Revenue..............................  $23,240,525    $         --    $  117,644    $ 23,358,169
EBITDA...............................   (4,236,463)    (10,639,691)     (533,312)    (15,409,466)
Property, plant and equipment........   59,370,576      14,736,462     8,613,935      82,720,973
Capital expenditures.................   49,525,183      14,705,321     8,596,492      72,826,996

     The following reconciles total segment EBITDA to consolidated net loss for the year ended December 31, 1999:

Total EBITDA for reportable segments........................  $(15,409,466)
Depreciation and amortization...............................    (4,621,732)
Interest expense............................................    (3,892,165)
Interest and other income...................................       800,825
Provision for income taxes..................................        (5,000)
                                                              ------------
     Net loss...............................................  $(23,127,538)
                                                              ============

(11) INCOME TAXES

     Income tax expense for the periods ended December 31, 1998 and 1999 consisted of:

                                                              1998     1999
                                                              ----    ------
Current
  Federal...................................................  $ --    $   --
  State.....................................................   800     5,000
                                                              ----    ------
Total current tax expense...................................   800     5,000
Deferred
  Federal...................................................    --        --
  State.....................................................    --        --
                                                              ----    ------
Total deferred tax expense..................................    --        --
                                                              ----    ------
          Total tax expense.................................  $800    $5,000
                                                              ====    ======

     The December 31, 1998 and 1999 income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

                                                       1998          1999
                                                     ---------    -----------
Federal tax at statutory rate......................  $(813,552)   $(7,863,363)
State taxes, net of federal income tax benefit.....        800          5,000
Goodwill amortization..............................         --        667,480
Permanent difference...............................         --        123,694

                         ATG GROUP, INC. AND SUBSIDIARY

                                                       1998          1999
                                                     ---------    -----------
Change in valuation allowance......................    813,552      7,072,189
Other..............................................         --             --
                                                     ---------    -----------
          Total tax expense........................  $     800    $     5,000
                                                     =========    ===========

     As of December 31, 1998 and 1999, the types of temporary differences that give rise to significant portions of ATG's deferred tax assets and liabilities are set out below.

                                                       1998          1999
                                                     ---------    -----------
Deferred tax assets:
  Accruals and reserves............................  $      --    $   480,000
  State income taxes...............................         --          2,000
  Goodwill and other intangibles...................         --        100,000
  Capitalized organization costs...................     75,000         66,000
  Capitalized start up costs.......................    847,000        667,000
  Net operating loss and credit carryforwards......     24,000      9,648,000
  Other............................................         --             --
                                                     ---------    -----------
Gross deferred tax assets..........................    946,000     10,963,000
Valuation allowance................................   (946,000)    (9,925,000)
                                                     ---------    -----------
Net deferred tax assets............................         --      1,038,000
Deferred tax liabilities:
  Plant and equipment..............................         --     (1,038,000)
                                                     ---------    -----------
  Net deferred tax assets..........................  $      --    $        --
                                                     =========    ===========

     Management has established a valuation allowance for the portion of deferred tax assets for which realization is uncertain. The change in the valuation allowance for deferred tax assets as of December 31, 1999 was an increase of $8,979,000. We believe sufficient uncertainty exists regarding our ability to realize our deferred tax assets and, accordingly, a full valuation allowance has been established against the net deferred tax assets.

     As of December 31, 1999, ATG had approximately $23.9 million of net operating loss carryforwards for both federal and state purposes available to offset taxable income in future years. The federal net operating loss carryforwards expire in 2018 and 2019 and the state net operating loss carryforwards expire in various years based upon each states' tax laws. In addition, ATG had approximately $133,000 in minimum tax carryforwards that can be carried over indefinitely.

     Federal and California tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an "ownership change" for tax purposes, as defined in Section 382 of the Internal Revenue Code. ATG has not yet determined whether an ownership change occurred due to significant stock transactions in each of the reporting years disclosed. If an ownership change occurred, utilization of the net operating loss carryforwards could be reduced significantly.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Shared Communications Services, Inc.:

     We have audited the accompanying balance sheets of Shared Communications Services, Inc. (an Oregon corporation) as of September 30, 1997 and 1998, and the related statements of income, shareholders' equity and cash flows for each of the two years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shared Communications Services, Inc. as of September 30, 1997 and 1998, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.

Arthur Andersen LLP
Portland, Oregon,
November 19, 1998

                      SHARED COMMUNICATIONS SERVICES, INC.

                                 BALANCE SHEETS

                                                            SEPTEMBER 30,
                                                      --------------------------     JUNE 30,
                                                         1997           1998           1999
                                                      -----------    -----------    -----------
                                                                                    (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents.........................  $ 1,155,790    $ 2,708,983    $ 1,710,059
  Securities available-for-sale.....................      428,496        504,431        321,630
  Accounts receivable, net..........................    2,288,552      2,689,709      3,393,029
  Unbilled revenue..................................    1,952,490      2,178,802      2,503,871
  Income taxes receivable...........................      308,000             --         39,601
  Prepaid expenses and other........................      170,874         44,471          6,535
                                                      -----------    -----------    -----------
          Total current assets......................    6,304,202      8,126,396      7,974,725
  Property, plant and equipment, net................    4,702,100      7,945,059      8,390,766
  Intangible assets, net............................      385,586        133,510         46,270
  Deferred income taxes.............................       69,000             --         69,000
  Other assets......................................           --             --        321,883
                                                      -----------    -----------    -----------
          Total assets..............................  $11,460,888    $16,204,965    $16,802,644
                                                      ===========    ===========    ===========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $ 2,531,691    $ 3,236,575    $ 2,010,182
  Accrued liabilities and other.....................      435,870        724,498        665,850
  Dividends payable.................................      158,086          7,785             --
  Current maturities on long-term debt..............      253,513        338,709        338,709
  Current maturities on long-term debt to related
     parties........................................      447,066             --             --
  Current portion of capital leases.................       67,767        119,376        119,376
  Income taxes payable..............................           --        384,000        598,600
  Deferred income taxes.............................       15,000         60,000             --
                                                      -----------    -----------    -----------
          Total current liabilities.................    3,908,993      4,870,943      3,732,717
                                                      -----------    -----------    -----------
Long term debt......................................    1,523,561      3,024,754      3,047,204
Capital leases......................................      221,646        314,806        229,592
Deferred tax liability..............................           --        136,000         79,000
Other long term liabilities.........................           --             --        321,883
Stockholders' equity:
  Common stock, no par value, 200,000 shares
     authorized, 155,691 issued and outstanding.....    1,006,186      1,274,424      1,911,090
  Unrealized gain (loss) on marketable securities...       32,190         75,757        (10,726)
  Retained earnings.................................    4,768,312      6,508,281      7,491,884
                                                      -----------    -----------    -----------
          Total stockholders' equity................    5,806,688      7,858,462      9,392,248
                                                      -----------    -----------    -----------
          Total liabilities and stockholders'
            equity..................................  $11,460,888    $16,204,965    $16,802,644
                                                      ===========    ===========    ===========

          The notes are an integral part of the financial statements.

                      SHARED COMMUNICATIONS SERVICES, INC.

                              STATEMENTS OF INCOME

                                                                                  NINE MONTHS ENDED
                                                  YEAR ENDED SEPTEMBER 30,            JUNE 30,
                                                  -------------------------   -------------------------
                                                     1997          1998          1998          1999
                                                  -----------   -----------   -----------   -----------
                                                                                     (UNAUDITED)
Revenue.........................................  $34,490,992   $42,050,517   $31,020,389   $35,683,297
Cost of services................................   24,417,652    27,971,082    21,501,246    23,613,319
                                                  -----------   -----------   -----------   -----------
  Gross profit..................................   10,073,340    14,079,435     9,519,143    12,069,978
Costs and expenses
  Selling, general and administrative
     expenses...................................    7,537,761     9,869,610     6,552,747     9,266,485
  Depreciation and amortization.................    1,280,629     1,167,585     1,035,809       809,509
                                                  -----------   -----------   -----------   -----------
  Total costs and expenses......................    8,818,390    11,037,195     7,588,556    10,075,994
                                                  -----------   -----------   -----------   -----------
  Income from operations........................    1,254,950     3,042,240     1,930,587     1,993,984
Interest expense................................     (202,660)     (280,688)     (209,436)     (149,598)
Interest and other income (expense).............      228,228       552,202       453,423      (304,284)
                                                  -----------   -----------   -----------   -----------
  Income before income taxes....................    1,280,518     3,313,754     2,174,574     1,540,102
  Provisions for income taxes...................      688,089     1,566,000       951,334       556,499
                                                  -----------   -----------   -----------   -----------
  Net income....................................  $   592,429   $ 1,747,754   $ 1,223,240   $   983,603
                                                  ===========   ===========   ===========   ===========

           The notes are an integral part of the financial statements

                      SHARED COMMUNICATIONS SERVICES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                     ACCUMULATED
                                                 COMMON STOCK           OTHER                        TOTAL
                                             --------------------   COMPREHENSIVE    RETAINED    SHAREHOLDERS'
                                             SHARES      AMOUNT        INCOME        EARNINGS       EQUITY
                                             -------   ----------   -------------   ----------   -------------
Balances at September 30, 1996.............  155,656      775,553        8,029       4,388,405     5,171,987
Net income.................................                                            592,429       592,429
Change in unrealized gain on investments...       --           --       24,161              --        24,161
                                                                                                  ----------
Comprehensive income.......................                                                          616,590
Dividends paid to shareholders.............       --           --           --        (212,522)     (212,522)
Compensation expense related to granting
  options below fair market value..........       --      230,633           --              --       230,633
                                             -------   ----------     --------      ----------    ----------
Balances at September 30, 1997.............  155,656    1,006,186       32,190       4,768,312     5,806,688
Net income.................................                                          1,747,754     1,747,754
Change in unrealized gain on investments...       --           --       43,567              --        43,567
                                                                                                  ----------
Comprehensive income.......................                                                        1,791,321
Exercise of options........................       35            1           --              --             1
Dividends paid to shareholders.............       --           --           --          (7,785)       (7,785)
Compensation expense related to granting
  options below fair market value..........       --      268,237           --              --       268,237
                                             -------   ----------     --------      ----------    ----------
Balances at September 30, 1998.............  155,691    1,274,424       75,757       6,508,281     7,858,462
Net income (unaudited).....................                                            983,603       983,603
Change in unrealized gain on investments
  (unaudited)..............................       --           --      (86,483)             --       (86,483)
                                                                                                  ----------
Comprehensive income (unaudited)...........                                                          897,120
Compensation expense related to granting
  options below fair market value
  (unaudited)..............................       --      636,666           --              --       636,666
                                             -------   ----------     --------      ----------    ----------
Balances at June 30, 1999 (Unaudited)......  155,691   $1,911,090     $(10,726)     $7,491,884    $9,392,248
                                             =======   ==========     ========      ==========    ==========

           The notes are an integral part of the financial statements

                      SHARED COMMUNICATIONS SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                    NINE MONTHS ENDED
                                                    YEAR ENDED SEPTEMBER 30,            JUNE 30,
                                                    -------------------------   -------------------------
                                                       1997          1998          1998          1999
                                                    -----------   -----------   -----------   -----------
                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income......................................  $   592,429   $ 1,747,754   $ 1,223,240   $   983,603
  Adjustments to reconcile net income to net cash
     used in operating activities:
     Depreciation and amortization................    1,280,629     1,167,585     1,035,809       809,509
     Stock option compensation expense............      230,633       268,237       197,737       636,666
     (Gain) loss on sale of securities............        2,673        (9,752)       (8,912)      (95,260)
     (Gain) loss on sale of property..............           --      (336,375)     (336,375)      169,363
     Deferred income taxes........................     (386,605)      250,000       152,000      (186,000)
     Changes in operating assets and liabilities:
       Accounts receivable........................     (494,865)     (401,157)     (790,812)     (703,321)
       Unbilled revenue...........................     (350,476)     (226,312)       59,136      (325,069)
       Income tax receivable......................      223,212       308,000       294,334       (39,601)
       Prepaid expenses and other assets..........     (167,824)       (8,597)      145,277        37,936
       Accounts payable...........................      266,856       704,884       717,170    (1,226,393)
       Accrued liabilities........................        3,501       288,628       (10,078)      (58,648)
       Dividends payable..........................      158,086            --        21,193            --
       Income tax payable.........................           --       384,000            --       214,600
                                                    -----------   -----------   -----------   -----------
          Net cash provided by operating
            activities............................    1,358,249     4,136,895     2,699,719       217,385
                                                    -----------   -----------   -----------   -----------
Cash flows used in investing activities:
  Purchase of property, plant and equipment.......   (1,391,931)   (4,344,705)   (3,676,608)   (1,337,339)
  Purchase of securities..........................       (6,809)     (126,159)      (96,925)      (87,266)
  Proceeds from sale of property..................           --       899,300       899,300            --
  Proceeds from sale of securities................       50,000       103,543       173,973       278,845
                                                    -----------   -----------   -----------   -----------
          Net cash used in investing activities...   (1,348,740)   (3,468,021)   (2,700,260)   (1,145,760)
                                                    -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Borrowing on construction loan..................    1,000,000     1,853,000     1,830,019       283,746
  Borrowing on long-term debt.....................     (364,049)     (713,677)     (172,758)           --
  Payments on long-term debt......................      (58,396)           --            --      (261,296)
  Payments on noncompete obligations..............           --            --      (447,066)           --
  Payments to related parties.....................           --            --            --            --
  Borrowings on line of credit....................           --            --            --            --
  Proceeds from exercise of stock options.........           --             1            --            --
  Principal repayments on capital leases..........      (54,702)      (96,919)           --       (85,214)
  Dividends paid..................................     (212,522)     (158,086)     (158,086)       (7,785)
                                                    -----------   -----------   -----------   -----------
          Net cash provided by (used in) financing
            activities............................      310,331       884,319     1,052,109       (70,549)
                                                    -----------   -----------   -----------   -----------
          Net increase (decrease) in cash and cash
            equivalents...........................      319,840     1,553,193     1,051,568      (998,924)
          Cash and cash equivalents, beginning of
            period................................      835,950     1,155,790     1,155,790     2,708,983
                                                    -----------   -----------   -----------   -----------
          Cash and cash equivalents, end of
            period................................  $ 1,155,790   $ 2,708,983   $ 2,207,358   $ 1,710,059
                                                    ===========   ===========   ===========   ===========

             The notes are an integral part of the financial statements.

                      SHARED COMMUNICATIONS SERVICES, INC.

                                                                                    NINE MONTHS ENDED
                                                    YEAR ENDED SEPTEMBER 30,            JUNE 30,
                                                    -------------------------   -------------------------
                                                       1997          1998          1998          1999
                                                    -----------   -----------   -----------   -----------
                                                                                       (UNAUDITED)
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest.....................................  $   196,148   $   274,314   $   271,375   $   239,678
     Income taxes.................................      719,000       675,000       675,000       302,500
  Noncash investing activities:
     Change in unrealized gain on securities......  $    24,161   $    43,567   $        --   $   (86,483)
     Noncash capital lease obligations............       40,860       241,688            --            --
     Transfer between prepaid and property........           --       135,000       135,000            --
  Noncash financing activities:
     Borrowing for building.......................  $   384,244   $        --   $        --   $   283,746
     Dividends declared, not paid.................           --         7,785            --            --

           The notes are an integral part of the financial statements

                      SHARED COMMUNICATIONS SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                    YEARS ENDED SEPTEMBER 30, 1997 AND 1998

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  (a) Description of Business

     Shared Communications Services, Inc. is a switched-based, interexchange carrier incorporated in the state of Oregon. Shared Communications provides 1+ dialing, 800 services, T-1 and individual dedicated access lines, private lines for voice and data, travel cards, international services, voice mail, cellular services, local services via Centrex Plus and customized billing. In addition, Shared Communications provides communications consulting, system management services and internet access.

     Shared Communications is regulated by the various states in which it does business. In the majority of states, Shared Communications is allowed to establish its own rates and is required to report its rates to the regulatory agencies.

  (b) Cash and Cash Equivalents

     Shared Communications considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

  (c) Securities Available-for-Sale

     Shared Communications classifies its security investments as available for sale based on Shared Communications' intent. Securities available-for-sale are stated on the balance sheet at their fair market value. Shared Communications uses the specific identification method for determining the cost to use in computing realized gains and losses.

  (d) Property, Plant and Equipment

     Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives. Leasehold improvements are capitalized and amortized using the straight-line method over the shorter of the initial lease term or the estimated useful lives of the assets. Upon sale or other disposition, the cost and the related accumulated depreciation are removed from the accounts and a gain or loss, if any, is reflected in the statement of operations. Maintenance and repairs are expensed as incurred. The cost of additions and betterments of property, plant and equipment are capitalized.

     The following is a table of the useful lives of the property, plant and equipment:

                                                              YEARS
                                                              -----
Building....................................................   25
Cable and wiring............................................   15
Equipment...................................................  5-7
Software....................................................   5
Switch......................................................   7
Switch software and improvements............................  5-7

  (e) Intangibles

     Intangibles consist of goodwill, noncompete agreements, customer lists and other purchased contracts. Intangibles are stated at cost less accumulated amortization computed using the straight-line method over

                      SHARED COMMUNICATIONS SERVICES, INC.

estimate lives of three to fifteen years. Goodwill represents the excess of purchase price over fair value of the net assets purchased in a business acquisition.

     Intangibles are composed of the following as of September 30:

                                                                 1997          1998
                                                              ----------    ----------
Goodwill....................................................  $  228,849    $  228,849
Noncompete agreements.......................................     613,058       613,058
Customer lists and contracts................................   1,288,177     1,288,177
                                                              ----------    ----------
                                                               2,130,084     2,130,084
Less accumulated amortization...............................   1,744,498     1,996,574
                                                              ----------    ----------
                                                              $  385,586    $  133,510
                                                              ==========    ==========

  (f) Revenues and Expenses

     Revenues and related expenses are recognized in the period services are provided. The related accruals for revenues, expenses and unbilled revenues are included on the balance sheets.

  (g) Advertising Costs

     All costs associated with advertising and promoting products and services are expensed in the year incurred. Advertising and promotion expenses were $137,741 in 1997 and $152,771 in 1998.

  (h) Use of Estimates and Concentrations of Risk

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Shared Communications purchases telecommunication services for resale from a limited number of vendors. Shared Communications provides telecommunications services to customers located in several western states; the majority of its customers reside within Oregon, Washington and Nevada.

  (i) Comprehensive Income

     During fiscal year 1999, Shared Communications adopted SFAS No. 130, Reporting Comprehensive Income. Under SFAS 130 Shared Communications is required to report comprehensive income, which includes Shared Communications' net income, as well as changes in equity from other sources. In Shared Communications' case, the other changes in equity included in comprehensive income comprise unrealized gains and losses on other available-for-sale investments. The adoption of SFAS 130 had no impact on Shared Communications' net income, balance sheet, or shareholders' equity.

  (j) Equity-Based Compensation

     The Financial Accounting Standards Board issued SFAS 123 which defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed in APB 25. The Company has elected to account for its stock-based compensation plan under APB 25. Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of

                      SHARED COMMUNICATIONS SERVICES, INC.

net income and, if presented, earnings per share, as if the fair value based method of accounting defined in the Statement had been applied. For the years ended September 30, 1997 and 1998, the pro forma income effect of options granted did not differ from reported net income.

  (k) Fair Value of Financial Instruments

     The carrying value of Shared Communications' marketable securities are based on quoted market prices for these or similar instruments. The fair value of long-term debt, including current portion, is estimated based on quoted market prices for the same or similar issues or on the current rates offered to Shared Communications for debt of the same maturities. As of September 30, 1997 and 1998, the fair value of Shared Communications' financial instruments approximated their carrying amounts.

  (l) Income Taxes

     Shared Communications accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. This pronouncement requires deferred tax assets and liabilities to be valued using the enacted tax rates expected to be in effect when the temporary differences are recovered or settled.

  (m) Reclassifications

     Reclassifications have been made to prior year amounts to conform to current year presentation.

  (n) Unaudited Interim Financial Data

     The interim financial data as of June 30, 1999 and relating to the nine months ended June 30, 1998 and 1999 are unaudited; however, in the opinion of Shared Communications' management, the interim data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results for the nine months ended June 30, 1998 and 1999 are not necessarily indicative of the results to be expected for the full year or any other interim period.

(2) PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consist of the following as of September 30:

                                                               1997           1998
                                                            -----------    -----------
Land......................................................  $   240,470    $   323,656
Buildings.................................................    1,053,118      2,906,352
Cable and wiring..........................................    1,971,638      2,883,791
Software and equipment....................................    1,970,910      2,699,101
Switch, software and improvements.........................    2,116,321      2,545,423
                                                            -----------    -----------
                                                              7,352,457     11,358,323
Accumulated depreciation..................................   (2,650,357)    (3,413,264)
                                                            -----------    -----------
                                                            $ 4,702,100    $ 7,945,059
                                                            ===========    ===========

                      SHARED COMMUNICATIONS SERVICES, INC.

(3) LONG-TERM DEBT

                                                                 1997          1998
                                                              ----------    ----------
FINANCIAL INSTITUTIONS
Notes payable to financial institution, interest at 7.04%,
  principal and interest payable monthly until maturity on
  December 15, 2002, secured by receivables and equipment...  $  500,000    $  440,319
Notes payable to financial institution, interest at 7.09%,
  principal and interest payable monthly until maturity on
  May 15, 2002, secured by receivables and equipment........     946,446       774,651
Notes payable to financial institution, interest at 9.43%,
  principal and interest of $3,378 payable monthly, secured
  by land and buildings.....................................     330,628       315,115
Notes payable to financial institution, interest at 7.75%,
  principal and interest of $15,790 payable monthly, secured
  by land and buildings.....................................          --     1,833,378
                                                              ----------    ----------
                                                               1,777,074     3,363,463
  Current portion...........................................     253,513       338,709
                                                              ----------    ----------
  Long-term portion.........................................  $1,523,561    $3,024,754
                                                              ==========    ==========
RELATED PARTIES
Note payable to related parties, payable $3,578 monthly,
  including 9.50% interest was due July 21, 2000, secured by real property which was sold during October 1997 and note
  was paid in full subsequent to September 30, 1997.........  $  339,910    $       --
Note payable to related parties, payable $15,719 monthly,
  including interest at 8.00%, due April 1998, secured by
  receivables and equipment.................................     107,156            --
                                                              ----------    ----------
                                                                 447,066            --
  Current portion...........................................     447,066            --
                                                              ----------    ----------
  Long-term portion.........................................  $       --    $       --
                                                              ==========    ==========

     Aggregate maturities of long-term debt are as follows:

                 Years Ending September 30:
  1999......................................................  $  338,709
  2000......................................................     367,527
  2001......................................................     398,800
  2002......................................................     353,022
  2003......................................................     114,064
  Thereafter................................................   1,791,341
                                                              ----------
                                                              $3,363,463
                                                              ==========

                      SHARED COMMUNICATIONS SERVICES, INC.

(4) CAPITAL LEASES:

     Shared Communications has acquired certain assets with capital lease financing. These assets are included in property and equipment, and were $390,380 and $632,068 at September 30, 1997 and 1998, respectively. The related accumulated depreciation at September 30, 1997 and 1998 was $54,168 and $72,368, respectively. The leases are payable in monthly installments with interest.

                                                                1997        1998
                                                              --------    --------
Capitalized lease, secured by related equipment.............  $289,413    $434,182
Less current portion........................................    67,767     119,376
                                                              --------    --------
Awarded.....................................................  $221,646    $314,806
                                                              ========    ========

     Future minimum lease payments required by this lease are as follows:

                 Years Ending December 31:
  1999......................................................  $164,065
  2000......................................................   164,065
  2001......................................................   114,615
  2002......................................................    71,727
  2003......................................................    15,054
                                                              --------
                                                               529,526
Less amounts representing interest..........................    95,344
                                                              --------
Present value of net minimum lease payments.................  $434,182
                                                              ========

(5) COMPREHENSIVE INCOME:

     Shared Communications has adopted SFAS No. 130, Reporting Comprehensive Income, during fiscal year 1999. SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components, however, it had no impact on Shared Communications' net income or total shareholders' equity.

     The components of comprehensive income are as follows:

                                                                             NINE MONTHS ENDED
                                               YEAR ENDED SEPTEMBER 30,           JUNE 30,
                                               ------------------------    ----------------------
                                                 1997          1998           1998         1999
                                               ---------    -----------    ----------    --------
Net income...................................  $592,429     $1,747,754     $1,223,240    $983,603
Other comprehensive income (loss):
  Change in unrealized gain (loss) on
     investments, net of tax (provision)
     benefit of $17,000, $25,600, $(12,400),
     $(48,560), respectively.................    27,118         40,894        (19,765)    (77,571)
  Reclassification for unrealized gains
     (losses) previously included in net
     income, net of tax (provision) benefit
     of $(1,900), $1,700, $(6,100) and
     $(5,600), respectively..................    (2,957)         2,673         (9,752)     (8,912)
                                               --------     ----------     ----------    --------
  Net unrealized gain (loss).................    24,161         43,567        (29,517)    (86,483)
                                               --------     ----------     ----------    --------
  Total comprehensive income.................  $616,590     $1,791,321     $1,193,723    $897,120
                                               ========     ==========     ==========    ========

                      SHARED COMMUNICATIONS SERVICES, INC.

(6) STOCK OPTION PROGRAM:

     Under the terms of Shared Communications' nonqualified stock option plan (the Plan), the board of directors has the authority to determine all matters relating to options to be granted under the Plan, including the selection of individuals to be granted options, number of options granted, the exercise price and the term and vesting period, if any. Employees granted options must agree to remain employed for at least one year from the grant date. All options granted expire after ten years. Transactions under the Plan during fiscal 1997 and 1998 were as follows:

                                                               OPTIONS OUTSTANDING
                                                              ---------------------
                                                               NUMBER      EXERCISE
                                                              OF SHARES     PRICE
                                                              ---------    --------
Balance, September 30, 1996.................................    6,069       $86.75
Grants......................................................    1,632           --
                                                                -----       ------
Balance, September 30, 1997.................................    7,701        86.75
Grants......................................................    1,746           --
Exercises...................................................      (35)          --
Forfeitures.................................................      (61)          --
                                                                -----       ------
Balance, September 30, 1998.................................    9,351       $86.75
                                                                =====       ======

     As of September 30, 1998, all of the options granted were vested, but only 35 options had been exercised. Shared Communications recognized $230,633 and $268,197 of compensation expense relating to the stock options granted for the years ended September 30, 1997 and 1998, respectively. The stock options were granted at strike prices that were below the fair market value of the stock. The options granted during the years ended September 30, 1997 and 1998, were executive compensation.

(7) BENEFIT PLAN:

     Effective on October 1, 1994, Shared Communications adopted a Section 125, cafeteria plan. The plan is available to employees. Cafeteria plan participants are permitted $300 per month after 90 days of service, to be allocated among their benefit selections including possible 401(k) contributions. In addition, the Plan provides for the employer to make matching contributions of two-thirds of the employee 401(k) contributions up to 6% of an individual's compensation after one year of service and 1,000 continuous hours. Contributions made by Shared Communications to this plan were $157,010, $185,956 and $239,228, for the years ended September 30, 1996, 1997 and 1998, respectively.

(8) COMMITMENTS:

  (a) Operating Leases

     Shared Communications leases certain telecommunications equipment, office space, vehicles and equipment that expire in one to four years. Shared Communications' future minimum payments are as follows:

Years Ending September 30:
  1999......................................................  $375,809
  2000......................................................   199,889
  2001......................................................   113,055
  2002......................................................    16,683
                                                              --------
                                                              $705,436
                                                              ========

                      SHARED COMMUNICATIONS SERVICES, INC.

     Rental expense was $177,676 and $303,489, for the years ended September 30, 1997 and 1998, respectively.

     Shared Communications has entered into lease agreements for portions of its new building that expire in one to five years. Rental income was $7,121 and $20,224 for the years ended September 30, 1997 and 1998, respectively. Rental income is expected to be approximately $70,000 in each of the next five years relating to lease agreements that had been entered into as of September 30, 1998.

  (b) Contracts

     Shared Communications entered into a contract with a long-distance provider which extends through February 1999. The contract has a Carrier Transport monthly net usage commitment of $175,000.

(9) INCOME TAXES:

     The components of the provision for income taxes consist of the following:

                                                              YEAR ENDED SEPTEMBER 30,
                                                              -------------------------
                                                                 1997          1998
                                                              ----------    -----------
Current:
  Federal.................................................    $ 834,000     $1,165,000
  State and local.........................................      108,000        151,000
                                                              ---------     ----------
                                                                942,000      1,316,000
                                                              ---------     ----------
Deferred:
  Federal.................................................     (225,000)       221,000
  State and local.........................................      (28,911)        29,000
                                                              ---------     ----------
                                                               (253,911)       250,000
                                                              ---------     ----------
          Total...........................................    $ 688,089     $1,566,000
                                                              =========     ==========

     In March 1997, Shared Communications submitted an application to the Internal Revenue Service to change its method of accounting for unbilled revenue. The method change was approved and is effective for the tax year ended September 30, 1997. Shared Communications is allowed to report the increase in taxable income related to the change over a four-year period.

     The reconciliation of the statutory federal income tax rate to Shared Communications' effective income tax rate is as follows:

                                                                YEAR ENDED
                                                              SEPTEMBER 30,
                                                              --------------
                                                              1997     1998
                                                              -----    -----
                                                              34.0%    34.0%
State and local taxes, net of federal income tax effect.....   6.0      3.8
Nondeductible expenses, including amortization..............  13.4      8.6
Other.......................................................   0.3      0.9
                                                              ----     ----
                                                              53.7%    47.3%
                                                              ====     ====

                      SHARED COMMUNICATIONS SERVICES, INC.

     The components of the net deferred tax assets and liabilities consist of the following:

                                                                    YEAR ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
Deferred tax liabilities:
  Current:
     Change in accounting method for unbilled revenue and
       related service costs................................  $ (68,000)   $(154,000)
                                                              ---------    ---------
  Non-current:
     Property, plant and equipment..........................    (90,000)    (442,000)
     Change in accounting method for unbilled revenue and
       related service costs................................   (194,000)    (154,000)
                                                              ---------    ---------
                                                               (284,000)    (596,000)
                                                              ---------    ---------
          Total deferred tax liabilities....................  $(352,000)   $(750,000)
                                                              ---------    ---------
Deferred tax assets:
  Current:
     Accounts receivable and accrued liabilities............     53,000       94,000
                                                              ---------    ---------
  Non-current:
     Stock options vested...................................    353,000      456,000
     Other..................................................         --        4,000
                                                              ---------    ---------
                                                                353,000      460,000
                                                              ---------    ---------
          Total deferred tax assets.........................    406,000      554,000
                                                              ---------    ---------
     Net deferred tax assets (liabilities)..................  $  54,000    $(196,000)
                                                              =========    =========
Current deferred tax liabilities............................  $ (15,000)   $ (60,000)
Non-current deferred tax assets (liabilities)...............     69,000     (136,000)
                                                              ---------    ---------
                                                              $  54,000    $(196,000)
                                                              =========    =========

(10) EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC
ACCOUNTANTS -- UNAUDITED

     On July 30, 1999, Advanced TelCom Group, Inc. acquired all the outstanding common stock of Shared Communications Services, Inc. for approximately $83.5 million total cash consideration.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              SHARES

                                ATG GROUP, INC.
                                  COMMON STOCK

                      [ADVANCED TELECOM GROUP, INC. LOGO]
                                  ------------

                                   PROSPECTUS

                                            , 2000

                                  ------------

                              SALOMON SMITH BARNEY
                           CREDIT SUISSE FIRST BOSTON
                                LEHMAN BROTHERS
                          FIRST UNION SECURITIES, INC.
                               J.P. MORGAN & CO.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by ATG Group, Inc. in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  52,800
NASD filing fee.............................................  20,500
Nasdaq National Market listing fee..........................       *
Printing and engraving costs................................       *
Legal fees and expenses.....................................       *
Accounting fees and expenses................................       *
Blue Sky fees and expenses..................................  10,000
Transfer Agent and Registrar fees...........................       *
Miscellaneous expenses......................................       *
                                                              ------
          Total.............................................       *
                                                              ======

---------------
* To be provided by amendment.

                            ------------------------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Our Restated Certificate of Incorporation will provide for the indemnification of directors to the fullest extent permissible under Delaware law.

     Our Bylaws will provide for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of ATG, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, we have issued unregistered securities to a limited number of persons as described below.

     - From December 1999 through April 2000, we sold an aggregate of 39,428,471 shares of Series D Preferred Stock to private investors at a purchase price of $4.44 per share for an aggregate purchase price of $175,062,411.20.

     - In connection with our acquisition of NewComm Net, Inc., in September 1999, we issued 1,250,456 shares of our common stock to certain shareholders of NewComm Net, Inc. in exchange for their shares of NewComm Net, Inc.

     - From August 1999 through December 1999, we sold an aggregate of 1,503,880 shares of Series C Preferred Stock for $1.852 per share to private investors for an aggregate purchase price of $2,784,964.70.

     - From November 1998 through December 1999, we sold 67,500,000 shares of Series B Preferred Stock for $1.482 per share to private investors for an aggregate purchase price of $100,000,035.00.

     - In July 1998, we sold 1,350,000 shares of Series A Preferred Stock for $1.482 per share to private investors for an aggregate purchase price of $2,000,000.00.

     - In July 1998, we sold 3,650,050 shares of our common stock to certain of our officers for an aggregate purchase price of $233,600.

     - In April 2000, we issued 171,900 shares of our common stock in our acquisition of all of the outstanding shares of Olympia Networking Services, Inc.

     None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us to information about us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                      DESCRIPTION OF DOCUMENT
  -------                     -----------------------
    1.1*    Form of Underwriting Agreement.
    3.1*    Form of Amended and Restated Certificate of Incorporation of
            the Registrant.
    3.2*    Form of Amended and Restated Bylaws of the Registrant.
    4.1*    Form of Registrant's Common Stock certificate.
    4.2     Second Amended and Restated Registration Rights Agreement.
    5.1*    Opinion of Wilson Sonsini Goodrich & Rosati Professional
            Corporation.
   10.1*    Form of Indemnification Agreement entered into by the
            Registrant with each of its directors and executive
            officers.
   10.2*    1998 Stock Option Plan and forms of agreements thereunder.
   10.3*    2000 Equity Incentive Plan and forms of agreements
            thereunder.
   10.4*    2000 Employee Stock Purchase Plan.
   10.5     Employment Agreement with Clifford G. Rudolph, dated
            November 24, 1999.
   10.6     Employment Agreement with Robert T. Warstler, dated December
            1, 1999.
   10.7     Employment Agreement with Thomas A. Grina, dated December 1,
            1999.
   10.8     Employment Agreement with Curtis E. Wheeling, dated December
            1, 1999.
   10.9     Employment Agreement with Katharine S. Klein, dated December
            1, 1999.

  EXHIBIT
  NUMBER                      DESCRIPTION OF DOCUMENT
  -------                     -----------------------
   10.10*   Carrier Service Agreement dated as of December 31, 1998 by and between Qwest Communications Corporation and Shared
            Communications Services, Inc.
   10.11*   Carrier Agreement dated as of March 14, 1998 by and between
            BellSouth Long Distance, Inc. and Shared Communications
            Services, Inc.
   10.12*   Service Agreement dated as of February 7, 2000 by and
            between Verio and Advanced TelCom Group, Inc.
   10.13*   Master Service Agreement dated as of March 29, 1999 by and between Illuminet, Inc. and Advanced TelCom Group, Inc.
   10.14*   General Supply Agreement dated July 28, 1999 by and between
            Lucent Technologies Inc. and Advanced TelCom Group, Inc.
   10.15*   Clearinghouse Services Agreement dated as of May 1999 by and between SCC Communications Corp. and Advanced TelCom Group,
            Inc.
   10.16*   Software License Agreement dated as of July 26, 1999 by and between Digital Counterpart, Inc. and Advanced TelCom Group,
            Inc.
   10.17*   Lease dated as of April 26, 1999 by and between Stony Point
            East and Advanced TelCom Group, Inc.
   10.18*   Software License and Services Agreement by and between
            Oracle Corporation and Advanced TelCom Group, Inc.
   10.19*   Software License and Services Agreement dated as of March 5,
            1999 by and between Kenan Systems Corporation and Advanced
            TelCom Group, Inc.
   10.20*   General Agreement dated as of January 14, 2000 by and
            between Quintessant Communications, Inc. and Advanced TelCom
            Group, Inc.
   10.21*   Telecommunications Services Agreement dated as of March 11,
            1999 by and between Qwest Communications Corporation and
            Advanced TelCom Group, Inc.
   10.22*   IRU Agreement dated as of December 11, 1998 by and between
            Qwest Communications Corporation and Advanced TelCom Group,
            Inc.
   10.23*   Master Communications Services Agreement dated as of
            September 1999 by and between City of Tacoma, Department of
            Public Utilities, Light Division and Advanced TelCom Group,
            Inc.
   10.24*   Fiber Lease Agreement dated as of November 19, 1999 by and between Sierra Pacific Communications and Advanced TelCom
            Group, Inc.
   10.25*   License Agreement dated as of September 8, 1999 by and
            between the United States of America Department of Energy
            and Advanced TelCom Group, Inc.
   10.26*   Fiber Optic Private Network Agreement dated as of October 1,
            1999 by and between Metromedia Fiber Network Services, Inc.
            and Advanced TelCom Group, Inc.
   10.27*   IRU Agreement dated as of December 11, 1998 by and between
            Qwest Communications Corporation and Advanced TelCom Group,
            Inc.
   10.28*   IRU Agreement dated as of August 4, 1999 by and between
            Cable One, Inc. and Advanced TelCom Group, Inc.
   10.29*   IRU Agreement dated as of March 31, 1999 by and between
            Pacific Fiber Link, Inc. and Advanced TelCom Group, Inc.
   10.30*   Network Service Agreement dated as of October 10, 1994 by
            and between US West Communications, Inc. and Shared
            Communications, Inc.
   10.31*   Letter Agreement dated as of November 29, 1999 by and
            between Quintessant Communications, Inc. and Advanced TelCom
            Group, Inc.

  EXHIBIT
  NUMBER                      DESCRIPTION OF DOCUMENT
  -------                     -----------------------
   21.1     Subsidiaries of Registrant.
   23.1     Consent of KPMG LLP.
   23.2     Consent of Arthur Andersen LLP.
   23.3*    Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
   24.1     Power of Attorney (see pages II-5 and II-6).
   27.1     Financial Data Schedule.

---------------
* To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES

     Schedules have not been provided because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     ATG hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by ATG for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ATG pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, ATG has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ATG of expenses incurred or paid by a director, officer, or controlling person of ATG in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, ATG will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     ATG hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by ATG pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Rosa, State of California, on April 17, 2000.

                                          ATG GROUP, INC.

                                          By: /s/  CLIFFORD G. RUDOLPH
                                            ------------------------------------
                                            Clifford G. Rudolph, Chairman of the
                                              Board, Chief Executive Officer and
                                                          Secretary

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Clifford G. Rudolph and Thomas A. Grina, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                     SIGNATURE                                     TITLE                       DATE
                     ---------                                     -----                       ----

              /s/ CLIFFORD G. RUDOLPH                Chairman of the Board, Chief         April 17, 2000
---------------------------------------------------    Executive Officer and Secretary
                Clifford G. Rudolph                    (principal executive officer)

                /s/ THOMAS A. GRINA                  Senior Vice President and Chief      April 17, 2000
---------------------------------------------------    Financial Officer (principal
                  Thomas A. Grina                      financial officer)

                /s/ ERIC E. RUSSELL                  Vice President and Controller        April 17, 2000
---------------------------------------------------    (principal accounting officer)
                  Eric E. Russell

                 /s/ ROBERT BENBOW                   Director                             April 17, 2000
---------------------------------------------------
                   Robert Benbow

               /s/ WILLIAM S. PRICE                  Director                             April 17, 2000
---------------------------------------------------
                 William S. Price

                     SIGNATURE                                     TITLE                       DATE
                     ---------                                     -----                       ----
                /s/ JOHN G. PUENTE                   Director                             April 17, 2000
---------------------------------------------------
                  John G. Puente

                 /s/ JOHN WATKINS                    Director                             April 17, 2000
---------------------------------------------------
                   John Watkins

               /s/ BLAIR P. WHITAKER                 Director                             April 17, 2000
---------------------------------------------------
                 Blair P. Whitaker

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                      DESCRIPTION OF DOCUMENT
  -------                     -----------------------
    1.1*    Form of Underwriting Agreement.
    3.1*    Form of Amended and Restated Certificate of Incorporation of
            the Registrant.
    3.2*    Form of Amended and Restated Bylaws of the Registrant.
    4.1*    Form of Registrant's Common Stock certificate.
    4.2     Second Amended and Restated Registration Rights Agreement.
    5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation.
   10.1*    Form of Indemnification Agreement entered into by the
            Registrant with each of its directors and executive
            officers.
   10.2*    1998 Stock Option Plan and forms of agreements thereunder.
   10.3*    2000 Equity Incentive Plan and forms of agreements
            thereunder.
   10.4*    2000 Employee Stock Purchase Plan.
   10.5     Employment Agreement with Clifford G. Rudolph, dated
            November 24, 1999.
   10.6     Employment Agreement with Robert T. Warstler, dated December
            1, 1999.
   10.7     Employment Agreement with Thomas A. Grina, dated December 1,
            1999.
   10.8     Employment Agreement with Curtis E. Wheeling, dated December
            1, 1999.
   10.9     Employment Agreement with Katharine S. Klein, dated December
            1, 1999.
   10.10*   Carrier Service Agreement dated as of December 31, 1998 by and between Qwest Communications Corporation and Shared
            Communications Services, Inc.
   10.11*   Carrier Agreement dated as of March 14, 1998 by and between
            BellSouth Long Distance, Inc. and Shared Communications
            Services, Inc.
   10.12*   Service Agreement dated as of February 7, 2000 by and
            between Verio and Advanced TelCom Group, Inc.
   10.13*   Master Service Agreement dated as of March 29, 1999 by and between Illuminet, Inc. and Advanced TelCom Group, Inc.
   10.14*   General Supply Agreement dated July 28, 1999 by and between
            Lucent Technologies Inc. and Advanced TelCom Group, Inc.
   10.15*   Clearinghouse Services Agreement dated as of May 1999 by and between SCC Communications Corp. and Advanced TelCom Group,
            Inc.
   10.16*   Software License Agreement dated as of July 26, 1999 by and between Digital Counterpart, Inc. and Advanced TelCom Group,
            Inc.
   10.17*   Lease dated as of April 26, 1999 by and between Stony Point
            East and Advanced TelCom Group, Inc.
   10.18*   Software License and Services Agreement by and between
            Oracle Corporation and Advanced TelCom Group, Inc.
   10.19*   Software License and Services Agreement dated as of March 5,
            1999 by and between Kenan Systems Corporation and Advanced
            TelCom Group, Inc.
   10.20*   General Agreement dated as of January 14, 2000 by and
            between Quintessant Communications, Inc. and Advanced TelCom
            Group, Inc.
   10.21*   Telecommunications Services Agreement dated as of March 11,
            1999 by and between Qwest Communications Corporation and
            Advanced TelCom Group, Inc.
   10.22*   IRU Agreement dated as of December 11, 1998 by and between
            Qwest Communications Corporation and Advanced TelCom Group,
            Inc.

  EXHIBIT
  NUMBER                      DESCRIPTION OF DOCUMENT
  -------                     -----------------------
   10.23*   Master Communications Services Agreement dated as of
            September 1999 by and between City of Tacoma, Department of
            Public Utilities, Light Division and Advanced TelCom Group,
            Inc.
   10.24*   Fiber Lease Agreement dated as of November 19, 1999 by and between Sierra Pacific Communications and Advanced TelCom
            Group, Inc.
   10.25*   License Agreement dated as of September 8, 1999 by and
            between the United States of America Department of Energy
            and Advanced TelCom Group, Inc.
   10.26*   Fiber Optic Private Network Agreement dated as of October 1,
            1999 by and between Metromedia Fiber Network Services, Inc.
            and Advanced TelCom Group, Inc.
   10.27*   IRU Agreement dated as of December 11, 1998 by and between
            Qwest Communications Corporation and Advanced TelCom Group,
            Inc.
   10.28*   IRU Agreement dated as of August 4, 1999 by and between
            Cable One, Inc. and Advanced TelCom Group, Inc.
   10.29*   IRU Agreement dated as of March 31, 1999 by and between
            Pacific Fiber Link, Inc. and Advanced TelCom Group, Inc.
   10.30*   Network Service Agreement dated as of October 10, 1994 by
            and between US West Communications, Inc. and Shared
            Communications, Inc.
   10.31*   Letter Agreement dated as of November 29, 1999 by and
            between Quintessant Communications, Inc. and Advanced TelCom
            Group, Inc.
   21.1     Subsidiaries of Registrant.
   23.1     Consent of KPMG LLP.
   23.2     Consent of Arthur Andersen LLP.
   23.3*    Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
   24.1     Power of Attorney (See pages II-5 and II-6).
   27.1     Financial Data Schedule.

---------------
* To be filed by amendment.